Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190718

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26, 2014

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 19, 2013)

$

Seaspan Corporation

    % Notes due 2019

We are offering $         aggregate principal amount of our     % Notes due April     , 2019 (the “Notes” or our “Notes”).

We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $         aggregate principal amount of the Notes.

The Notes will bear interest from the date of original issue until maturity at a rate of     % per year. Interest will be payable quarterly in arrears on the 30th day of January, April, July and October of each year, commencing on July 30, 2014. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

We intend to apply to have the Notes listed on the New York Stock Exchange. Currently, there is no public market for the Notes.

The Notes will be our unsubordinated unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt as well as to existing and future debt of our subsidiaries.

Investing in the Notes involves a high degree of risk. The Notes have not been rated. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price	$		$
Underwriting Discount and Commissions(1)		$(2)	$
Proceeds to Us (Before Expenses)(3)		$(2)	$

(1)	We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $ aggregate principal amount of the Notes. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $ and total proceeds to us before other expenses will be $ .
(2)	For sales to retail investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. For sales to institutional investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. See “Underwriting.”
(3)	Excludes the amount payable to Sterne, Agee & Leach, Inc. as a structuring fee in connection with the offering. See “Underwriting.”

Delivery of our Notes is expected to be made in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about April     , 2014.

Sole Book-Running Manager and Structuring Agent

Sterne Agee

Co-Managers

BB&T Capital Markets
DNB Markets
Incapital
Janney Montgomery Scott
Ladenburg Thalmann & Co. Inc.
Wunderlich Securities

Maxim Group LLC
National Securities Corporation
Santander

March     , 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to constitute a part of this prospectus except as so modified or superseded.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries. References to our Manager are to Seaspan Management Services Limited and its wholly-owned subsidiaries, which provide us with all of our technical, administrative and strategic services, and which we acquired in January 2012.

References to shipbuilders are as follows:

SHIPBUILDER	REFERENCE
CSBC Corporation, Taiwan	CSBC
Hyundai Heavy Industries Co., Ltd.	HHI
Jiangsu New Yangzi Shipbuilding Co., Ltd.	New Jiangsu
Jiangsu Yangzi Xinfu Shipbuilding Co., Ltd.	Jiangsu Xinfu

References to customers are as follows:

CUSTOMER	REFERENCE
China Shipping Container Lines (Asia) Co., Ltd.(1)	CSCL Asia
Compañia Sud Americana De Vapores S.A.	CSAV
COSCO Container Lines Co., Ltd.(2)	COSCON
Hanjin Shipping Co., Ltd.	Hanjin
Hapag-Lloyd AG	Hapag-Lloyd
Hapag-Lloyd USA, LLC	HL USA
Kawasaki Kisen Kaisha Ltd.	K-Line
Mediterranean Shipping Company S.A.	MSC
Mitsui O.S.K. Lines, Ltd.	MOL
Yang Ming Marine Transport Corp.	Yang Ming Marine

(1)	A subsidiary of China Shipping Container Lines Co., Ltd., or CSCL.
(2)	A subsidiary of China COSCO Holdings Company Limited.

S-i

S-ii

ALTERNATIVE SETTLEMENT DATE

It is expected that delivery of the Notes will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the initial pricing date of the Notes or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

S-iii

SUMMARY

This summary highlights important information contained elsewhere in this prospectus supplement and the accompanying base prospectus. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference to understand fully our business and the terms of our Notes, as well as tax and other considerations that are important to you in making your investment decision. You should consider carefully the “Risk Factors” section beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying base prospectus to determine whether an investment in our Notes is appropriate for you. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. When used in this prospectus supplement, the term “ROFR Vessels” refers to the five 10000 TEU vessels we ordered in September 2013 and the one 10000 TEU vessel we ordered in December 2013, all to be chartered to MOL. The ROFR Vessels are scheduled for delivery in 2015 and remain subject to allocation under our right of first refusal agreement with Greater China Intermodal Investments LLC, or GCI, which is our investment partnership established with an affiliate of global asset manager The Carlyle Group, or Carlyle, and others. For purposes of this prospectus supplement and unless otherwise set forth herein, we have assumed that, following allocation under the right of first refusal, we will own three of the vessels and GCI will own the remaining three vessels. The ultimate allocation of the vessels between us and GCI may differ from our assumption.

Our Company

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We operate a fleet of 72 containerships (including eight vessels under long-term leases), and we have entered into contracts for the purchase of an additional 15 newbuilding containerships, which have scheduled delivery dates through May 2016. All 15 of these newbuilding containerships will commence operation under long-term, fixed-rate charters upon delivery. The average age of the 72 vessels in our operating fleet is approximately seven years.

Customers for our current operating fleet are COSCON, CSAV, CSCL Asia, Hanjin, HL USA, Hapag-Lloyd, K-Line, MSC and MOL. The customers for the 15 newbuilding containerships that are subject to charter contracts are Hanjin, MOL and Yang Ming Marine. Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. The charters on the 72 vessels in our operating fleet have an average remaining term of approximately five years, excluding the effect of charterers’ options to extend certain time charters.

In January 2012, we acquired our Manager, which provides us with all of our technical, administrative and strategic services. Our Manager also manages a limited number of vessels for related parties.

New Vessel Contracts

Our primary objective is to continue to grow our business through accretive vessel acquisitions focused on increasing cash flow as market conditions allow.

We have contracted to purchase 15 newbuilding containerships, which have scheduled delivery dates through May 2016. These vessels consist of the following, excluding our ROFR Vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter(1)	Charterer	Scheduled Delivery Date	Shipbuilder
Hull No. 985	10000	10 years + one 2-year option	Hanjin	2014	Jiangsu Xinfu
Hull No. 993	10000	10 years + one 2-year option	Hanjin	2014	New Jiangsu
Hull No. 1006	10000	8 years + one 2-year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 1008	10000	8 years + one 2-year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 2638	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2640	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2642	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2643	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2645	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2647	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 1037	14000	Minimum 6 years to maximum of 10 years + one 2-year option	Yang Ming Marine	2016	CSBC
Hull No. 1039	14000	Minimum 6 years to maximum of 10 years + one 2-year option	Yang Ming Marine	2016	CSBC

(1)	Each charter is scheduled to begin upon delivery of the vessel to the charterer.

The ROFR Vessels are 10000 TEU vessels which will be built by shipbuilders New Jiangsu and Jiangsu Xinfu and are scheduled for delivery in 2015.

The following chart indicates the estimated number of owned, leased and managed vessels in our fleet based on scheduled delivery dates as of March 20, 2014, including the ROFR Vessels:

	Scheduled for the year ended December 31,
	2014	2015	2016
Owned and leased vessels, beginning of year	71	76	85
Deliveries	5	9	2

Total, end of year	76	85	87
Managed vessels, beginning of year	2	6	15
Deliveries	4	9	3

Total, end of year	6	15	18
Total Fleet	82	100	105
Approximate Total Capacity (TEU)	513,500	733,500	803,500

Market Opportunity

We believe that there is an opportunity for shipowners with access to capital to acquire vessels at attractive prices and employ them in a manner that will generate attractive returns on capital and is accretive to cash flow. Due to the financial constraints of shipowners and lower rates of growth in global trade, orders for newbuilding containerships, as a percentage of the global fleet, have declined since peaking in 2008. The current orderbook represents approximately 22% of global fleet capacity and is heavily weighted towards larger post-panamax vessels greater than 8000 TEU. We believe demand for large fuel-efficient ships will remain strong as container liner companies seek to reduce costs and achieve operating efficiencies, creating opportunities for shipowners with the necessary operational and financial capabilities.

We intend to continue to expand our fleet primarily through entering into newbuilding contracts with shipyards, but believe that there will also be select opportunities to acquire existing or newbuilding vessels from other shipowners, shipbuilders due to defaulting purchasers under construction contracts, or banks and other lessors that may acquire vessels upon borrower or lessee defaults. We believe we are well positioned to take advantage of current market opportunities. We believe that we will be able to fund the remaining payments for the containerships that we have contracted to purchase through the availability under our credit facilities, including future credit facilities, current cash balances and operating cash flow.

We may seek to undertake additional acquisitions of high-quality newbuilding or secondhand vessels through asset or business acquisitions, and we regularly consider potential opportunities. In evaluating these opportunities, we consider, among other things, the size of the vessels and the tenor of the related time charters relative to those in our existing fleet. We anticipate that we would fund the purchase price for any secondhand vessels we may acquire primarily through the assumption of debt, with the balance funded through borrowings under our existing credit facilities, cash, other financings or a combination thereof. There is no assurance that we will be able to acquire any of the containerships opportunities we are evaluating.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on the opportunities in the containership industry, including the following:

•	Scale, Diversity and High Quality of Our Fleet. We are one of the largest independent charter owners and managers of containerships and believe that the size of our fleet appeals to our customers and provides us cost savings through volume purchases and leverage in negotiating newbuilding contracts and accessing shipyard berths. Our operating fleet of 72 containerships has an average age of approximately seven years, which is significantly below the industry average of approximately 11 years. Our newbuilding containerships also will be subject to our high standards for design, construction quality and maintenance. The vessels in our current operating fleet range in size from 2500 TEU to 13100 TEU, and our 13100 TEU containerships are among the largest containerships in operation. All of our newbuilding containerships under construction are 10000 TEU and 14000 TEU containerships. We believe that our operational cost savings and leverage with shipyards is further enhanced by our investment in GCI.

•	Strong, Long-Term Relationships with High-Quality Customers, Including Leading Asian Container Liner Companies. We have developed strong relationships with our customers, which include leading container liner companies. We believe we are the largest charterer of containerships to China, and we anticipate that Asian demand for containerships will continue to rebound and grow following the recent worldwide economic downturn. We attribute the strength of our customer relationships in part to our consistent operational quality, customer oriented service and historical average utilization of approximately 99% since our initial public offering, or IPO, in 2005.

•

Enhanced Stability of Cash Flows Through Long-Term, Fixed-Rate Time Charters. Our vessels are primarily subject to long-term, fixed-rate time charters, which have an average remaining term of approximately five years. As a result, substantially all of our revenue is protected from the volatility of spot rates and short-term charters. To further promote cash flow stability, we have primarily placed newbuilding orders and purchased secondhand vessels when we have concurrently entered into long-term time charters with our customers. As at March 20, 2014, excluding any extensions of our time charters, we had an aggregate of approximately $6.2 billion of contracted future minimum revenue under existing fixed-rate time charters and interest income from sales-type capital leases. Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. The contracted time charter revenue attributable to these three vessels is approximately $0.5 billion.

•	Proven Ability to Source Capital for Growth. Since our IPO in 2005, we have successfully accessed capital to grow our fleet. Including our IPO, we have raised approximately $2.6 billion in public and private issuances of equity securities. In addition, we have secured credit and lease facilities with aggregate outstanding borrowings and commitments of $4.8 billion as of December 31, 2013. We also accessed capital during the recent worldwide economic downturn, including raising preferred share equity and entering into sale-leaseback financings. We expect to fund our remaining capital expenditures for these newbuilding vessels with our cash, availability under credit facilities associated with the newbuilding vessels and new debt financing that we expect to arrange in advance of vessel deliveries. We intend to continue to access existing capital, and to seek new sources of capital, to cost-effectively maintain and grow our fleet over the long term.

•	Significant Delivered Fleet Growth. We have significantly grown our fleet since our IPO in August 2005. At that time, we had an operating fleet of 10 vessels with another 13 vessels on order, aggregating 116,950 TEU. We now have 72 vessels in operation and 15 newbuilding containerships on order, aggregating 606,300 TEU, an increase since our IPO of 418% in TEU capacity. The aggregate capacity of these 15 newbuilding vessels that we have contracted to purchase, with scheduled delivery dates through May 2016, represents approximately 43% of the aggregate capacity of our vessels currently in operation. We believe that our longstanding relationships with key constituents in the containership industry, including container liner companies, shipbuilders and shipping banks, as well as our investment in GCI, will enable us to continue sourcing newbuilding and secondhand vessel acquisition opportunities at terms attractive to us.

•	Experienced Management. Our chief executive officer, chief operating officer and chief financial officer have over 60 years of combined professional experience in the shipping industry, and they have experience managing shipping companies through several economic cycles. The members of our management team have prior experience with many companies in the international ship management industry, such as China Merchants Group, Neptune Orient Lines, APL Limited, Safmarine Container Lines and Columbia Ship Management, and provide expertise across commercial, technical, financial and other functional management areas of our business. The acquisition of our Manager in January 2012 provides us direct control over these functions.

Our Business Strategies

We seek to continue to expand our business and increase our cash flow by employing the following business strategies:

•	Pursuing Long-Term, Fixed-Rate Charters. We intend to continue to primarily employ our vessels under long-term, fixed-rate charters, which contribute to the stability of our cash flows. In addition, container liner companies typically employ long-term charters for strategic expansion into major trade routes, while using spot charters for shorter term discretionary needs. To the extent container liner companies expand their services into major trade routes, we believe we are well positioned to participate in their growth.

•

Expanding and Diversifying Our Customer Relationships. Since our IPO, we have increased our customer base from two to 10 customers and have expanded our revenue from existing customers. We intend to continue to expand our existing customer relationships and to add new customers to the extent container liner companies increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes. We believe that we will benefit from the expected growth of worldwide container shipping demand, especially in certain markets that we believe have high growth potential, such as Asia, where we have strong customer relationships. We also believe that our experience in working with container liner companies to provide ship design, construction supervision and chartering services will improve our ability to secure new customers.

•	Actively Acquiring Newbuilding and Secondhand Vessels. We have increased, and intend to further increase, the size of our fleet through selective acquisitions of new and secondhand containerships that we believe will be accretive to our cash flow. We believe that entering into newbuilding contracts will continue our long-term fleet growth and provide modern vessels to our customers. In addition, we intend to continue to selectively consider any nearer-term growth opportunities to acquire high-quality secondhand vessels, primarily either with existing long-term charters or where we can enter into long-term charters concurrently with the acquisitions. We also intend to consider appropriate (a) partnering opportunities that would allow us to seek to capitalize on opportunities in the newbuilding and secondhand markets with more modest investments and (b) business acquisitions, as well as the potential sale of any older vessels in our fleet as part of fleet renewal.

•	Maintaining Efficient Capital Structure. We intend to pursue a financial strategy that aims to preserve our financial flexibility and achieve a low cost of capital so that we may take advantage of acquisition and expansion opportunities in the future while also meeting our existing obligations.

An investment in our Notes involves risks. Our growth depends on our ability to make accretive vessel acquisitions, expand existing and develop new relationships with charterers and obtain new charters. Substantial competition may hamper our business strategy. Our growth also depends upon continued growth in demand for containerships. A reduction in demand for containerships, increased competition or an inability to make accretive vessel acquisitions may lead to reductions and volatility in charter hire rates and profitability. In addition, we may be unable to realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results. Before investing in our Notes, you should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying base prospectus.

Recent Developments

Delivery of Newbuilding Containership

On March 20, 2014, we accepted delivery of a 10000 TEU containership, the Hanjin Buddha, which was constructed by New Jiangsu using our fuel-efficient SAVER design. This is the first SAVER design vessel in our operating fleet. The Hanjin Buddha commenced a ten-year, fixed-rate time charter with Hanjin on March 25, 2014 and is the first of a total of three vessels we expect to be chartered to Hanjin. This vessel expands our operating fleet to 72 vessels.

Carlyle Shipping-Focused Investment Vehicle

In March 2011, we invested in GCI, which intends to invest up to $900 million equity capital in containership assets, primarily newbuilding vessels strategic to the People’s Republic of China, Taiwan, Hong Kong and Macau, or Greater China. We believe that the combination of our expertise and relationships in the containership market and Carlyle’s financial resources, global business network and access to capital enhance our ability to take advantage of growth opportunities in the containership market.

Although pricing has recently been increasing, we believe there exists significant excess capacity in Asian shipyards, and that, as a result of this excess capacity, shipyards are willing to provide pricing and design concessions for large newbuilding construction orders in the near term. The size of these orders likely exceeds the size of orders we would be able or willing to make on our own. As a result, we view our participation in GCI as a means of diversifying our capital sources and cost-effectively expanding our fleet. We believe that the combined scale of our business with GCI allows us to realize volume discounts for newbuilding orders, negotiate design improvements from shipyards and obtain more attractive vessel financing than we would otherwise be able to achieve on our own, thereby creating a competitive advantage for us. In addition, we believe we will benefit from additional operational economies of scale as we manage GCI’s existing and, once delivered, newbuilding vessels.

We believe that all of GCI’s containership investment opportunities identified by Gerry Wang, our chief executive officer and the chairman of the board of managers of GCI, will be subject to our right of first refusal agreement with GCI. We may exercise this right until March 31, 2015, unless it is terminated earlier as the result of certain triggering events, including if we exercise this right for more than 50% of the aggregate vessels subject to the right prior to specified dates. In addition, we have rights of first offer relating to certain containerships that GCI may propose to sell or dispose of.

GCI will invest up to $900 million equity capital in containership assets, of which we committed up to $100 million. As of December 31, 2013, we had an ownership interest in GCI of approximately 10% and our investment in GCI totaled approximately $4.3 million. Since GCI’s formation, we have ordered 32 newbuilding vessels and four existing vessels, of which 15 have been allocated to us and 15 to GCI and the six ROFR Vessels remain subject to allocation in relation to the right of first refusal agreement with GCI. For additional information about GCI and the right of first refusal, please read “Certain Relationships and Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle.”

Corporate Information

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in our Notes. Our agent for service of process is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

THE OFFERING

Issuer	Seaspan Corporation

Securities Offered	$ million aggregate principal amount (plus up to an additional $ million aggregate principal amount) of our % Notes due April , 2019 issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

For a detailed description of our Notes, please read “Description of Notes.”

Maturity Date	Our Notes will mature on April , 2019.

Interest Payment Dates	January 30, April 30, July 30 and October 30 commencing July 30, 2014.

Interest Rate	Our Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears.

Ranking	Our Notes will be our unsubordinated unsecured obligations. Our Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. Our Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt as well as to existing and future debt of our subsidiaries.

No Security or Guarantees	None of our obligations under our Notes will be secured by collateral or guaranteed by any of our other affiliates or any other persons.

Covenants	The indenture governing our Notes contains certain covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”

“Reopening” of Notes	We may “reopen” our Notes at any time without the consent of the holders of our Notes and issue additional notes with the same terms as our Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with our Notes.

Use of Proceeds	We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full), for general corporate purposes, which may include funding vessel acquisitions and repayment of indebtedness under our outstanding credit facilities. Please read “Use of Proceeds.”

Ratings	The securities will not be rated by any nationally recognized statistical rating organization.

Listing	We intend to file an application to list our Notes on The New York Stock Exchange, or NYSE. If the application is approved, trading of our Notes on NYSE is expected to begin within 30 days after the original issue date of our Notes. The underwriters have advised us that they intend to make a market in our Notes prior to commencement of any trading on NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for our Notes will develop prior to commencement of trading on NYSE or, if developed, will be maintained.

Form	Our Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus supplement. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, please read “Description of Notes—Book-Entry System; Delivery and Form” in this prospectus supplement.

Additional Amounts; Tax Redemption	Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a relevant taxing authority with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

In the event of certain developments affecting taxation, we may redeem the Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Settlement	Delivery of our Notes offered hereby will be made against payment therefor on or about April , 2014. Please read “Alternative Settlement Date.”

Risk Factors	An investment in our Notes involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying base prospectus to determine whether an investment in our Notes is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our summary historical financial and operating data.

The summary historical consolidated financial has been prepared on the following basis:

•	The historical consolidated financial data as at December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission, or the SEC, on March 11, 2014, and incorporated by reference into this prospectus.

•	The historical consolidated financial data as at December 31, 2011 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 19, 2013.

The following table should be read together with, and is qualified in its entirety by reference to, our financial statements and the notes thereto incorporated by reference into this prospectus, as well as the notes to the table in the section of this prospectus entitled “Selected Historical Consolidated Financial and Operating Data.” Certain information has been reclassified to conform with the financial statement presentation adopted in 2012.

	YEAR ENDED DECEMBER 31,
	2011	2012	2013
Statements of operations data (in thousands of dollars):
Revenue	$565,610	$660,794	$677,090
Operating expenses:
Ship operating	135,696	138,655	150,105
Depreciation and amortization	140,354	165,541	172,459
General and administrative	16,818	24,617	34,783
Operating lease	—	3,145	4,388
(Gain) loss on vessels	16,237	(9,773)	—

Operating earnings	256,505	338,609	315,355
Other expenses (income):
Interest expense	50,849	71,996	60,496
Interest income	(854)	(1,190)	(2,045)
Undrawn credit facility fee	4,282	1,516	2,725
Amortization of deferred charges	3,421	8,574	9,477
Refinancing expenses and costs	—	—	4,038
Change in fair value of financial instruments(1)	281,027	135,998	(60,504)
Equity loss on investment	1,180	259	670
Other expenses	—	151	1,470

Net earnings (loss)	$(83,400)	$121,305	$299,028

Earnings (loss) per share:
Class A common share, basic	$(2.04)	$0.84	$3.36
Class A common share, diluted	(2.04)	0.81	2.93

	YEAR ENDED DECEMBER 31,
	2011	2012	2013

Statements of cash flows data (in thousands of dollars):
Cash flows provided by (used in):
Operating activities	$239,864	$311,183	$328,644
Financing activities	832,293	(181,364)	62,491
Investing activities(2)	(625,253)	(229,564)	(296,133)

Selected balance sheet data (at year end, in thousands of dollars):
Cash and cash equivalents(2)	$481,123	$381,378	$476,380
Current assets(2)	519,998	463,930	600,113
Vessels(3)	4,697,249	4,863,273	4,992,271
Total assets	5,447,716	5,650,853	5,947,761
Long-term debt	2,995,729	3,090,944	3,241,618
Share capital(4)	838	804	882
Total shareholders’ equity	1,183,425	1,218,567	1,571,705
Other data:
Number of vessels in operation at year end	65	69	71
TEU capacity at year end	352,700	405,100	414,300
Fleet utilization rate(5)	99.3%	98.9%	98.0%

(1)	All of our interest rate swap agreements and swaption agreements are marked to market and the changes in the fair value of these instruments are recorded in earnings.
(2)	The balance sheet and cash flow data for 2012 has been recast to separately present balances of and movement in restricted cash, included in other assets, from cash and cash equivalents. This reclassification, which is immaterial, had no impact on the consolidated statement of operations data.
(3)	Vessel amounts include the net book value of vessels in operation and vessels under construction.
(4)	For a description of our capital stock, please read “Description of Capital Stock.”
(5)	Fleet utilization is based on the number of operating days divided by the number of ownership days during the period.

RISK FACTORS

Any investment in our Notes involves a high degree of risk. You should consider carefully the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this document before making an investment in our Notes. If any of these risks were to occur, our business, financial condition and operating results could be harmed, which may lower the trading price of our Notes. You may lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Risks of Investing in our Notes

Your investment in our Notes is subject to our credit risk.

Our Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of a third party. Our Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on our Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of our Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of our Notes.

Our substantial debt levels and vessel lease obligations may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Assuming we completed this offering on December 31, 2013, after giving effect to the issuance of our Notes and the application of the estimated net proceeds of the offering, we would have had approximately $         billion outstanding under our credit facilities and lease obligations of approximately $0.6 billion. These amounts outstanding under our credit facilities and our lease obligations will further increase following the completion of our acquisition of the 15 newbuilding containerships that we have contracted to purchase. For the 15 newbuilding containerships that we have contracted to purchase, we have entered into additional credit facilities for five of the vessels and plan to enter into additional credit facilities or lease obligations to finance the remaining 10 vessels. Our level of debt and vessel lease obligations could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt or make our lease payments, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and vessel lease obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and vessel lease obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Our subsidiaries conduct a significant portion of our operations and own certain of our operating assets, and your right to receive payments on our Notes is effectively subordinated to the rights of the lenders of our subsidiaries.

Our subsidiaries conduct a significant portion of our operations and own certain of our operating assets. As a result, our ability to make required payments on our Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under our Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on our Notes or to make funds available for that purpose. Our Notes will not be guaranteed by any of our subsidiaries.

The rights of holders of our Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. Our Notes will be effectively junior to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of December 31, 2013, our subsidiaries had $0.8 billion of outstanding debt and capital lease obligations and vessels with a net book value of $1.0 billion. In addition, the indenture under which our Notes will be issued will permit us and our subsidiaries to incur additional debt without any limitation.

We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

Our Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on our Notes. Assuming we had completed this offering on December 31, 2013, after giving effect to the issuance of our Notes and the application of the estimated net proceeds of the offering, we would have had an aggregate of approximately $3.7 billion of secured debt outstanding. Please read “Description of Other Indebtedness.” We will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to our Notes.

Our Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

Our Notes are a new issuance of securities with no established trading market. We intend to apply to list our Notes on NYSE, but there can be no assurance that NYSE will accept our Notes for listing. Even if our Notes are approved for listing by NYSE, an active trading market on NYSE for our Notes may not develop or, even if it develops, may not last, in which case the trading price of our Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on NYSE, our Notes may trade at prices lower than the offering price. The trading price of our Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares of our Notes pending any listing of the shares on NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our Notes have not been rated, and ratings of any other of our securities may affect the trading price of our Notes.

We have not sought to obtain a rating for our Notes, and our Notes may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to our Notes or that we may elect to obtain a rating of our Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to our Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for our Notes, could adversely affect the market for, or the market value of, our Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including our Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of our Notes may not reflect all risks related to us and our business, or the structure or market value of our Notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. We currently expect to use the net proceeds from this offering for general corporate purposes, which may include funding vessel acquisitions and repayment of indebtedness under our outstanding credit facilities. Please read “Use of Proceeds.”

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of The Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have no operations in the United States. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

There are limited restrictions in the indenture governing the Notes restricting our ability to pay dividends on our Class A common shares or our preferred shares or to engage in share repurchase programs.

Historically, we have used significant amounts of cash to pay dividends on our Class A common shares and our preferred shares. We also engage in share repurchase programs, such as our repurchase plans for our Series C preferred shares and our Class A common shares. We expect to continue this dividend and share repurchase activity, and the only restrictions in the indenture governing the Notes on our ability to do so in the future are in the event we are in Default (as defined in the Notes) or if such payment would cause us to be in Default (as defined in the Notes).

Risks Inherent in Our Business

Our ability to obtain additional debt financing for future acquisitions of vessels may depend upon the performance of our then existing charters and the creditworthiness of our customers.

The actual or perceived credit quality of our customers, and any defaults by them, may materially affect our ability to obtain funds we may require to purchase vessels in the future or for general corporate purposes, or may significantly increase our costs of obtaining such funds. Our inability to obtain additional financing at attractive rates, if at all, could harm our business, results of operations and financial condition.

We will be required to make substantial capital expenditures to complete the acquisition of our newbuilding containerships and any additional vessels we acquire in the future, which may result in increased financial leverage, dilution of our equity holders’ interests or our decreased ability to pay interest and principal on our Notes.

We have contracted to purchase an additional 15 newbuilding containerships with scheduled delivery dates through May 2016. The total purchase price of the 15 containerships remaining to be paid is estimated to be approximately $1.2 billion. Our obligation to purchase the 15 containerships is not conditional upon our ability to obtain financing for such purchases. We intend to significantly expand the size of our fleet beyond our existing contracted vessel program. The acquisition of additional newbuilding or existing containerships or businesses will require significant additional capital expenditures.

To fund existing and future capital expenditures, we intend to use cash from operations, incur borrowings, raise capital through the sale of additional securities, enter into other sale-leaseback or financing arrangements, or use a combination of these methods. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant shareholder dilution. Our ability to obtain or access bank financing or to access the capital markets for future debt or equity financings may be limited by our financial condition at the time of any such financing or offering and covenants in our credit facilities, as well as by adverse market conditions. To the extent that we enter into newbuilding or other vessel acquisition contracts prior to entering into charters for such vessels, our ability to obtain new financing for such vessels may be limited and we may be required to fund all or a portion of the cost of such acquisitions with our existing capital resources. Our failure to obtain funds for our capital expenditures at attractive rates, if at all, could harm our business, results of operations, financial condition and ability to pay interest and principal on our Notes.

Over the long term, we will be required to make substantial capital expenditures to preserve the operating capacity of our fleet.

We must make substantial capital expenditures over the long-term to preserve the operating capacity of our fleet. If we do not retain funds in our business in amounts necessary to preserve the operating capacity of our fleet, over the long-term our fleet and related charter revenues may diminish and we will not be able to continue to refinance our indebtedness. At some time in the future, as our fleet ages, we will likely need to retain additional funds, on an annual basis, to provide reasonable assurance of maintaining the operating capacity of our fleet over the long-term. There are several factors that will not be determinable for a number of years, but which our board of directors will consider in future decisions about the amount of funds to be retained in our business to preserve our capital base.

We may experience greater operating cost volatility as a result of the acquisition of our Manager.

In January 2012, we acquired our Manager. The acquisition of our Manager has increased our control over access to the services our Manager provides on a long-term basis. We previously paid fees to our Manager for technical services on a fixed basis, which fees were adjusted every three years. Technical services include managing crewing and day-to-day vessel operations, arranging general vessel maintenance, ensuring regulatory compliance and classification society compliance, purchasing stores, supplies, spares and lubricating oil, and attending to all other technical matters necessary to run our fleet. Prior to our acquisition of our Manager, we paid our Manager fixed fees for vessel construction supervision services. As a result of the acquisition of our Manager, our operating costs vary more directly with the actual cost, set by the market, of providing these services for our fleet. Our ship operating expenses have been increasing due primarily to higher crewing compensation costs and additional expenses as vessels age. Increased costs for technical services, including crewing, or construction supervision services could harm our business, results of operations, financial condition and ability to pay interest and principal on our Notes.

Restrictive covenants in our credit and lease facilities and in our preferred shares impose financial and other restrictions on us, which may limit, among other things, our ability to borrow funds under such facilities.

To borrow funds under our credit facilities, we must, among other things, meet specified financial covenants. For example, under certain of our existing credit facilities, we are prohibited from incurring total borrowings in an amount greater than 65% of our total assets and we must also ensure that certain interest coverage, and interest and principal coverage ratios are met. Total borrowings and total assets are terms defined in our credit facilities and differ from those used in preparing our consolidated financial statements, which are prepared in accordance with U.S. GAAP. To the extent we are not able to satisfy the requirements in our credit facilities, we may not be able to borrow additional funds under the facilities, and if we are not in compliance with specified financial ratios or other requirements, we may be in breach of the facilities, which could require us to repay outstanding amounts. We may also be required to prepay amounts borrowed under our credit facilities if we, or in certain circumstances, our customers, experience a change of control.

Our credit and lease facilities impose operating and financial restrictions on us and require us to comply with certain financial covenants. These restrictions and covenants limit our ability to, among other things:

•	pay dividends if an event of default has occurred and is continuing under one of our credit facilities or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness under the credit facilities or otherwise, including through the issuance of guarantees;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan; or

•	merge or consolidate with, or transfer all or substantially all our assets to, another person.

Accordingly, we may need to seek consent from our lenders or lessors in order to engage in some corporate actions. The interests of our lenders or lessors may be different from ours, and we may be unable to obtain our lenders’ or lessors’ consent when and if needed. In addition, we are subject to covenants for our preferred shares. Please read “Description of Capital Stock.” If we do not comply with the restrictions and covenants in our credit or lease facilities or in our preferred shares, our business, results of operations and financial condition will be harmed.

We may not be able to timely repay or be able to refinance indebtedness incurred under our credit and lease facilities.

We intend to finance a substantial portion of our fleet expansion with secured indebtedness drawn under our existing and future credit and lease facilities. We have significant repayment obligations under our credit and lease facilities, both prior to and at maturity. If we are not able to refinance outstanding indebtedness at an interest rate or on terms acceptable to us, or at all, we will have to dedicate a significant portion of our cash flow from operations to repay such indebtedness, which may require us to delay certain business activities or capital expenditures. If we are not able to satisfy these obligations (whether or not refinanced) under our credit or lease facilities with cash flow from operations, we may have to seek to restructure our indebtedness, undertake alternative financing plans (such as additional debt or equity capital) or sell assets, which may not be available on terms attractive to us or at all. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities, our lenders could declare all outstanding indebtedness to be immediately due and payable and foreclose on the vessels securing such indebtedness. The market value of our vessels, which fluctuates with market conditions, will also affect our ability to obtain financing or refinancing as our vessels serve as collateral for loans. Lower vessel values at the time of any financing or refinancing may reduce the amounts of funds we may borrow.

Our substantial debt levels and vessel lease obligations may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of December 31, 2013, we had approximately $3.2 billion outstanding under our credit facilities and capital lease obligations of approximately $0.6 billion. The amounts outstanding under our credit facilities and our lease obligations will further increase following the completion of our acquisition of the 15 newbuilding containerships that we have contracted to purchase. For the 15 newbuilding containerships that we have contracted to purchase, we have entered into additional credit facilities for five of the vessels and plan to enter into additional credit facilities or lease obligations to finance the remaining 10 vessels. Our level of debt and vessel lease obligations could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt or make our lease payments, reducing the funds that would otherwise be available for operations, future business opportunities and dividends to our shareholders;

•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and vessel lease obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and vessel lease obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Future disruptions in global financial markets and economic conditions or changes in lending practices may harm our ability to obtain financing on acceptable terms, which could hinder or prevent us from meeting our capital needs.

Global financial markets and economic conditions were disrupted and volatile following the events of 2007 and 2008. During this time, the debt and equity capital markets became exceedingly distressed, and it was difficult generally to obtain financing and the cost of any available financing increased significantly. While markets have stabilized since this time, if global financial markets and economic conditions significantly deteriorate in the future, we may be unable to obtain adequate funding under our credit facilities because our lenders may be unwilling or unable to meet their funding obligations or we may not be able to obtain funds at the interest rate agreed in our credit facilities due to market disruption events or increased costs. Such deterioration may also cause lenders to be unwilling to provide us with new financing to the extent needed to fund our ongoing operations and growth. In addition, in recent years, the number of lenders for shipping companies has decreased and ship-funding lenders have generally lowered their loan-to-value ratios and shortened loan terms and accelerated repayment schedules. These factors may hinder our ability to access financing.

If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our growth strategy, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could harm our business, results of operations and financial condition.

The business and activity levels of many of our customers, shipbuilders and third parties with which we do business and their respective abilities to fulfill their obligations under agreements with us, including payments for the charter of our vessels, may be hindered by any deterioration in the credit markets.

Our current vessels are, and we anticipate that those that we acquire in the future will be, primarily chartered to customers under long-term time charters. Payments to us under those charters currently, and are expected to continue to, account for nearly all of our revenue. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. During the recent financial and economic crises, there occurred a significant decline in the credit markets and the availability of credit and other forms of financing. Additionally, the equity value of many of our customers substantially declined during that period. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the limited or lack of availability of debt or equity financing potentially reduced the ability of our customers to make charter payments to us. Any recurrence of the significant financial and economic disruption of the last few years could result in similar effects on our customers or other third parties with which we do business, which in turn could harm our business, results of operations and financial condition.

Similarly, the shipbuilders with whom we have contracted to construct newbuilding vessels may be affected by future instability of the financial markets and other market conditions, including with respect to the fluctuating price of commodities and currency exchange rates. In addition, the refund guarantors under our shipbuilding contracts (which are banks, financial institutions and other credit agencies that guarantee, under certain circumstances, the repayment of installment payments we make to the shipbuilders), may also be negatively affected by adverse financial market conditions in the same manner as our lenders and, as a result, be unable or unwilling to meet their obligations to us due to their own financial condition. If our shipbuilders or refund guarantors are unable or unwilling to meet their obligations to us, this will harm our fleet expansion and may harm our business, results of operations and financial condition.

We will be paying all costs for the newbuilding vessels that we have contracted to purchase, and have incurred borrowings to fund, in part, installment payments under the relevant shipbuilding contracts. If any of these vessels are not delivered as contemplated, we may be required to refund all or a portion of the amounts we borrowed.

The construction period currently required for a newbuilding containership similar to those we have ordered is approximately one year. For each of the newbuilding vessels that we have agreed to purchase, we are required to make certain payment installments prior to a final installment payment, which final installment payment generally is approximately 60-70% of the total vessel purchase price. We have entered into long-term credit facilities to partially fund the construction of our newbuilding vessels and plan to enter into additional credit facilities or lease obligations to fund the remaining vessels that we have contracted to purchase. We are required to make these payments to the shipbuilder and to pay the debt service cost under the credit facilities in advance of receiving any revenue under the time charters for the vessels, which commence following delivery of the vessels.

If a shipbuilder is unable to deliver a vessel or if we or one of our customers rejects a vessel, we may be required to repay a portion of the outstanding balance of the relevant credit facility. Such an outcome could harm our business, results of operations and financial condition.

We derive our revenue from a limited number of customers, and the loss of any of such customers would harm our revenue and cash flow.

The following table shows, as at December 31, 2013, the number of vessels in our operating fleet that were chartered to our then nine customers and the percentage of our total containership revenue attributable to the charters with such customers for the year ended December 31, 2013:

CUSTOMER	NUMBER OF VESSELS IN OUR OPERATING FLEET CHARTERED TO SUCH CUSTOMER	PERCENTAGE OF TOTAL REVENUE FOR THE YEAR ENDED DECEMBER 31, 2013
COSCON	18	44.6%
CSCL Asia	17	19.9%
K-Line	7	11.2%
Other	29	24.3%

Total	71	100.0%

The majority of our vessels are chartered under long-term time charters, and customer payments are our primary source of operating cash flow. The loss of any of these charters or any material decrease in payments thereunder could materially harm our business, results of operations and financial condition.

Under some circumstances, we could lose a time charter or payments under the charter if:

•	the customer fails to make charter payments because of its financial inability, disagreements with us, defaults on a payment or otherwise;

•	at the time of delivery, the vessel subject to the time charter differs in its specifications from those agreed upon under the shipbuilding contract; or

•

the customer exercises certain limited rights to terminate the charter, including (a) if the ship fails to meet certain guaranteed speed and fuel consumption requirements and we are unable to rectify the situation or otherwise reach a mutually acceptable settlement and (b) under some charters, if we undertake a change of control to which the customer does not consent or if the vessel is unavailable for operation for certain reasons for a specified period of time, or if delivery of a newbuilding is delayed for a prolonged period.

Any recurrence of the significant financial and economic disruption of the last few years could result in our customers being unable to make charter payments to us in the future or seeking to amend the terms of our charters. Any such event could harm our business, results of operations and financial condition.

Our growth depends upon continued growth in demand for containerships.

Our growth will generally depend on continued growth and renewal in world and regional demand for containership chartering. The ocean-going shipping container industry is both cyclical and volatile in terms of charter hire rates and profitability. Short-term containership charter rates have fluctuated significantly during the last five years, and are expected to continue to fluctuate in the future. Fluctuations in containership charter rates result from changes in the supply and demand for vessel capacity which are driven by global fleet capacity and utilization and changes in the supply and demand for the major products internationally transported by containerships. The factors affecting the supply and demand for containerships, and the nature, timing and degree of changes in industry conditions are unpredictable.

Factors that influence demand for containership capacity include, among others:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	seaborne and other transportation patterns, including the distances over which container cargoes are transported and changes in such patterns and distances;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of containership capacity include, among others:

•	the number of newbuilding orders and deliveries;

•	the extent of newbuilding vessel deferrals;

•	the scrapping rate of containerships;

•	newbuilding prices and containership owner access to capital to finance the construction of newbuildings;

•	charter rates and the price of steel and other raw materials;

•	changes in environmental and other regulations that may limit the useful life of containerships;

•	the number of containerships that are slow-steaming or extra slow-steaming to conserve fuel;

•	the number of containerships that are idle;

•	port congestion and canal closures; and

•	demand for fleet renewal.

Our ability to recharter our containerships upon the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, the then current state of the containership market. If charter rates are low when our existing time charters expire, we may be required to recharter our vessels at reduced rates or even possibly a rate whereby we incur a loss, which would harm our results of operations. Alternatively, we may determine to leave such vessels off-charter. The same issues will exist if we acquire additional vessels and seek to charter them under long-term time charter arrangements as part of our growth strategy.

The majority of our vessels are chartered to Chinese customers and certain of our shipbuilders are based in China. The legal system in China is not fully developed and has inherent uncertainties that could limit the legal protections available to us, and the geopolitical risks associated with chartering vessels to Chinese customers and constructing vessels in China could harm our business, results of operations and financial condition.

A total of 17 of the 87 vessels in our current or contracted fleet are chartered to CSCL Asia, and 18 vessels are chartered to COSCON. CSCL Asia and COSCON are subsidiaries of Chinese companies. Our vessels that are chartered to Chinese customers and our eight newbuilding vessels that are being constructed in China are subject to various risks as a result of uncertainties in Chinese law, including (a) the risk of loss of revenues, property or equipment as a result of expropriation, nationalization, changes in laws, exchange controls, war, insurrection, civil unrest, strikes or other political risks and (b) being subject to foreign laws and legal systems and the exclusive jurisdiction of Chinese courts and tribunals.

The Chinese legal system is based on written statutes and their legal interpretation by the standing Committee of the National People’s Congress. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

If we are required to commence legal proceedings against a lender, a customer or a charter guarantor based in China with respect to the provisions of a credit facility, a time charter or a time charter guarantee, we may have difficulties in enforcing any judgment obtained in such proceedings in China. Similarly, our shipbuilders based in China provide warranties against certain defects for the vessels that they will construct for us and we have refund guarantees from a Chinese financial institution for installment payments that we will make to the shipbuilders. Although the shipbuilding contracts and refund guarantees are governed by English law, if we are required to commence legal proceedings against these shipbuilders or against the refund guarantor, we may have difficulties enforcing in China any judgment obtained in such proceeding.

A decrease in the level of China’s export of goods or an increase in trade protectionism will harm our customers’ business and, in turn, harm our business, results of operations and financial condition.

Most of our customers’ containership business revenue is derived from the shipment of goods from the Asia Pacific region, primarily China, to various overseas export markets, including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could negatively affect the growth rate of China’s exports and our customers’ business. For instance, the government of China has implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may reduce the supply of goods available for export and may, in turn, result in a decrease in shipping demand.

Our international operations expose us to the risk that increased trade protectionism will harm our business. If global economic challenges exist, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. Specifically, increasing trade protectionism in the markets that our customers serve has caused and may continue to cause an increase in (a) the cost of goods exported from China, (b) the length of time required to deliver goods from China and (c) the risks associated with exporting goods from China. Such increases may also affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs.

Any increased trade barriers or restrictions on trade, especially trade with China and Asia, would harm our customers’ business, results of operations and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could harm our business, results of operations and financial condition.

Adverse economic conditions globally, and especially in the Asia Pacific region, the European Union or the United States, could harm our business, results of operations and financial condition.

The global economy recently experienced disruption and volatility following adverse changes in global capital markets. The deterioration in the global economy caused, and any renewed deterioration may cause, a decrease in worldwide demand for certain goods and shipping. Economic instability could harm our business, financial condition and results of operations.

In particular, because a significant number of the port calls made by our vessels involves the loading or discharging of containerships in ports in the Asia Pacific region, economic turmoil in that region may exacerbate the effect of any economic slowdown on us. China has been one of the world’s fastest growing economies in terms of gross domestic product, which has increased the demand for shipping. However, China’s high rate of real GDP growth is forecasted to decline during 2014. Additionally, the European Union and certain of its member states are facing significant economic and political challenges. Our business, results of operations and financial condition will likely be harmed by any significant economic downturn in the Asia Pacific region, including China, or in the European Union or the United States.

Our growth and our ability to recharter our vessels depends on our ability to expand relationships with existing customers and develop relationships with new customers, for which we will face substantial competition.

We intend to acquire additional containerships as market conditions allow in conjunction with entering primarily into additional long-term, fixed-rate time charters for such ships, and to recharter our existing vessels following the expiration of their current long-term time charters to the extent we retain those vessels in our fleet. The process of obtaining new long-term time charters is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Containership charters are awarded based upon a variety of factors relating to the vessel operator, including, among others:

•	shipping industry relationships and reputation for customer service and safety;

•	container shipping experience and quality of ship operations, including cost effectiveness;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and the shipowner’s financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience in the marine transportation industry. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to develop relationships with new customers on a profitable basis, if at all, which would harm our business, results of operations and financial condition. These risks will be heightened to the extent that we enter into newbuilding or other vessel acquisition contracts prior to entering into charters for such vessels.

If a more active short-term or spot containership market develops, we may have more difficulty entering into long-term, fixed-rate time charters and our existing customers may begin to pressure us to reduce our charter rates.

One of our principal strategies is to enter into long-term, fixed-rate time charters. As more vessels become available for the spot or short-term market, we may have difficulty entering into additional long-term, fixed-rate time charters for our vessels due to the increased supply of vessels and possibly lower rates in the spot market. As a result, our cash flow may be subject to instability in the long term. A more active short-term or spot market may require us to enter into charters based on changing market prices, as opposed to contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the market price for containerships is depressed or insufficient funds are available to cover our financing costs for related vessels. In addition, the development of an active short-term or spot containership market could affect rates under our existing time charters as our current customers may begin to pressure us to reduce our rates.

We may be unable to make or realize expected benefits from acquisitions or investments, and implementing our growth strategy through acquisitions of existing businesses or vessels or investments in other containership businesses may harm our business, results of operations and financial condition.

Our growth strategy includes selectively acquiring new containerships, existing containerships, containership- related assets and containership businesses as market conditions allow. We may also invest in other containership businesses. Factors that may limit the number of acquisition or investment opportunities in the containership industry include the ability to access capital to fund such transactions, the overall economic environment and the status of global trade and the ability to secure long-term, fixed-rate charters.

Any acquisition of or investment in a vessel or business, including our January 2012 acquisition of our Manager, may not be profitable to us at or after the time we acquire or make it and may not generate cash flow sufficient to justify our investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition and results of operations, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel at an acceptable cost to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions or investments;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired;

•	have difficulties achieving internal controls effectiveness and integrating the acquired business into our internal controls framework;

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; or

•	not be able to service our debt obligations.

Our ability to grow may be reduced by the introduction of new accounting rules for leasing.

International and U.S. accounting standard-setting organizations have proposed the elimination of operating leases. The proposals are not yet finalized. If the proposals are enacted, they would have the effect of bringing most off-balance sheet leases onto a lessee’s balance sheet as liabilities. This proposed change could affect our customers and potential customers and may cause them to breach certain financial covenants. This may make them less likely to enter into time charters for our containerships, which could reduce our growth opportunities.

Under the time charters for some of our vessels, if a vessel is off-hire for an extended period, the customer has a right to terminate the charter agreement for that vessel.

Under most of our time charter agreements, if a vessel is not available for service, or off-hire, for an extended period, the customer has a right to terminate the charter agreement for that vessel. If a time charter is terminated early, we may be unable to re-deploy the related vessel on terms as favorable to us, if at all. In the worst case, we may not receive any revenue from that vessel, but be required to continue to pay financing costs for the vessel and expenses necessary to maintain the vessel in proper operating condition.

Under the time charters for some of our vessels, the customer has the right to purchase the vessel.

Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. If Yang Ming Marine were to exercise all of these rights, we would not receive delivery of the three vessels or the approximately $0.5 billion of aggregate contracted time charter revenue attributable to them. Yang Ming Marine also has the right to purchase these vessels and an additional two vessels (for a total of five vessels) from us upon expiration of the time charters, at a price that provides an agreed upon minimum rate of return to us.

Risks inherent in the operation of ocean-going vessels could harm our business and reputation.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	grounding, fire, explosions and collisions;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenue from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. The involvement of our vessels in an environmental disaster could harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could harm our business, results of operations and financial condition.

Acts of piracy on ocean-going vessels have increased in frequency, which could harm our business.

Piracy is an inherent risk in the operation of ocean-going vessels and has historically affected vessels trading in certain regions of the world, including, among other areas, the South China Sea and the Gulf of Aden off the coast of Somalia. We may not be adequately insured to cover losses from these incidents, which could harm our business, results of operations and financial condition. In addition, crew costs, including for employing onboard security guards, could increase in such circumstances. Any of these events, or the loss of use of a vessel due to piracy, may harm our customers, impairing their ability to make payments to us under our charters, which would harm our business, results of operations and financial condition.

Terrorist attacks and international hostilities could harm our business, results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets. Conflicts in Afghanistan, the Middle East and other regions and periodic tensions between North and South Korea (where many shipbuilders are located) may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in the global financial markets or in regions where our customers do business or, in the case of countries in which our shipbuilders are located, affect our access to new vessels. These uncertainties or events could harm our business, results of operations and financial condition, including our ability to obtain additional financing on terms acceptable to us or at all. In addition, terrorist attacks targeted at sea vessels in the future may negatively affect our operations and financial condition and directly affect our containerships or customers.

Our insurance may be insufficient to cover losses that may occur to our property or result from the inherent operational risks of the shipping industry.

We maintain insurance for our fleet against risks commonly insured against by vessel owners and operators. Our insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks and our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover any vessel loss, we may not be able to timely obtain a replacement vessel. Our credit facilities and lease agreements restrict our use of any proceeds we may receive from claims under our insurance policies. In addition, in the future we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to supplementary or additional calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations, as an industry group, through which we receive indemnity insurance coverage for statutory, contractual and tort liability, due to the sharing and reinsurance arrangements stated in the insurance rules. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe they are standard in the shipping industry, may directly or indirectly increase our costs.

In addition, we do not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off- hire periods, such as those that occur during an unscheduled dry-docking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could harm our business, results of operations and financial condition.

Increased inspection procedures, tighter import and export controls and new security regulations could cause disruption of our business.

International containership traffic is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. These inspections can result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, customers.

Since the events of September 11, 2001, U.S. and Canadian authorities have increased container inspection rates. Government investment in non-intrusive container scanning technology has grown and there is interest in electronic monitoring technology. It is unclear what changes, if any, to the existing inspection procedures will ultimately be proposed or implemented, or how any such changes will affect the industry. Such changes may impose additional financial and legal obligations on carriers and may render the shipment of certain types of goods by container uneconomical or impractical. Additional costs that may arise from current or future inspection procedures may not be fully recoverable from customers through higher rates or security surcharges. Any of these effects could harm our business, results of operations and financial condition.

An over-supply of containership capacity may lead to reductions in charter hire rates and profitability.

As of March 1, 2014, newbuilding containerships with an aggregate capacity of 3.8 million TEUs, representing approximately 22% of the total worldwide containership fleet capacity as of that date, were under construction. The size of the orderbook will result in the increase in the size of the world containership fleet over the next few years. An over-supply of containership capacity, combined with stability or any decline in the demand for containerships, may result in a reduction of charter hire rates. If such a reduction occurs when we seek to charter newbuilding vessels, our growth opportunities may be diminished. If such a reduction occurs upon the expiration or termination of our containerships’ current time charters, we may only be able to recharter our containerships for unprofitable rates, if at all.

Depending on the outcome of an ongoing European Union investigation of container liner companies related to potential antitrust violations, our growth, results of operations and our ability to charter our vessels may be reduced.

The European Commission is conducting investigations of certain major container liner companies, including some of our existing customers, related to potential violations of European Union competition (antitrust) rules. Although we have no basis for assessing the outcome of these investigations, it is possible that additional financial and legal obligations may be imposed on one or more of these liner companies. Such obligations may make these customers or similarly situated potential customers less likely to enter into or renew time charters for our containerships, which could reduce our growth opportunities and harm our business, results of operations and financial condition. In addition, any significant financial penalties arising from these or similar investigations could reduce the ability of our customers to make charter payments to us, which likewise could harm our business, results of operations and financial condition.

Over time, containership values may fluctuate substantially, which could adversely affect our results of operations or our ability to raise capital.

Containership values can fluctuate substantially over time due to a number of different factors, including, among others:

•	prevailing economic conditions in the market in which the containership trades;

•	a substantial or extended decline in world trade;

•	increases in the supply of containership capacity; and

•	the cost of retrofitting or modifying existing ships as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

If a charter terminates, we may be unable to re-deploy the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, may seek to dispose of it. Our inability to dispose of the containership at a reasonable price, or at all, could result in a loss on its sale and harm our business, results of operations and financial condition.

In addition, if we determine at any time that a containership’s value has been impaired, we may need to recognize a significant impairment charge that will reduce our earnings and net assets. We review our containership assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable, which occurs when the assets’ carrying value is greater than the undiscounted future cash flows the asset is expected to generate over its remaining useful life. In our experience, certain assumptions relating to our estimates of future cash flows are more predictable by their nature, including estimated revenue under existing contract terms and remaining vessel life. Certain assumptions relating to our estimates of future cash flows require more discretion and are inherently less predictable, such as future charter rates beyond the firm period of existing contracts and vessel residual values, due to factors such as the volatility in vessel charter rates and vessel values. We believe that the assumptions used to estimate future cash flows of our vessels are reasonable at the time they are made. We can make no assurances, however, as to whether our estimates of future cash flows, particularly future vessel charter rates or vessel values, will be accurate. Vessels that currently are not considered impaired may become impaired over time if the future estimated undiscounted cash flows decline at a rate that is faster than the depreciation of our vessels.

A reduction in our net assets could result in a breach of certain financial covenants contained in our credit and lease facilities and our preferred shares, which could limit our ability to borrow additional funds under our credit and lease facilities, require us to repay outstanding amounts, or increase the dividend rate of our Series C preferred shares. Further, declining containership values could affect our ability to raise cash by limiting our ability to refinance vessels or use unencumbered vessels as collateral for new loans. This could harm our business, results of operations and financial condition.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our operations.

Our business and the operation of our containerships are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our containerships operate, as well as in the countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges, ballast water management and vessel recycling. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost or effect of complying with such requirements or the effect thereof on the resale price or useful life of our containerships. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business, which may harm our business, results of operations and financial condition.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in substantial penalties, fines or other sanctions, including the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and natural resource damages, if there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with our operations.

In addition, in complying with existing environmental laws and regulations and those that may be adopted, we may incur significant costs in meeting new maintenance and inspection requirements and new restrictions on air emissions from our containerships, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety, security and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of our containerships could harm our business, results of operations and financial condition.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and harm our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. In addition, a vessel generally must undergo annual, intermediate and special surveys to maintain classification society certification. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and we could be in violation of certain covenants in our credit facilities and our lease agreements. This could harm our business, results of operations and financial condition.

Delays in deliveries of our newbuilding containerships could harm our business.

We are currently under contract to purchase 15 newbuilding containerships, which are scheduled to be delivered at various times through May 2016. The delivery of these containerships, or any other containerships we may order, could be delayed, which would delay our receipt of revenue under the time charters for the containerships and, if the delay is prolonged, could permit our customers to terminate the newbuilding containership time charter. Any of such events could harm our business, results of operations and financial condition.

The delivery of the containerships could be delayed because of:

•	work stoppages, other labor disturbances or other events that disrupt any of the shipyards’ operations;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	bankruptcy or other financial crisis of any of the shipyards;

•	a backlog of orders at any of the shipyards;

•	hostilities, or political or economic disturbances in Korea, Taiwan or China, where the containerships are being built;

•	weather interference or catastrophic event, such as a major earthquake, fire or tsunami;

•	our requests for changes to the original containership specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals;

•	a dispute with any of the shipyards;

•	the failure of our banks to provide debt financing; or

•	a disruption to the financial markets.

In addition, each of the shipbuilding contracts for our newbuilding containerships contains “force majeure” provisions whereby the occurrence of certain events could delay delivery or possibly result in termination of the contract. If delivery of a containership is materially delayed or if a shipbuilding contract is terminated, it could harm our business, results of operations and financial condition.

Due to our lack of diversification, adverse developments in our containership transportation business could harm our business, results of operations and financial condition.

Our Articles of Incorporation currently limit our business to the chartering or rechartering of containerships to others and other related activities, unless otherwise approved by our board of directors.

Nearly all of our cash flow is generated from our charters that operate in the containership transportation business. Due to our lack of diversification, an adverse development in the containership industry may more significantly harm our business, results of operations and financial condition than if we maintained more diverse assets or lines of business.

Because each existing and newbuilding vessel in our contracted fleet is or will be built in accordance with standard designs and uniform in all material respects to other vessels in its TEU class, any material design defect likely will affect all vessels in such class.

Each existing and newbuilding vessel in our fleet is built, or will be built, in accordance with standard designs and uniform in all material respects to other vessels in its class. As a result, any latent design defect discovered in one of our vessels will likely affect all of our other vessels in that class. Any disruptions in the operation of our vessels resulting from these defects could harm our business, results of operations and financial condition.

There are greater than normal construction, delivery and operational risks with respect to our new Panamax 10000, 13100 and Neo-Panamax 14000 TEU newbuilding vessels.

Our eight 13100 TEU newbuilding vessels that have been delivered are some of the first vessels of this type to be built. In addition, we have contracted to purchase seven new Panamax 10000 TEU vessels and eight neo-Panamax 14000 TEU vessels and may order additional vessels of these types in the future. The 10000 TEU and 14000 TEU vessels will be the first vessels constructed using this new design and the first vessels constructed of these sizes at some of these shipyards. As such, there may exist greater than normal construction, delivery and operational risks associated with these vessels. Deliveries of these vessels could be delayed and problems with operation of these vessels could be encountered, either of which could adversely affect our reputation, the receipt of revenue under time charters for or the operating cost of these vessels, and their future resale value.

Increased technological innovation in competing vessels could reduce our charter hire rates and the value of our vessels.

The charter hire rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to be loaded and unloaded quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. Physical life is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or flexible or have longer physical lives than our vessels, competition from these more technologically advanced containerships could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters end and the resale value of our vessels. As a result, our business, results of operations and financial condition.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against the applicable vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships. The arrest or attachment of one or more of our vessels could interrupt our business and cash flow and require us to pay significant amounts to have the arrest lifted, which could harm our business, results of operations and financial condition.

Governments could requisition our containerships during a period of war or emergency, resulting in loss of earnings.

The government of a ship’s registry could requisition for title or seize our containerships. Requisition for title occurs when a government takes control of a ship and becomes the owner. Also, a government could requisition our containerships for hire. Requisition for hire occurs when a government takes control of a ship and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our containerships could harm our business, results of operations and financial condition.

Exposure to currency exchange rate fluctuations may result in fluctuations in our results of operations and financial condition.

All of our charter revenues are earned in U.S. dollars. Although a significant portion of our operating and general and administrative costs are incurred in U.S. dollars, we have some exposure to currencies other than U.S. dollars, including Canadian dollars, Indian Rupees, Euros and other foreign currencies. Although we monitor exchange rate fluctuations on a continuous basis, and seek to reduce our exposure in certain circumstances by denominating charter-hire revenue, ship building contracts, purchase contracts and debt obligations in U.S. dollars when practical to do so, we do not currently fully hedge movements in currency exchange rates. As a result, currency fluctuations may have a negative effect on our results of operations and financial condition.

Damage to our reputation or industry relationships could harm our business.

Our operational success and our ability to grow depend significantly upon our satisfactory performance of technical services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance and financial services). Our business will be harmed if we fail to perform these services satisfactorily. Our ability to compete for and to enter into new charters and expand our relationships with our customers depends upon our reputation and relationships in the shipping industry. If we suffer material damage to our reputation or relationships, it may harm our ability to, among other things:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards;

•	dispose of vessels on commercially acceptable terms;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with our customers and suppliers; or

•	grow our business.

If our ability to do any of the things described above is impaired, it could harm our business, results of operations and financial condition.

As we expand our business or provide services to third parties, we may need to improve our operating and financial systems, expand our commercial and technical management staff, and recruit suitable employees and crew for our vessels.

Since our IPO in 2005, we have increased the size of our contracted fleet from 23 to 87 vessels. We have also agreed to provide technical management services to third and related parties, including GCI, and affiliates of Dennis R. Washington for vessels they may acquire. Our current operating and financial systems may not be adequate if we further expand the size of our fleet or if we provide services to third parties, and attempts to improve those systems may be ineffective. In addition, we will need to recruit suitable additional administrative and management personnel to manage any growth. We may not be able to continue to hire suitable employees in such circumstances. If a shortage of experienced labor exists or if we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we expand our fleet, or as we provide services to third parties, and we are unable to grow our financial and operating systems or to recruit suitable employees, our business, results of operations and financial condition.

Our chief executive officer does not devote all of his time to our business.

Our chief executive officer, Gerry Wang, is involved in other business activities that may result in his spending less time than is appropriate or necessary in order to manage our business successfully. Pursuant to his employment agreement with us, Mr. Wang is permitted to provide services to Tiger Management Limited, an entity owned and controlled by one of our directors, Graham Porter, or the Tiger Member, and GCI and certain of their respective affiliates, in addition to the services that he provides to us. In addition, Mr. Wang is the chairman of the board of managers of GCI. Please read “Certain Relationships and Related Party Transactions—Certain Relationships and Transactions.”

Our business depends upon certain employees who may not necessarily continue to work for us.

Our future success depends to a significant extent upon our chief executive officer and co-chairman of our board of directors, Gerry Wang, and certain members of our senior management. Mr. Wang has substantial experience and relationships in the containership industry and has been instrumental in developing our relationships with our customers. Mr. Wang and other members of our senior management are crucial to the development of our business strategy and to the growth and development of our business. If they, and Mr. Wang in particular, were no longer to be affiliated with us, we may fail to recruit other employees with equivalent talent, experience and relationships, and our business, results of operations and financial condition may be harmed as a result. Although Mr. Wang has an employment agreement with us through the termination of our right of first refusal with GCI (which is scheduled to expire on March 31, 2015, unless earlier terminated), Mr. Wang could terminate his employment at any time. As such, it is possible that Mr. Wang will no longer provide services to us and that our business, results of operations and financial condition may be harmed by the loss of such services.

We may not achieve expected benefits from our participation in the Carlyle investment vehicle.

In March 2011, we agreed to participate in GCI, which invests in containership assets, primarily newbuilding vessels strategic to the People’s Republic of China, Taiwan, Hong Kong and Macau, or Greater China. We believe that the combined scale of our business and GCI, together with current excess capacity at shipyards, allows us to realize volume discounts for newbuilding orders and to negotiate fuel-efficient design improvements from shipyards that are attractive to our customers. To the extent excess shipyard capacity decreases, we may be unable to achieve these benefits. In addition, we may be unable to obtain more attractive vessel financing through GCI than otherwise available to us on our own.

GCI intends to compete in our markets, and its entry into the containership market may harm our business, results of operations and financial condition.

Carlyle, which controls GCI, is a leading global alternative asset manager. GCI intends to invest equity capital in containership and other maritime assets, primarily newbuilding vessels strategic to Greater China, which is similar to our growth strategy of investing in primarily newbuilding vessels strategic to Greater China. The involvement of Carlyle in GCI and the amount of funds that GCI may invest in containerships could result in GCI becoming the owner of a significant fleet of containerships, which could compete with us for growth opportunities, subject to certain rights of first refusal in our favor that may continue up to March 31, 2015, subject to earlier termination. Please read “Certain Relationships and Related Party Transactions—Our

Investment in Carlyle Containership-Focused Investment Vehicle—Rights of First Refusal and First Offer.” Our business, results of operations and financial condition could be harmed to the extent GCI successfully competes against us for containership opportunities.

We have reduced the fiduciary duties of Gerry Wang and Graham Porter in relation to certain growth opportunities that become subject to our right of first refusal with GCI, which may limit our rights in such growth opportunities to our rights under the right of first refusal.

Pursuant to agreements between us and each of our chief executive officer and co-chairman of our board of directors, Gerry Wang, and one of our directors, Graham Porter, we have reduced the fiduciary duties of Mr. Wang and Mr. Porter in relation to certain containership vessel and business opportunities to the extent such opportunities are subject to our right of first refusal with GCI and (a) the conflicts committee of our board of directors decides to reject such opportunity or we fail to exercise our right of first refusal to pursue such opportunity, (b) we exercise such right but fail to pursue such opportunity or (c) we do not have the right under our right of first refusal to pursue such opportunity. Our rights to such opportunities may be limited to our rights under our right of first refusal with GCI, which would be more restrictive than the rights based on fiduciary duties we otherwise would have relating to such opportunities.

In order to timely exercise our right of first refusal from GCI, we may be required to enter into containership construction contracts without financing arrangements or charter contracts then being in place, which may result in financing on less favorable terms or employment of the vessels other than on long-term, fixed-rate charters, if at all.

Under our right of first refusal with GCI relating to containership acquisition opportunities, we generally must exercise our right of first refusal within 12 business days of receiving a notice from GCI of the acquisition opportunity. At the time we must exercise our right of first refusal, there may be no financing arrangement or charter commitment relating to the newbuilding or existing containership to be acquired. If we elect to acquire the vessel without a financing arrangement or charter commitment then in place, we may be unable subsequently to obtain financing or charter the vessel on a long-term, fixed-rate basis, on terms that will result in positive cash flow to us from operation of the vessel, or at all. Accordingly, our business, results of operations and financial condition.

Certain of our officers and directors or their affiliates have separate interests in or related to GCI, which may result in conflicts of interest between their interests and those of us and our shareholders relative to GCI.

One of our directors, Graham Porter, through his interest in the Tiger Member, is an indirect investor in Greater China Industrial Investments LLC, or GC Industrial, the member with the largest capital commitment in GCI. Blue Water Commerce, LLC, an affiliate of Dennis R. Washington, or the Washington Member, has an indirect interest in the Tiger Member. As a result, Mr. Porter and the Washington Member will have an indirect interest in incentive distributions received by GC Industrial from GCI. These incentive distributions will range between 20% and 30% after a cumulative compounded rate of return of 12% has been generated on all member capital contributions. Our chief executive officer, Gerry Wang, is the chairman of the board of managers of GCI. Messrs. Wang and Porter are members of GCI’s transaction committee, which will be primarily responsible for approving the purchase, newbuild contracting, chartering, financing and technical management of new and existing investments for GCI. Kyle R. Washington, co-chairman of our board of directors, is a non-voting member of GCI’s transaction committee. In addition, affiliates of Messrs. Wang and Porter provide certain transactional and financing services to GCI, for which they receive compensation.

As a result of these interests relating to GCI, the interests of Messrs. Wang, Porter and Kyle R. Washington may conflict with those of us or our shareholders relative to GCI.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our securities.

Several provisions of our Articles of Incorporation and our bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for those directors;

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•	restricting business combinations with interested shareholders.

We have also adopted a shareholder rights plan pursuant to which our board of directors may cause the substantial dilution of the holdings of any person that attempts to acquire us without the board’s prior approval.

These anti-takeover provisions, including the provisions of our shareholder rights plan, could substantially impede a potential change in control and, as a result, may adversely affect the market price of our securities.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our Articles of Incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of some states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our principal executive offices are located in Hong Kong and a majority of our directors and officers are residents outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against our directors or our management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers.

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Company,” “Material United States Federal Income Tax Considerations” and “Non-United States Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of the Notes.

We, or any of our subsidiaries, may become subject to income tax in jurisdictions in which we are organized or operate, including the United States, Canada and Hong Kong, which would reduce our earnings and potentially cause certain shareholders to be subject to tax in such jurisdictions.

We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes income taxes imposed upon us and our subsidiaries. However, there is a risk that we will be subject to income tax in one or more jurisdictions, including the United States, Canada and Hong Kong, if under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business there or earn income that is considered to be sourced there and we do not or such subsidiary does not qualify for an exemption. Please read “Business—Taxation of the Company.” In addition, while we do not believe that we are, nor do we expect to be, resident in Canada, in the event that we were treated as a resident of Canada, shareholders who are non-residents of Canada may be or become subject to tax in Canada. Please read “Business—Taxation of the Company—Canadian Taxation” and “Non-United States Tax Considerations—Canadian Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although these statements are based upon estimates and assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These statements include, among others, statements about:

•	future operating or financial results;

•	future growth prospects;

•	our business strategy and other plans and objectives for future operations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	future dividends, including the amount and timing of payment, for the four quarters of 2014;

•	the declaration of dividends and related payment dates by our board of directors;

•	potential acquisitions, vessel financing arrangements and other investments, and our expected benefits from such transactions, including any acquisition opportunities, vessel financing arrangements and related benefits relating to our venture with GCI;

•	the effects of the acquisition of our Manager on our operations and results;

•	the effects of grants of stock appreciation rights to our chief executive officer and certain members of management on our general and administrative expenses;

•	the amount of any payments to the former owners of our Manager related to fleet growth;

•	operating expenses, availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to borrow funds under our credit facilities, to refinance our existing credit facilities and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, the delivery dates of new vessels, the commencement of service of new vessels under long-term time charter contracts or the useful lives of our vessels;

•	our continued ability to enter into primarily long-term, fixed-rate time charters with our existing and new customers;

•	the allocation between us and GCI of the ROFR Vessels;

•	the repurchase plan for our Series C preferred shares;

•	our ability to leverage to our advantage our relationships and reputation in the containership industry;

•	our expectations as to any impairment of our vessels;

•	the future valuation of goodwill;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, and the effect on our business of governmental regulations;

•	the financial condition of our shipbuilders, customers, lenders, refund guarantors and other counterparties and their ability to perform their obligations under their agreements with us;

•	the economic downturn and crisis in the global financial markets and potential negative effects of any recurrence of such disruptions on our customers’ ability to charter our vessels and pay for our services;

•	taxation of our company and of distributions to our shareholders;

•	our exemption from tax on our U.S. source international transportation income;

•	potential liability from future litigation; and

•	other factors discussed in the section titled “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

USE OF PROCEEDS

We will receive net proceeds of approximately $        million (or approximately $        million if the underwriters exercise their option to purchase additional Notes in full), after deducting underwriting discounts and estimated offering expenses from the issuance of the Notes in this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include funding vessel acquisitions and repayment of indebtedness under our outstanding credit facilities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	YEAR ENDED DECEMBER 31,
	2013	2012	2011		2010		2009
Ratio of earnings to fixed charges(1)	4.7	2.4	—	(2)	—	(2)	2.6
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—	—	94,380		120,707		—

(1)	For purposes of calculating the ratios of earnings to fixed charges:

•	“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges for this period was less than 1.0x.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of December 31, 2013, as adjusted as of December 31, 2013 to give effect to the conversion of our 200,000 Series A preferred shares into 23,177,175 of our Class A common shares on January 30, 2014 and the issuance of our 5,400,000 Series E preferred shares on February 13, 2014, and as further adjusted as of December 31, 2013 to give effect to the issuance of our Notes offered hereby and the application of the net proceeds therefrom. Please read “Use of Proceeds.”

The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	DECEMBER 31, 2013
	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED(1)
	(unaudited)
	(dollars in thousands)
Cash and cash equivalents(2)	$476,380	$606,878	$

Long-term debt:
% Notes due 2019 offered hereby	$—	$—	$
Other long-term debt (including current portion)	3,241,618	3,241,618
Other long-term liabilities (including current portion)(3)	611,603	611,603		611,603
Shareholders’ equity(4):
Share capital
Series A preferred shares, $0.01 par value; 315,000 shares authorized; 200,000 shares issued and outstanding, actual; no shares issued and outstanding, as adjusted and as further adjusted
Series C preferred shares, $0.01 par value; 40,000,000 shares authorized; 13,665,531 shares issued and outstanding
Series D preferred shares, $0.01 par value; 20,000,000 shares authorized; 5,105,000 shares issued and outstanding
Series E Preferred Shares, $0.01 par value; 15,000,000 shares authorized; no shares issued and outstanding, actual; 5,400,000 shares issued and outstanding, as adjusted and as further adjusted
Class A common shares, par value $0.01 per share, 200,000,000 shares authorized; 69,208,888 shares issued and outstanding, actual; 92,386,063 shares issued and outstanding, as adjusted and as further adjusted(5)(6)	882	1,166		1,166
Treasury shares (Class A common shares)	(379)	(379)		(379)
Additional paid-in capital	2,023,622	2,153,836		2,153,836
Deficit	(411,792)	(411,792)		(411,792)
Accumulated other comprehensive loss	(40,628)	(40,628)		(40,628)

Total shareholders’ equity	1,571,705	1,702,203		1,702,203

Total capitalization	$5,424,926	$5,555,424	$

(1)	As further adjusted data reflects our issuance and sale of our Notes in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional Notes in full and after making such related deductions, our as further adjusted cash and cash equivalents, total shareholders’ equity and total capitalization would be approximately $ million, $ billion and $ billion, respectively.
(2)	Excludes the transactions entered into in connection with the amended $1.0 billion credit facility. On December 23, 2013, we entered into an agreement to extend and refinance our $1.0 billion credit facility, or the Facility. Under the terms of the amended Facility, which became effective on January 31, 2014, the maturity date was extended from May 2015 to May 2019, and the outstanding amount of the Facility was reduced to approximately $433.8 million and now bears interest at market rates. In January 2014, we funded this reduction in principal by drawing $340.0 million under existing credit facilities, one of which is secured by certain vessels that were pledged as collateral under the Facility, and approximately $260.0 million of cash on hand.
(3)	Other long-term liabilities represent amounts due under non-recourse or limited recourse sale-leaseback arrangements with financial institutions to fund certain operating vessels.
(4)	Excludes references to our Series B preferred shares, Series R preferred shares, Class B common shares and Class C common shares, all of which have no shares issued and outstanding.
(5)	Excludes additional shares we will issue in connection with our acquisition of our Manager in January 2012 for certain additional vessels the Manager (or its successor) orders or acquires prior to August 15, 2014. Please read “Certain Relationships and Related Party Transactions—Acquisition of Seaspan Management Services Limited.”
(6)	Excludes 675,461 shares issued on February 26, 2014 in connection with our dividend reinvestment program. Please read Note 19 “Subsequent events” in our Notes to Consolidated Financial Statements for the years ended December 31, 2013, 2012 and 2011 for additional information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our selected historical consolidated financial and operating data.

The selected historical consolidated financial has been prepared on the following basis:

•	The historical consolidated financial data as at December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 11, 2014, and incorporated by reference into this prospectus.

•	The historical financial data as at December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Reports on Form 20-F for the years ended December 31, 2011 and 2010, filed with the SEC on March 26, 2012 and March 30, 2011, respectively.

The following table should be read together with, and is qualified in its entirety by reference to, our financial statements and the notes thereto incorporated by reference into this prospectus. Certain information has been reclassified to conform to the financial statement presentation adopted in 2012.

	YEAR ENDED DECEMBER 31,
	2009	2010	2011	2012	2013
Statements of operations data (in thousands of dollars):
Revenue	$285,594	$407,211	$565,610	$660,794	$677,090
Operating expenses:
Ship operating	80,162	108,098	135,696	138,655	150,105
Depreciation and amortization	70,554	101,026	140,354	165,541	172,459
General and administrative	7,968	9,612	16,818	24,617	34,783
Operating lease	—	—	—	3,145	4,388
(Gain) loss on vessels	—	—	16,237	(9,773)	—

Operating earnings	126,910	188,475	256,505	338,609	315,355
Other expenses (income):
Interest expense	21,194	28,801	50,849	71,996	60,496
Interest income	(311)	(60)	(854)	(1,190)	(2,045)
Undrawn credit facility fee	4,641	4,515	4,282	1,516	2,725
Amortization of deferred charges	1,484	1,933	3,421	8,574	9,477
Refinancing expenses and costs	—	—	—	—	4,038
Change in fair value of financial instruments(1)	(46,450)	241,033	281,027	135,998	(60,504)
Equity loss on investment	—	—	1,180	259	670
Other expenses	1,100	—	—	151	1,470

Net earnings (loss)	$145,252	$(87,747)	$(83,400)	$121,305	$299,028

Earnings (loss) per share:
Class A common share, basic	$1.94	$(1.70)	$(2.04)	$0.84	$3.36
Class A common share, diluted	1.75	(1.70)	(2.04)	0.81	2.93
Statements of cash flows data (in thousands of dollars):
Cash flows provided by (used in):
Operating activities	$94,576	$153,587	$239,864	$311,183	$328,644
Financing activities	312,059	529,680	832,293	(181,364)	62,491
Investing activities(2)	(409,520)	(782,448)	(625,253)	(229,564)	(296,133)

	YEAR ENDED DECEMBER 31,
	2009	2010	2011	2012	2013
Selected balance sheet data (at year end, in thousands of dollars):
Cash and cash equivalents(2)	$133,400	$34,219	$481,123	$381,378	$476,380
Current assets(2)	146,053	46,764	519,998	463,930	600,113
Vessels(3)	3,485,350	4,210,872	4,697,249	4,863,273	4,992,271
Total assets	3,664,447	4,377,228	5,447,716	5,650,853	5,947,761
Long-term debt	1,883,146	2,396,771	2,995,729	3,090,944	3,241,618
Share capital(4)	679	691	838	804	882
Total shareholders’ equity	1,059,566	989,736	1,183,425	1,218,567	1,571,705
Other data:
Number of vessels in operation at year end	42	55	65	69	71
TEU capacity at year end	187,456	265,300	352,700	405,100	414,300
Fleet utilization rate(5)	99.7%	98.7%	99.3%	98.9%	98.0%

(1)	All of our interest rate swap agreements and swaption agreements are marked to market and the changes in the fair value of these instruments are recorded in earnings.
(2)	The balance sheet and cash flow data for 2012 has been recast to separately present balances of and movement in restricted cash, included in other assets, from cash and cash equivalents. This reclassification, which is immaterial, had no impact on the consolidated statement of operations data.
(3)	Vessel amounts include the net book value of vessels in operation and deposits on vessels under construction.
(4)	For a description of our capital stock, please read “Description of Capital Stock.”
(5)	Fleet utilization is based on number of operating days divided by the number of ownership days during the period.

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data contained in this prospectus relating to the international container shipping industry has been provided by Clarkson Research Services Limited, or CRSL, and is taken from CRSL’s database and other sources. We do not have any knowledge that the information provided by CRSL is inaccurate in any material respect. CRSL has advised that: (a) some information in CRSL’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in CRSL’s database and (c) while CRSL has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

Overview of the Container Shipping Market

Container shipping is responsible for the movement of a wide range of goods between different parts of the world in a unitized form and, since its beginnings in the 1950s, containerization has become an integral part of the global economy. The use of containers in global trade has resulted in considerable production and efficiency gains and has become important to the process of globalization. A wide range of cargoes are transported by container but most notably container transportation is responsible for the shipment of a diverse selection of manufactured and consumer goods. These cargoes are transported by container to end users in all regions of the world, and in particular from key producing and manufacturing regions to end users in the world’s largest consumer economies. Participants in the container shipping industry include “liner” shipping companies, who operate container shipping services and in many instances own containerships, containership owners, often known as “charter owners”, who own containerships and charter them out to liner companies, and shippers who require the seaborne movement of containerized goods.

Containership Demand

The expansion of global container trade is heavily influenced by global economic growth, increases in economic consumption at a global and regional level, and the process of globalization. In 2008, global container trade peaked at 135 million TEU, having increased at a compound annual growth rate of 9.5% in the period 1998 to 2008. During this period rapid growth in exports from China drove a significant part of the increase in container trade, along with growth in container trade volumes in and out of Russia and the Baltic, and to and from other emerging markets such as Brazil. Intra-Asian container trade volumes also grew rapidly during this period. In 2009, global container trade was an estimated 122 million TEU following a significant contraction of 9.2% due to the worldwide recession. Global trade subsequently rebounded by 13.1% to 138 million TEU in 2010. Global trade grew by a further 7.2% in 2011 to stand at 148 million TEU, and reached 153 million TEU in 2012, representing growth of 3.1%. The rate of global trade growth is currently estimated to have accelerated to 5.0% in full year 2013, with trade totaling 160 million TEU. Current projections suggest that growth will reach 6.0% in 2014, although this projection is subject to a wide range of risks from the global economy.

Note: The full year 2013 estimate and 2014 forecast are as of the start of March 2014 and subject to change. Complete trade and economic data for 2013 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

Trade Routes and Growth Trends

Global container trade is spread over a range of long-haul, regional, and intra-regional routes, which can be separated into four categories. The individual “mainlane” container trades on the major east-west routes are the world’s largest in volume terms. The Transpacific trade route is the world’s largest container trade with an estimated 14% of the total container volume in 2013, followed by the Far East-Europe trade route and the Transatlantic trade route. Due to the higher cargo volumes on these routes, they are generally served by very large Post-Panamax ships with capacity of 8000 TEU and above, and by other large Post-Panamax and Panamax containerships generally with capacity from 8000 TEU down to approximately 4500 TEU. There are also some 3000-4500 TEU containerships which continue to serve these trades. Non-Mainlane east-west routes include trade lanes between the Indian Sub-Continent or the Middle East and North America, Europe or the Far East, and are generally served by a range of ship sizes, from very large Post-Panamax ships over 8000 TEU, particularly on trades from the Far East to Middle East, to vessels of Panamax size and below. North-South trade routes form the second layer of the global liner network, connecting the northern hemisphere with South America, Africa and Oceania, and are generally served by vessels of between 1000-5000 TEU, but also increasingly by vessels of 5000 TEU and above. Intra-regional trade routes include both intra-Asian and intra-European trades, where containerships below 3000 TEU in size generally provide the majority of transportation. Intra-Asian container trades collectively constitute the largest portion of global containership volumes. Ports involved in these trades, and some north-south trades, often impose infrastructural and other limitations on the vessel types that can be utilized, such as draft restrictions or the lack of availability of handling equipment. As mentioned above, 2013 experienced increased demand for global container trade, with the rate of volume growth picking up from 2012. Recent data suggests that European demand has begun to improve, having been weak through the first five months of 2013. At present, gradually increasing container trade volumes are expected across trade lanes in 2014, although this projection is subject to a wide range of risks from the global economy.

Note: The full year 2013 estimate and 2014 forecast are as of the start of March 2014 and subject to change. Complete trade and economic data for 2013 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

Containership Supply

The most significant portion of the global container capable fleet is comprised of fully cellular containerships which as of March 1, 2014 totaled 5,087 vessels with an aggregate capacity of 17.2 million TEU. The remainder of the fleet is made up of a range of non-fully cellular vessel types, including multi-purpose vessels, or MPPs, capable of carrying container and breakbulk cargo, roll-on roll-off cargo vessels, or Ro-Ros, and general cargo vessels, which often have container carrying capacity. Unless noted otherwise, the remainder of the discussion in this section focuses on fully cellular containerships. As of March 1, 2014, liner companies accounted for the ownership of 52.3% of containership fleet capacity, and charter owners, who own containerships and charter them out for operation by liner companies, accounted for 47.7% of total fleet capacity.

Overall fully cellular containership standing slot capacity expanded at a compound annual growth rate of 10.5% in the period between the start of 1985 and end of 2009. Fully cellular fleet capacity is estimated to have expanded by 9.6% in 2010 and by 7.9% in 2011. Fully cellular fleet capacity grew by 5.9% in 2012 and an additional 5.5% in full year 2013. Current projections suggest that fully cellular containership capacity will grow by 4.3% in 2014.

Note: The full year 2014 forecast is as of the start of March 2014. These figures are subject to change as a result of actual delivery delay and cancellation, re-negotiation of contracts and levels of scrapping. Due to technical and contractual issues, there is currently considerable uncertainty surrounding the delivery of the orderbook.

As of March 1, 2014, the containership orderbook comprised 477 vessels and 3.8 million TEU, representing 22.0% of the existing fleet in terms of capacity. The size of the orderbook, however, differed widely across containership size segments, as demonstrated below, with the most significant portion of the orderbook as a proportion of existing fleet capacity being in the larger vessel sizes.

Containership Orderbook by Year of Delivery
		Total Orderbook			2014		2015		2016		2017+		% Non-Delivery (2013)
Containership Type	Size (TEU)	Number	‘000 TEU	% of fleet	‘000 TEU	% of flt	‘000 TEU	% of flt	‘000 TEU	% of flt	‘000 TEU	% of flt
Post-Panamax	12000 & above	111	1,695.4	80.0%	551.4	26.0%	675.6	31.9%	390.2	18.4%	78.2	3.7%	16%
Post-Panamax	8000-11999	151	1,407.2	38.8%	521.8	14.4%	601.1	16.6%	265.6	7.3%	18.8	0.5%	19%
Post-Panamax	3000-7999	88	439.8	12.0%	287.3	7.9%	119.7	3.3%	25.6	0.7%	7.2	0.2%	44%
Panamax	3000 & above	8	27.1	0.7%	20.9	0.6%	3.1	0.1%	3.1	0.1%			27%
Sub-Panamax	2000-2999	43	100.3	6.0%	31.8	1.9%	53.3	3.2%	15.1	0.9%			62%
Handy	1000-1999	70	101.0	5.9%	51.1	3.0%	38.5	2.2%	11.4	0.7%			33%
Feeder/Max	100-999	6	4.5	0.6%	3.4	0.5%	0.6	0.1%	0.5	0.1%			77%

Total	100+ TEU	477	3,775.3	22.0%	1,467.8	8.6%	1,491.9	8.7%	711.4	4.1%	104.2	0.6%	27%

Source:	Clarkson Research, March 2014.

Note: Orderbook data is correct as of March 1, 2014 and does not take into account potential delivery problems. Going forward, the orderbook will be influenced by delays, cancellations and the re-negotiation of contracts. Due to these technical and contractual issues, there is currently considerable uncertainty surrounding the orderbook. The orderbook includes some orders originally scheduled for delivery prior to 2014.

Overall, since the start of 2000, the containership orderbook has represented an average of 37% of fully cellular fleet capacity. At the end of 2007, the containership orderbook as a proportion of fully cellular fleet capacity reached a high of 60.8%, decreasing to 50.6% at the start of 2009, 38.1% at the start of 2010 and 27.1% at the start of 2011 before increasing marginally to 30.3% at the start of July 2011, and then decreasing to 28.4% at the start of 2012 and 21.1% at the start of 2013. At the start of March 2014, the containership orderbook represented 22.0% of the fleet.

Note: Orderbook data is correct as of March 1, 2014. The historical orderbook is subject to change as a result of statistical reporting delays.

Although establishing accurate data is difficult, approximately 27% of scheduled deliveries in terms of TEU capacity expected to enter the fleet in 2013 at the start of that year have been confirmed as non-delivered during 2013. This figure was 48% for containerships below 3000 TEU in size, 27% for Panamax containerships and 26% for Post-Panamax containerships. This is partly due to statistical reporting delays but also because of delays in construction and cancellations of orders. The right-hand column of the previous table illustrates the difference between scheduled start year and actual containership deliveries in 2013. Delivering the orderbook presents a number of challenges, with factors both technical and financial facing both shipyards and owners contributing to delays in and cancellations of the containership scheduled deliveries.

In the period from 1996 to 2008, an average of 312 containership orders were placed each year, with the average annual level of capacity ordered totaling 1.2 million TEU. In 2007, a historical high level of 3.2 million TEU of containership capacity was ordered. In 2008 the volume of ordering slowed to 1.2 million TEU, while containership contracting activity in 2009 was negligible. Contracting activity picked up in the second half of 2010, taking total contracting in 2010 to 0.6 million TEU. Contracting levels remained high in the first half of 2011 and a total of 1.8 million TEU was contracted in the full year. Contracting activity in 2012 once again slowed and a total of 0.4 million TEU was contracted in the full year. In the full year 2013, ordering accelerated and 1.9 million TEU was contracted. In the first two months of 2014, 22 containerships of a combined 0.2 million TEU were contracted.

In the period from 1996 to 2008, an average of 30 containerships was scrapped each year. A substantial volume of ageing containership capacity was sold for scrap in 2009, with the full year seeing 202 containerships with a combined capacity of 0.38 million TEU sold for scrap, significantly higher than historical levels. In 2010, 86 containerships with a combined capacity of 0.13 million TEU were sold for scrap and in 2011, 60 containerships with a combined capacity of 0.08 million TEU were sold for scrap. In 2012, 178 containerships with a combined capacity of 0.33 million TEU were sold for demolition. In the full year 2013, 192 containerships of a combined 0.44 million TEU were scrapped and in the first two months of 2014, an additional 45 containerships totaling 0.15 million TEU have been scrapped. As of March 1, 2014, the average age of a vessel in the containership fleet was 11.0 years. The majority of ageing containership capacity is at the smaller end of the fleet below 4000 TEU, where some capacity may be more at risk of becoming outdated as larger ships prove more efficient at serving increased trade volumes. Overall, 3.8% of containership fleet capacity is currently aged 20 years or more.

As a result of the slowdown in demand through 2009, the portion of the fleet not in operation (or “idle”) grew from 0.42 million TEU at the end of 2008 to peak at an estimated 1.52 million TEU of capacity in December 2009, representing approximately 572 vessels, according to AXS-Alphaliner, equal to 11.8% of the global fleet by capacity according to Clarkson Research. However, the proportion of “idle” capacity declined through most of 2010 and the first half of 2011 as carriers reintroduced capacity on reactivated or newly implemented services, and in some cases upgraded capacity on existing services, to meet the apparent increase in trade volumes. Operators once again increased the number of “idle” containerships in the second half of 2011 and by mid-March 2012, 302 containerships of a combined 0.91 million TEU were in lay-up according to AXS-Alphaliner, equal to 5.9% of the global fleet by capacity according to Clarkson Research. The total idle capacity has subsequently declined, with 4.3% of the global fleet by capacity (0.75 million TEU) in lay-up at the end of February 2014.

Following the downturn in container trade volumes in late 2008 and 2009, a significant number of container shipping services began to be operated by liner companies at slower vessel speeds than in the past, with additional ships added to services in order to maintain fixed regular port call schedules. This management of supply not only reduced liner company bunker costs but also helped absorb containership capacity, as “slow steamed” services offer the same amount of “running” capacity whilst requiring additional standing vessel capacity. As of March 2014, slow steaming remains in place on a range of container shipping services and appears to have been most prevalent on services on the longer mainlane trades such as the Far East-Europe and the Transpacific, where there is the greater possibility to add extra ships and adjust the service speed to an appropriate level, than on shorter-haul trades. Along with the idling of capacity, slow steaming of services was another of a range of initiatives to manage supply during the period of surplus capacity.

During this period, redeployment of supply across trade lanes has also been a key feature of the containership sector. With deliveries of new capacity dominated by larger containerships and trade volumes growing more rapidly on north-south and intra-regional trade lanes traditionally served by medium-sized and smaller containerships, a significant degree of vessel redeployment, known as “cascading” has been required. As new very large Post-Panamax vessels have been delivered into service on the Far East-Europe trade lane, vessels have been redeployed from the Far East-Europe to other trade lanes including the Transpacific, from where medium-sized capacity has in turn been redeployed notably to north-south trade lanes, from where in turn some smaller vessels have been redeployed to intra-regional trade lanes for example.

Containership Markets

Containership Time Charter Rates

Pricing of containership transportation services occurs against a background of a highly competitive global containership charter market. Containership charter rates depend on the supply of, and demand for, containership capacity, and can vary significantly from year to year. Containership economies of scale mean that the daily time charter rate per TEU for a larger containership is less than for a ship with lower TEU capacity. The containership charter market experienced significant upward movement in time charter rates in the period between the start of 2002 and the middle of 2005. The market recovered from the decreases in charter rates seen in 2001 to levels beyond previous market highs before decreasing again mid-way through 2005, stabilizing in the first half of 2006, and then slipping further during the second half of 2006. The first half of 2007 saw the containership charter market recover to rate levels similar to those seen in late 2005 and early 2006. However, the onset of the global economic downturn and the resulting slowdown in container trade growth created a relative oversupply of capacity, leading to a rapid decrease in containership earnings in the latter half of 2008, which continued in the first half of 2009, with earnings remaining depressed during the rest of the year. In 2010, containership charter rates registered an upward trend over the year as a whole and made further gains in early 2011 before decreasing sharply in the second half of 2011 and remaining depressed through 2012 and 2013. Based on an index covering a range of containership sizes, time charter daily rates improved 84% during 2010 only to decrease by around 29% during 2011 and remain relatively steady through 2012. The estimated one year time charter rate for a 3500 TEU containership at the end of December 2010 was $14,500 per day. At the end of December 2011, the rate had declined to $6,500 per day and after fluctuating slightly through the following year, it still stood at $6,500 per day at the end of 2012. By the end of December 2013, the benchmark time charter rate had increased marginally to $7,000 per day and has since increased to $7,350 per day as of the end of February 2014. This compares to a ten year historical average of $20,158 per day.

Note: Estimates based on market assessments for theoretical fully cellular ships by brokers. These estimates are based on a given point in time and are no guide to or guarantee of future rates. Geared vessels have their own cranes for the purpose of loading and unloading containers.

There are limitations and risks to future projections, depending on developments in the world economy and global trade patterns, and the development of ordering, deliveries and scrapping in the future. With the decrease in demand for container volume in 2009, supply far outweighed demand for the global movement of containers, causing significant downwards pressure on the entire container shipping sector. The impact of the differential between growth in demand and supply on the containership charter market pushed rates sharply downwards. Demand growth outpaced capacity expansion in 2010 leading to upwards pressure on rates, while supply growth and demand growth were relatively matched in 2011 on an annual basis. However, in 2012, demand growth was weaker than the growth in supply, before the two moved into balance again in 2013. Despite this, a degree of structural overcapacity remains. This, combined with the majority share of idle capacity constituted by charter owner vessels, has suppressed any significant upwards movement in charter rates.

Vessel Values: The Newbuild & Secondhand Containership Market

Newbuild Prices: The development of containership newbuild prices reflects both the demand for vessels as well as the cost of acquisition of new containerships by owners from shipyards, which is influenced by the cost of materials and labor, availability of shipbuilding capacity, and the impact of demand from other shipping sectors on shipyards. Economies of scale in containership building mean that the cost per TEU involved in building larger containerships is less than for vessels with smaller TEU capacity.

The newbuild price for a benchmark 6600 TEU containership increased from $60.0 million at the start of 2003 to a peak of $108.0 million in the period June to September 2008. However, following the onset of the global economic downturn, this figure fell to $66.0 million at the end of January 2010. By the end of 2010 it had increased to $79.5 million. The figure subsequently softened slightly in 2011, and continued to decrease, falling to $58.0 million at the end of 2012. At the end of 2013 the benchmark newbuilding price estimate had risen to $65.5 million, and continued to increase in early 2014 to $67.5 million at the end of February 2014. The ten year historical average price for a 6600 TEU containership newbuild is estimated at $82.9 million. The following graph shows the historical development of containership newbuild prices.

Note: Prices are evaluated at the end of each calendar month. Newbuild prices assume “European spec.”, standard payment schedules and “first class competitive yards” quotations.

Secondhand Prices: Over the long-term, as the containership charter market has played an increasingly important role in the container shipping industry as a whole, the market for the sale and purchase of secondhand containerships has also expanded. Secondhand vessel prices are influenced by newbuild prices and also by vessel charter rates or earnings, although there is sometimes a lag in the relationship.

Activity on the secondhand market for containerships has grown from the relatively low levels of the past. A portion of this activity has been constituted by the sale of containerships by liner companies to charter owners. These sales have commonly been accompanied by “time charter back” arrangements whereby the liner company sells the vessel, removing the asset from its balance sheet, then, as part of the transaction, arranges a time charter of the vessel from the party to which it has sold the ship. The liquidity of the secondhand sales market is much greater for small and medium-sized containerships than for large vessels. Only 322 of the 1,806 secondhand containership sales recorded between the start of 2000 and the start of March 2014 have involved ships with 3000 TEU or more in capacity. Large containerships are generally newer, and more likely to remain owned by their original owner either for their own end use or on an initial relatively long-term charter.

Secondhand containership sales volumes show some volatility. In 2010, a total of 171 secondhand vessels with a combined capacity of 373,667 TEU were sold, while a total of 94 vessels with a combined 259,437 TEU were sold in 2011 and 152 vessels with a combined 253,988 TEU were sold in 2012. In the full year 2013, 143 containerships of a combined 302,035 TEU were sold and 30 containerships of a combined 77,602 TEU were sold in the first two months of 2014. The following graph shows the development of secondhand prices for five-year old 3500 TEU, 1700 TEU and 1000 TEU containerships. Trends in secondhand prices for older containerships typically move according to similar cycles. The price for a benchmark five-year old 1700 TEU containership decreased from $37.5 million at the end of May 2008 to $14.0 million at the end of 2009. There was an upward trend in secondhand containership prices in 2010 and the prices then remained steady in the first eight months of 2011, with the price of a benchmark 1700 TEU containership peaking at $24.0 million, before falling to $17.0 million by the end of 2011. The five-year old 1700 TEU price at the end of 2012 was estimated to be approximately $13.0 million. This increased to $14.25 million at the end of 2013, compared to a ten year historical average of $24.5 million, and remained at this price through the end of February 2014.

Note: Prices are evaluated at the end of each calendar month. There have been periods of uncertainty surrounding secondhand prices and the values provided between October 2008 and December 2009 are subject to wider than usual confidence margins.

BUSINESS

Overview

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We operate a fleet of 72 containerships (including eight vessels under long-term leases), and we have entered into contracts for the purchase of an additional 15 newbuilding containerships, which have scheduled delivery dates through May 2016. All 15 of these newbuilding containerships will commence operation under long-term, fixed-rate charters upon delivery. The average age of the 72 vessels in our operating fleet is approximately seven years.

Customers for our current operating fleet are COSCON, CSAV, CSCL Asia, Hanjin, HL USA, Hapag-Lloyd, K-Line, MSC and MOL. The customers for the 15 newbuilding containerships that are subject to charter contracts are Hanjin, MOL and Yang Ming Marine. Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow. Please read “—Our Fleet” for more information about our vessels and time charter contracts. Most of our customers’ containership business revenues are derived from the shipment of goods from the Asia Pacific region, primarily China, to various export markets in the United States and in Europe.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. The charters on the 72 vessels in our operating fleet have an average remaining term of approximately five years, excluding the effect of charterers’ options to extend certain time charters.

In January 2012, we acquired our Manager, which provides us with all of our technical, administrative and strategic services. Our Manager also manages a limited number of vessels for related parties.

Our Fleet

Our Current Fleet

The following table summarizes key facts regarding our 72 operating vessels as of March 20, 2014:

VESSEL NAME	VESSEL CLASS (TEU)	YEAR BUILT	CHARTER START DATE		CHARTERER	LENGTH OF CHARTER	DAILY CHARTER RATE
							(in thousands)
COSCO Glory	13100	2011	6/10/11		COSCON	12 years	$55.0
COSCO Pride(1)	13100	2011	6/29/11		COSCON	12 years	55.0
COSCO Development	13100	2011	8/10/11		COSCON	12 years	55.0
COSCO Harmony	13100	2011	8/19/11		COSCON	12 years	55.0
COSCO Excellence	13100	2012	3/8/12		COSCON	12 years	55.0
COSCO Faith(1)	13100	2012	3/14/12		COSCON	12 years	55.0
COSCO Hope	13100	2012	4/19/12		COSCON	12 years	55.0
COSCO Fortune	13100	2012	4/29/12		COSCON	12 years	55.0
Hanjin Buddha	10000	2014	—	(2)	Hanjin	10 years + one 2-year option	43.0	(2)
CSCL Zeebrugge	9600	2007	3/15/07		CSCL Asia	12 years	34.5	(3)
CSCL Long Beach	9600	2007	7/6/07		CSCL Asia	12 years	34.5	(3)
CSCL Oceania	8500	2004	12/4/04		CSCL Asia	12 years + one 3-year option	29.8	(4)
CSCL Africa	8500	2005	1/24/05		CSCL Asia	12 years + one 3-year option	29.8	(4)
COSCO Japan	8500	2010	3/9/10		COSCON	12 years + three 1-year options	42.9	(5)
COSCO Korea	8500	2010	4/5/10		COSCON	12 years + three 1-year options	42.9	(5)
COSCO Philippines	8500	2010	4/24/10		COSCON	12 years + three 1-year options	42.9	(5)

VESSEL NAME	VESSEL CLASS (TEU)	YEAR BUILT	CHARTER START DATE	CHARTERER	LENGTH OF CHARTER	DAILY CHARTER RATE
						(in thousands)
COSCO Malaysia	8500	2010	5/19/10	COSCON	12 years + three 1-year options	42.9	(5)
COSCO Indonesia	8500	2010	7/5/10	COSCON	12 years + three 1-year options	42.9	(5)
COSCO Thailand	8500	2010	10/20/10	COSCON	12 years + three 1-year options	42.9	(5)
COSCO Prince Rupert	8500	2011	3/21/11	COSCON	12 years + three 1-year options	42.9	(5)
COSCO Vietnam	8500	2011	4/21/11	COSCON	12 years + three 1-year options	42.9	(5)
MOL Emerald	5100	2009	4/30/09	MOL	12 years	28.9
MOL Eminence	5100	2009	8/31/09	MOL	12 years	28.9
MOL Emissary	5100	2009	11/20/09	MOL	12 years	28.9
MOL Empire	5100	2010	1/8/10	MOL	12 years	28.9
MSC Veronique	4800	1989	11/25/11	MSC	5 years	14.5	(6)
MSC Manu	4800	1988	11/15/11	MSC	5 years	14.5	(6)
MSC Leanne	4800	1989	10/19/11	MSC	5 years	14.5	(6)
MSC Carole	4800	1989	10/12/11	MSC	5 years	14.5	(6)
MOL Excellence	4600	2003	6/13/13	MOL	2 years + one 1-year option	Market rate	(7)
MOL Efficiency	4600	2003	7/4/13	MOL	2 years + one 1-year option	Market rate	(7)
Brotonne Bridge(1)	4500	2010	10/25/10	K-Line	12 years + two 3-year options	34.3	(8)
Brevik Bridge(1)	4500	2011	1/25/11	K-Line	12 years + two 3-year options	34.3	(8)
Bilbao Bridge(1)	4500	2011	1/28/11	K-Line	12 years + two 3-year options	34.3	(8)
Berlin Bridge(1)	4500	2011	5/9/11	K-Line	12 years + two 3-year options	34.3	(8)
Budapest Bridge(1)	4500	2011	8/1/11	K-Line	12 years + two 3-year options	34.3	(8)
Seaspan Hamburg	4250	2001	11/3/13	Hapag-Lloyd	Up to 30 months + one 8 to 12 month option	Market rate	(7)
Seaspan Chiwan	4250	2001	12/29/13	Hapag-Lloyd	Up to 30 months + one 8 to 12 month option	Market rate	(7)
Seaspan Ningbo	4250	2002	9/7/13	Hapag-Lloyd	Up to 30 months + one 8 to 12 month option	Market rate	(7)
Seaspan Dalian	4250	2002	7/17/13	Hapag-Lloyd	Up to 30 months + one 6 to 12 month option	Market rate	(7)
Seaspan Felixstowe	4250	2002	7/24/13	Hapag-Lloyd	Up to 30 months + one 6 to 12 month option	Market rate	(7)
CSCL Vancouver	4250	2005	2/16/05	CSCL Asia	12 years	17.0
CSCL Sydney	4250	2005	4/19/05	CSCL Asia	12 years	17.0
CSCL New York	4250	2005	5/26/05	CSCL Asia	12 years	17.0
CSCL Melbourne	4250	2005	8/17/05	CSCL Asia	12 years	17.0
CSCL Brisbane	4250	2005	9/15/05	CSCL Asia	12 years	17.0
New Delhi Express	4250	2005	10/19/05	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Dubai Express	4250	2006	1/3/06	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Jakarta Express	4250	2006	2/21/06	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Saigon Express	4250	2006	4/6/06	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Lahore Express	4250	2006	7/11/06	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Rio Grande Express	4250	2006	10/20/06	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Santos Express	4250	2006	11/13/06	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)

VESSEL NAME	VESSEL CLASS (TEU)	YEAR BUILT	CHARTER START DATE	CHARTERER	LENGTH OF CHARTER	DAILY CHARTER RATE
						(in thousands)
Rio de Janeiro Express	4250	2007	3/28/07	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
Manila Express	4250	2007	5/23/07	HL USA	3 years + seven 1-year extensions + two 1-year options(9)	18.0	(10)
CSAV Loncomilla	4250	2009	4/28/09	CSAV	6 years	25.9
CSAV Lumaco	4250	2009	5/14/09	CSAV	6 years	25.9
CSAV Lingue	4250	2010	5/17/10	CSAV	6 years	25.9
CSAV Lebu	4250	2010	6/7/10	CSAV	6 years	25.9
Madinah(1)(11)	4250	2009	—	—	—	—
COSCO Fuzhou	3500	2007	3/27/07	COSCON	12 years	19.0
COSCO Yingkou	3500	2007	7/5/07	COSCON	12 years	19.0
CSCL Panama	2500	2008	5/14/08	CSCL Asia	12 years	16.8	(12)
CSCL São Paulo	2500	2008	8/11/08	CSCL Asia	12 years	16.8	(12)
CSCL Montevideo	2500	2008	9/6/08	CSCL Asia	12 years	16.8	(12)
CSCL Lima	2500	2008	10/15/08	CSCL Asia	12 years	16.8	(12)
CSCL Santiago	2500	2008	11/8/08	CSCL Asia	12 years	16.8	(12)
CSCL San Jose	2500	2008	12/1/08	CSCL Asia	12 years	16.8	(12)
CSCL Callao	2500	2009	4/10/09	CSCL Asia	12 years	16.8	(12)
CSCL Manzanillo	2500	2009	9/21/09	CSCL Asia	12 years	16.8	(12)
Guayaquil Bridge	2500	2010	3/8/10	K-Line	10 years	17.9
Calicanto Bridge	2500	2010	5/30/10	K-Line	10 years	17.9

(1)	This vessel is leased pursuant to a lease agreement, which we used to finance the acquisition of the vessel.
(2)	Hanjin has an initial charter of 10 years with a charter rate of $43,000 per day for the initial term and $44,500 per day during the two-year option. The initial charter commenced on March 25, 2014.
(3)	CSCL Asia has a charter of 12 years with a charter rate of $34,000 per day for the first six years, increasing to $34,500 per day for the second six years.
(4)	CSCL Asia has an initial charter of 12 years with a charter rate of $29,500 per day for the first six years, $29,800 per day for the second six years, and $30,000 per day during the three-year option.
(5)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day for the initial term and $43,400 per day for the three one-year options.
(6)	MSC has a bareboat charter of five years with a charter rate of $10,000 per day for the first two years, increasing to $14,500 per day after two years. MSC has agreed to purchase the vessels for $5.0 million each at the end of the five-year bareboat charter terms. In addition, we pay a 1.25% commission to a broker on all bareboat charter payments for these charters.
(7)	Given that the term of the charter is less than three years (excluding any charterers’ option to extend the term), the vessel is being chartered at current market rates.
(8)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 per day for the first three-year option period and $42,500 per day for the second three-year option period.
(9)	For these charters, the initial term was three years, which automatically extends for up to an additional seven years in successive one-year extensions unless HL USA elects to terminate the charters with two years’ prior written notice. HL USA would have been required to pay a fee of approximately $8.0 million to terminate a charter at the end of the initial term. The termination fee declines by $1.0 million per year per vessel in years four through nine. The initial terms of the charters for these vessels have expired, and these charters have been automatically extended pursuant to their terms.
(10)	HL USA had an initial charter of three years that automatically extends for up to an additional seven years in successive one-year extensions unless HL USA elects to terminate the charters with two years’ prior written notice, with a charter rate of $18,000 per day for the first one-year option remaining, increasing to $18,500 per day for the second one-year option remaining.

(11)	This vessel is expected to commence a short-term charter at market rates in early April 2014.
(12)	CSCL Asia has a charter of 12 years with a charter rate of $16,750 per day for the first six years, increasing to $16,900 per day for the second six years.

New Vessel Contracts

Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow, and to enter into additional long-term, fixed-rate time charters for such vessels.

We have contracted to purchase 15 newbuilding containerships, which have scheduled delivery dates through May 2016. These vessels consist of the following, excluding our ROFR Vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter(1)	Charterer	Scheduled Delivery Date	Shipbuilder
Hull No. 985	10000	10 years + one 2 - year option	Hanjin	2014	Jiangsu Xinfu
Hull No. 993	10000	10 years + one 2 - year option	Hanjin	2014	New Jiangsu
Hull No. 1006	10000	8 years + one 2 - year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 1008	10000	8 years + one 2 - year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 2638	14000	10 years + one 2 - year option	Yang Ming Marine	2015	HHI
Hull No. 2640	14000	10 years + one 2 - year option	Yang Ming Marine	2015	HHI
Hull No. 2642	14000	10 years + one 2 - year option	Yang Ming Marine	2015	HHI
Hull No. 2643	14000	10 years + one 2 - year option	Yang Ming Marine	2015	HHI
Hull No. 2645	14000	10 years + one 2 - year option	Yang Ming Marine	2015	HHI
Hull No. 2647	14000	10 years + one 2 - year option	Yang Ming Marine	2015	HHI
Hull No. 1037	14000	Minimum 6 years to maximum of 10 years + one 2 - year option	Yang Ming Marine	2016	CSBC
Hull No. 1039	14000	Minimum 6 years to maximum of 10 years + one 2 - year option	Yang Ming Marine	2016	CSBC

(1)	Each charter is scheduled to begin upon delivery of the vessel to the charterer.

The ROFR Vessels are 10000 TEU vessels which will be built by shipbuilders New Jiangsu and Jiangsu Xinfu and are scheduled for delivery in 2015.

The following chart indicates the estimated number of owned, leased and managed vessels in our fleet based on scheduled delivery dates as of March 20, 2014, including the ROFR Vessels:

	Scheduled for the year ended December 31,
	2014	2015	2016
Owned and leased vessels, beginning of year	71	76	85
Deliveries	5	9	2

Total, end of year	76	85	87
Managed vessels, beginning of year	2	6	15
Deliveries	4	9	3

Total, end of year	6	15	18
Total Fleet	82	100	105
Approximate Total Capacity (TEU)	513,500	733,500	803,500

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on the opportunities in the containership industry, including the following:

•	Scale, Diversity and High Quality of Our Fleet. We are one of the largest independent charter owners and managers of containerships and believe that the size of our fleet appeals to our customers and provides us cost savings through volume purchases and leverage in negotiating newbuilding contracts and accessing shipyard berths. Our operating fleet of 72 containerships has an average age of approximately seven years, which is significantly below the industry average of approximately 11 years. Our newbuilding containerships also will be subject to our high standards for design, construction quality and maintenance. The vessels in our current operating fleet range in size from 2500 TEU to 13100 TEU, and our 13100 TEU containerships are among the largest containerships in operation. All of our newbuilding containerships under construction are 10000 TEU and 14000 TEU containerships. We believe that our operational cost savings and leverage with shipyards is further enhanced by our investment in GCI.

•	Strong, Long-Term Relationships with High-Quality Customers, Including Leading Asian Container Liner Companies. We have developed strong relationships with our customers, which include leading container liner companies. We believe we are the largest charterer of containerships to China, and we anticipate that Asian demand for containerships will continue to rebound and grow following the recent worldwide economic downturn. We attribute the strength of our customer relationships in part to our consistent operational quality, customer oriented service and historical average utilization of approximately 99% since our IPO in 2005.

•	Enhanced Stability of Cash Flows Through Long-Term, Fixed-Rate Time Charters. Our vessels are primarily subject to long-term, fixed-rate time charters, which have an average remaining term of approximately five years. As a result, substantially all of our revenue is protected from the volatility of spot rates and short-term charters. To further promote cash flow stability, we have primarily placed newbuilding orders and purchased secondhand vessels when we have concurrently entered into long-term time charters with our customers. As at March 20, 2014, excluding any extensions of our time charters, we had an aggregate of approximately $6.2 billion of contracted future minimum revenue under existing fixed-rate time charters and interest income from sales-type capital leases. Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. The contracted time charter revenue attributable to these three vessels is approximately $0.5 billion.

•	Proven Ability to Source Capital for Growth. Since our IPO in 2005, we have successfully accessed capital to grow our fleet. Including our IPO, we have raised approximately $2.6 billion in public and private issuances of equity securities. In addition, we have secured credit and lease facilities with aggregate outstanding borrowings and commitments of $4.8 billion as of December 31, 2013. We also accessed capital during the recent worldwide economic downturn, including raising preferred share equity and entering into sale-leaseback financings. We expect to fund our remaining capital expenditures for these newbuilding vessels with our cash, availability under credit facilities associated with the newbuilding vessels and new debt financing that we expect to arrange in advance of vessel deliveries. We intend to continue to access existing capital, and to seek new sources of capital, to cost-effectively maintain and grow our fleet over the long term.

•

Significant Delivered Fleet Growth. We have significantly grown our fleet since our IPO in August 2005. At that time, we had an operating fleet of 10 vessels with another 13 vessels on order, aggregating 116,950 TEU. We now have 72 vessels in operation and 15 newbuilding containerships on order, aggregating 606,300 TEU, an increase since our IPO of 418% in TEU capacity. The aggregate capacity of these 15 newbuilding vessels that we have contracted to purchase, with scheduled delivery dates through May 2016, represents approximately 43% of the aggregate capacity of our vessels currently in operation. We believe that our longstanding relationships with key constituents in the containership industry, including container liner companies, shipbuilders and shipping banks, as well as our investment in GCI, will enable us to continue sourcing newbuilding and secondhand vessel acquisition opportunities at terms attractive to us.

•	Experienced Management. Our chief executive officer, chief operating officer and chief financial officer have over 60 years of combined professional experience in the shipping industry, and they have experience managing shipping companies through several economic cycles. The members of our management team have prior experience with many companies in the international ship management industry, such as China Merchants Group, Neptune Orient Lines, APL Limited, Safmarine Container Lines and Columbia Ship Management, and provide expertise across commercial, technical, financial and other functional management areas of our business. The acquisition of our Manager in January 2012 provides us direct control over these functions.

Our Business Strategies

We seek to continue to expand our business and increase our cash flow by employing the following business strategies:

•	Pursuing Long-Term, Fixed-Rate Charters. We intend to continue to primarily employ our vessels under long-term, fixed-rate charters, which contribute to the stability of our cash flows. In addition, container liner companies typically employ long-term charters for strategic expansion into major trade routes, while using spot charters for shorter term discretionary needs. To the extent container liner companies expand their services into major trade routes, we believe we are well positioned to participate in their growth.

•	Expanding and Diversifying Our Customer Relationships. Since our IPO, we have increased our customer base from two to 10 customers and have expanded our revenue from existing customers. We intend to continue to expand our existing customer relationships and to add new customers to the extent container liner companies increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes. We believe that we will benefit from the expected growth of worldwide container shipping demand, especially in certain markets that we believe have high growth potential, such as Asia, where we have strong customer relationships. We also believe that our experience in working with container liner companies to provide ship design, construction supervision and chartering services will improve our ability to secure new customers.

•	Actively Acquiring Newbuilding and Secondhand Vessels. We have increased, and intend to further increase, the size of our fleet through selective acquisitions of new and secondhand containerships that we believe will be accretive to our cash flow. We believe that entering into newbuilding contracts will continue our long-term fleet growth and provide modern vessels to our customers. In addition, we intend to continue to selectively consider any nearer-term growth opportunities to acquire high-quality secondhand vessels, primarily either with existing long-term charters or where we can enter into long-term charters concurrently with the acquisitions. We also intend to consider appropriate (a) partnering opportunities that would allow us to seek to capitalize on opportunities in the newbuilding and secondhand markets with more modest investments, and (b) business acquisitions, as well as the potential sale of any older vessels in our fleet as part of fleet renewal.

•	Maintaining Efficient Capital Structure. We intend to pursue a financial strategy that aims to preserve our financial flexibility and achieve a low cost of capital so that we may take advantage of acquisition and expansion opportunities in the future while also meeting our existing obligations.

Carlyle Shipping-Focused Investment Vehicle

In March 2011, we invested in GCI, an investment vehicle established by an affiliate of global alternative asset manager, The Carlyle Group, or Carlyle. GCI intends to invest up to $900 million equity capital in containership assets, primarily newbuilding vessels strategic to the People’s Republic of China, Taiwan,

Hong Kong and Macau, or Greater China. We believe that the combination of our expertise and relationships in the containership market and Carlyle’s financial resources, global business network and access to capital enhance our ability to take advantage of growth opportunities in the containership market.

Although pricing has recently been increasing, we believe there exists significant excess capacity in Asian shipyards, and that, as a result of this excess capacity, shipyards are willing to provide pricing and design concessions for large newbuilding construction orders in the near term. The size of these orders likely exceeds the size of orders we would be able or willing to make on our own. As a result, we view our participation in GCI as a means of diversifying our capital sources and cost-effectively expanding our fleet. We believe that the combined scale of our business with GCI allows us to realize volume discounts for newbuilding orders, negotiate design improvements from shipyards and obtain more attractive vessel financing than we would otherwise be able to achieve on our own, thereby creating a competitive advantage for us. In addition, we believe we will benefit from additional operational economies of scale as we manage GCI’s existing and, once delivered, newbuilding vessels.

We believe that all of GCI’s containership investment opportunities identified by Gerry Wang, our chief executive officer and the chairman of the board of managers of GCI, will be subject to our right of first refusal agreement with GCI. We may exercise this right until March 31, 2015, unless it is terminated earlier as the result of certain triggering events, including if we exercise this right for more than 50% of the aggregate vessels subject to the right prior to specified dates. In addition, we have rights of first offer relating to certain containerships that GCI may propose to sell or dispose of.

GCI will invest up to $900 million equity capital in containership assets, of which we committed up to $100 million. As of December 31, 2013, we had an ownership interest in GCI of approximately 10% and our investment in GCI totaled approximately $4.3 million. Since GCI’s formation, we have ordered 32 newbuilding vessels and four existing vessels, of which 15 have been allocated to us and 15 to GCI and the six ROFR Vessels remain subject to allocation in relation to the right of first refusal agreement with GCI. For additional information about GCI and the right of first refusal, please read “Certain Relationships and Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle.”

Charters

General

We charter our vessels primarily under long-term, fixed-rate time charters. We charter four of our vessels under bareboat charters. The following table presents the number of vessels chartered by each of our customers as of March 20, 2014.

CUSTOMER	NUMBER OF VESSELS IN OUR CURRENT OPERATING FLEET	NUMBER OF VESSELS SCHEDULED TO BE DELIVERED	TOTAL VESSELS UPON ALL DELIVERIES
Time charters
COSCON	18	—	18
CSCL Asia	17	—	17
HL USA	9	—	9
K-Line	7	—	7
MOL	6	5	11
Hapag Lloyd	5	—	5
CSAV	4	—	4
Yang Ming Marine	—	8	8
Hanjin	1	2	3
Off-charter	1	—	1

Total time charters	68	15	83
MSC (bareboat charters)	4	—	4

Total fleet	72	15	87

Time Charters and Bareboat Charters

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate; the charterer is responsible for substantially all of the vessel voyage expenses, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

Our four 4800 TEU vessels are chartered by MSC under bareboat charters. A bareboat charter is a contract for the use of a vessel for a fixed period of time at a specified amount. Under a bareboat charter, the charterer is responsible for providing crewing and other services related to the vessel’s operation, as well as vessel voyage expenses.

The initial term for a time or bareboat charter commences on the vessel’s delivery to the charterer. Under all of our time charters, the charterer may also extend the term for periods in which the vessel is off-hire. The current charter periods and any applicable extension options are included above under “—Our Fleet.” Under our bareboat charters with MSC, MSC has agreed to purchase each vessel for $5.0 million at the end of the five-year bareboat charter terms.

With respect to the vessels on charter to HL USA, CP Ships Limited has provided a guarantee of the obligations and liabilities of HL USA under each time charter and Hapag-Lloyd AG has provided a guarantee of the obligations and liabilities of CP Ships Limited under the original guarantee. For the vessels on charter to CSCL Asia, CSCL Hong Kong and CSCL have each provided a guarantee of the obligations and liabilities of CSCL Asia under each time charter.

Hire Rate

“Hire rate” refers to the basic payment from the charterer for the use of the vessel. Under all of our time charters, hire rate is payable, in advance, in U.S. dollars, as specified in the charter. The hire rate is a fixed daily amount that may increase, or decrease, in some cases, at varying intervals during the term of the charter and any extension to the term. Payments generally are made in advance on a monthly or semi-monthly basis. The charter hire rate may be reduced in certain instances as a result of added cost to the charterer due to vessel performance deficiencies in speed or fuel consumption. We have had no instances of such hire rate reductions.

Operations and Expenses

Our Manager operates our vessels and is responsible for vessel operating expenses, which include technical management, crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and capital expenses, including normally scheduled dry-docking of the vessels. The charterer generally pays the voyage expenses, which include all expenses relating to particular voyages, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions. Our ship operating expenses have been increasing due primarily to higher crewing compensation costs and additional expenses as vessels age.

Off-Hire

When a vessel is “off-hire,” or not available for service, the charterer generally is not required to pay the hire rate, and we are responsible for all costs, including the cost of fuel bunkers, unless the charterer is responsible for the circumstances giving rise to the vessel’s lack of availability. A vessel generally will be deemed to be off-hire when there is an event preventing the full working of the vessel due to, among other things:

•	operational deficiencies not due to actions of the charterers or their agents;

•	dry-docking for repairs, maintenance or inspection;

•	equipment or machinery breakdowns, abnormal speed and construction conditions;

•	delays due to accidents for which the vessel owner, operator or manager is responsible, and related repairs;

•	crewing strikes, labor boycotts caused by the vessel owner, operator or manager, certain vessel detentions or similar problems; or

•	a failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Under most of our time charters, if a vessel is off-hire for a specified number of consecutive days or for a specified aggregate number of days during a 12-month period, the charterer has the right to cancel the time charter with respect to that vessel. Under some charters, if a vessel is off-hire for specified reasons for a prolonged period, we are obligated to charter a substitute vessel and to pay any difference in hire cost of the charter for the duration of the substitution. The periods of off-hire that trigger such termination rights exclude, in addition to any other specific exclusions in the charter, off-hire for routine dry-dockings or non-compliance with regulatory obligations. Our charter contracts generally provide for hire adjustments for vessel performance deficiencies such as those in speed or fuel consumption, with prolonged performance deficiencies giving the charterer a termination right under some charters.

Ship Management and Maintenance

Under each of our time charters, we are responsible for the operation and management of each vessel, including maintaining the vessel, periodic dry-docking, cleaning and painting and performing work required by regulations. We also provide limited ship management services to Dennis R. Washington’s personal vessel owning companies and ship management and construction supervision services to GCI.

We focus on risk reduction, operational reliability and safety. We believe we achieve high standards of technical ship management by, among other methods:

•	developing a minimum competency standard for seagoing staff;

•	standardizing equipment used throughout the fleet, thus promoting efficiency and economies of scale;

•	implementing a voluntary vessel condition and maintenance monitoring program (our Manager was the first in the world to achieve accreditation by vessel classification society Det Norske Veritas on its hull planned maintenance system);

•	recruiting officers and ratings through an affiliate based in India that has a record of employee loyalty and high retention rates among its employees;

•	implementing an incentive system to reward staff for the safe operation of vessels; and

•	initiating and developing a cadet training program.

Our staff has skills in all aspects of ship management and experience in overseeing new vessel construction, vessel conversions and general marine engineering, and previously worked in various companies in the international ship management industry, including China Merchants Group, Neptune Orient Lines, Teekay Corporation, Safmarine Container Lines and Columbia Ship Management. A number of senior officers also have sea-going experience, having served aboard vessels at a senior rank. In all training programs, we place an emphasis on safety and regularly train our crew members and other employees to meet our high standards. Shore- based personnel and crew members are trained to be prepared to respond to emergencies related to life, property or the environment.

Termination; Change of Control

We are generally entitled to withdraw a vessel from service to a charterer if the charterer defaults in its payment obligations, without prejudice to other claims for hire against the charterers. Some of our charterers also have the right to terminate the time charters in circumstances other than extended periods of off-hire as noted above. Under some of our time charters, the customer has the right to prior notice of or consent to any material change in our ownership or voting control.

Sale and Purchase of Vessels

Under some of our time charters, the customer has the right to prior notice of or consent to any proposed sale of the applicable vessel, which consent cannot be unreasonably withheld. A limited number of charters provide the charterer with a right of first refusal for the proposed vessel sale, which would require us to offer the vessel to the charterer prior to selling it to another entity. Sub-charters do not affect our ability to sell our time-chartered vessels. Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. If Yang Ming Marine were to exercise all of these rights, we would not receive delivery of the three vessels or related future charter hire. Yang Ming Marine also has the right to purchase these vessels and an additional two vessels (for a total of five vessels) from us upon expiration of the time charters, at a price that provides an agreed upon minimum rate of return to us.

Hull and Machinery, Loss of Hire and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss and partial loss, for all of our vessels. Each of our vessels is covered up to at least fair market value with certain deductibles applied per vessel per claim. We achieve this overall loss coverage by maintaining nominal increased value coverage for each of our vessels, under which coverage, in the event of total loss of a vessel, we will be entitled to recover amounts not recoverable under the hull and machinery policy due to underinsurance. We have not obtained, and do not intend to obtain, loss-of-hire insurance covering the loss of revenue during extended off-hire periods. We believe that this type of coverage is not economical and is of limited value to us. However, we evaluate the need for such coverage on an ongoing basis, taking into account insurance market conditions and the employment of our vessels. The charterer generally pays extra war risk insurance and commissions when the vessel is ordered by the charterer to enter a notified war exclusion trading area.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I associations, which insure our third-party and crew liabilities in connection with our shipping activities. Coverage includes third-party liability, crew liability and other related expenses resulting from the abandonment, injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by P&I associations. Subject to the limit for pollution discussed below, our coverage is nearly unlimited, but subject to the rules of the particular protection and indemnity insurer.

Our protection and indemnity insurance coverage for pollution is up to $1.0 billion per vessel per incident. The 13 P&I associations that comprise the International Group insure approximately 90% of the world’s commercial blue-water tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a mutual P&I association, which is a member or affiliate of the International Group, we are subject to calls payable to the associations based on the International Group’s claim records as well as the claim records of all other members of the individual associations.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters based upon price, customer relationships, operating and technical expertise, professional reputation and size, age and condition of the vessel.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for time charters.

Seasonality

Our vessels primarily operate under long-term charters and are generally not subject to the effect of seasonal variations in demand, except where such charters have expired and we are seeking to re-charter a vessel on a short-term basis at then current market rates.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake the surveys on application or by official order, acting on behalf of the authorities concerned.

Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for annual surveys, every two to three years for intermediate surveys, and every five years for special surveys. If any defects are found, the classification surveyor will issue a “condition of class” or a “requirement” for appropriate repairs that have to be made by the shipowner within the time limit prescribed. Vessels may be required, as part of the annual and intermediate survey process, to be dry-docked for inspection of the underwater portions of the vessel and for necessary repair stemming from the inspection. Special surveys always require dry-docking. The classification society also undertakes on request other surveys and inspections that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned.

Environmental and Other Regulations

Government regulation significantly affects our business and the operation of our vessels. We are subject to international conventions and codes, and national, state, provincial and local laws and regulations in the jurisdictions in which our vessels operate or are registered, including, among others, those governing the generation, management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions and water discharges.

A variety of government, quasi-government and private entities require us to obtain permits, licenses or certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels in one or more ports.

Increasing environmental concerns have created a demand for vessels that conform to the strictest environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States, Canadian and international regulations and with flag state administrations.

The following is an overview of certain material governmental regulations that affect our business and the operation of our vessels. It is not a comprehensive summary of all government regulations to which we are subject.

International Maritime Organization (or IMO)

The IMO is the United Nations’ agency for maritime matters, including maritime safety and pollution prevention. The IMO has negotiated international conventions that impose liability for pollution in international waters and a signatory’s territorial waters. For example, the IMO’s International Convention for the Prevention of Pollution from Ships, or MARPOL, imposes environmental standards on the shipping industry relating to, among other things, pollution prevention and procedures, technical standards, oil spills management, transportation of marine pollutants and air emissions. Annex VI of MARPOL, which regulates air pollution from vessels, sets limits on sulfur oxide, nitrogen oxide and particulate matter emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. We believe all of our vessels currently are Annex VI compliant. Annex VI also includes a global cap on the sulfur content of fuel oil with a lower cap on the sulfur content applicable inside Emission Control Areas, or ECAs. Already established ECAs include the Baltic Sea, the North Sea, including the English Channel, the North American area and the U.S. Caribbean Sea area. Additional geographical areas may be designated as ECAs in the future. Annex VI calls for incremental reductions in sulfur in fuel between 2012 and 2020 (or 2015 in the case of ECAs), and the use of advanced technology engines designed to reduce emissions of nitrogen oxide, with a “Tier II” emission limit applicable to engines installed on or after January 1, 2011 and a more stringent “Tier III” emission limit applicable to engines installed on or after 2016 operating in nitrogen oxide ECAs. The “Tier III” emission limit may be delayed until 2021, and a decision is currently expected to be made by the IMO in the spring of 2014. These amendments or other changes could require modifications to our vessels to achieve compliance, and the cost of compliance may be significant to our operations. With regard to greenhouse gas emissions, there have been discussions in the IMO for the adoption of a market-based mechanism for the reduction of carbon emissions from vessels, such as an emissions trading system or an international greenhouse gas contribution fund, with contributions being based on bunker fuel purchases. The IMO adopted technical and operational measures for the reduction of greenhouse gas emissions that became effective on January 1, 2013. These include the “Energy Efficiency Design Index,” which is mandatory for newbuilding vessels, and the “Ship Energy Efficiency Management Plan,” which is mandatory for all vessels.

The IMO’s International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, imposes, subject to limited exceptions, strict liability on vessel owners for pollution damage in jurisdictional waters of ratifying states, which does not include the United States, caused by discharges of “bunker oil.” The Bunker Convention also requires owners of registered vessels over a certain size to maintain insurance for pollution damage in an amount generally equal to the limits of liability under the applicable national or international limitation regime. We believe our vessels comply with the Bunker Convention.

The IMO’s International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, would require the installation of ballast water treatment systems on certain newbuilding vessels for which the keel is laid after January 1, 2012 and for existing vessels prior to their first renewal survey after January 1, 2014 or January 1, 2016 (depending on their year of build and their ballast water capacity). The BWM Convention will become effective, on a retroactive basis, 12 months after it has been adopted by a specified threshold of member states representing at least 35% of the world’s shipping tonnage. If the BWM Convention is adopted, we may be required to incur significant costs to install these ballast water treatment plants on all our vessels before the applicable due dates.

The IMO also regulates vessel safety. The International Safety Management Code, or the ISM Code, requires vessel owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. A Safety Management Certificate is issued under the provisions of the International Convention for the Safety of Life at Sea, or SOLAS, to each vessel with a Safety Management System verified to be in compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. All of the vessels in our fleet are ISM Code-certified.

Increasingly, various regions are adopting additional, unilateral requirements on the operation of vessels in their territorial waters. These regulations, such as those described below, apply to our vessels when they operate in the relevant regions’ waters and can add to operational and maintenance costs, as well as increase the potential liability that applies to violations of the applicable requirements.

United States

The United States Oil Pollution Act of 1990 and CERCLA

The United States Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, governs spills or releases of hazardous substances other than petroleum or petroleum products. Under OPA and CERCLA, vessel owners, operators and bareboat charterers are jointly and, subject to limited exceptions, strictly liable for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil or hazardous substances, as applicable, from their vessels. OPA and CERCLA define these damages broadly to include certain direct and indirect damages and losses, including but not limited to assessment of damages, remediation, damages to natural resources such as fish and wildlife habitat, and agency oversight costs.

Under OPA and CERCLA, the liability of responsible parties is limited to a specified amount, which is periodically updated. Under both OPA and CERCLA, liability is unlimited if the incident is caused by gross negligence, willful misconduct or a violation of certain regulations.

We maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could harm our business, financial condition and results of operation. Vessel owners and operators must establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential aggregate liabilities under OPA and CERCLA. Evidence of financial responsibility may be demonstrated by showing proof of insurance, surety bonds, self-insurance or guarantees. We have obtained the necessary U.S. Coast Guard regulation and financial assurance certificates for each of our vessels currently in service and trading to the United States. Owners or operators of certain vessels operating in U.S. waters also must prepare and submit to the U.S. Coast Guard a response plan for each vessel, which plan, among other things, must address a “worst case” scenario environmental discharge and describe crew training and drills to address any discharge. Each of our vessels has the necessary response plans in place.

OPA and CERCLA do not prohibit individual states from imposing their own liability regimes with regard to oil pollution or hazardous substance incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

Clean Water Act

The Clean Water Act, or CWA, establishes the basic structure for regulating discharges of pollutants into the waters of the United States and regulating quality standards for surface waters. Under the CWA, it is unlawful to discharge any pollutant from a point source into navigable waters without a permit. The U.S. Environmental Protection Agency, or the EPA, requires certain vessels to comply with a Vessel General Permit, or VGP, before the vessel can legally operate and discharge wastewaters, including ballast water, in U.S. waters. We have submitted appropriate filings to obtain coverage under the VGP.

The current “2013 VGP” became effective on December 19, 2013 and expires on December 19, 2018. In addition to the ballast water best management practices required under the prior VGP, the 2013 VGP contains numerical technology-based ballast water effluent limitations that will apply to certain commercial vessels with ballast water tanks. For certain existing vessels, EPA has adopted a staggered implementation schedule to require vessels to meet the ballast water effluent limitations by the first dry-docking after January 1, 2014 or January 1, 2016, depending on the vessel size. Vessels that are constructed after December 1, 2013 are subject to the ballast water numerical effluent limitations immediately upon the effective date of the 2013 VGP. The CWA authorizes civil and criminal penalties for discharging pollutants without a permit, failure to meet any requirement of a permit, and also allows for citizen suits against violators. The CWA does not prohibit individual states from imposing more stringent conditions, which many states have done. We comply with the existing, and intend to comply with the new, VGP, and we do not currently believe that the costs associated with obtaining such permits and complying with their obligations will have a material impact on our operations or financial results.

In addition, the Act to Prevent Pollution from Ships, or APPS, implements various provisions of MARPOL and applies to larger foreign-flag ships when operating in U.S. waters. The regulatory mechanisms established in APPS to implement MARPOL are separate and distinct from the CWA and other federal environmental laws. Civil and criminal penalties may be assessed under APPS for non-compliance.

Additional Ballast Water Regulations

The United States National Invasive Species Act, or NISA, and the U.S. Coast Guard’s regulations enacted under NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, including a limit on the concentration of living organisms in ballast water discharged in such waters. Newbuilding vessels constructed after December 1, 2013 are required to have a ballast water treatment system installed, and existing vessels are required to have a ballast water treatment system installed on the first scheduled dry-dock after January 1, 2016. The U.S. Coast Guard regulations also require vessels to maintain a ballast water management plan that is specific for that vessel and assigns responsibility to the master or appropriate official to understand and execute the ballast water management strategy for that vessel. Individual U.S. states have also enacted laws to address invasive species through ballast water and hull cleaning management and permitting requirements. For the vessels that will be subject to the requirements, under CWA or otherwise, the estimated cost to fit a ballast water treatment system ranges from approximately $0.5 million to $0.7 million for a Panamax size vessel and below, and from approximately $0.7 million and $0.9 million for a post-Panamax size.

Clean Air Act

The Clean Air Act, or the CAA, and its implementing regulations subjects our vessels to vapor control and recovery requirements when cleaning fuel tanks and conducting other operations in regulated port areas and to air emissions standards for our engines while operating in U.S. waters. The EPA has adopted standards that apply to certain engines installed on U.S. vessels and to marine diesel fuels produced and distributed in the United States. These standards, which are being implemented in two stages (effective in 2011 and 2016, respectively), are consistent with Annex VI of MARPOL and establish significant reductions for vessel emissions of particulate matter, sulfur oxides and nitrogen oxides.

The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and industrial areas. Several SIPs regulate emissions from degassing operations by requiring the installation of vapor control equipment on vessels. California has enacted regulations which apply to ocean-going vessels’ engines when operating within 24 miles of the California coast and require operators to use low sulfur fuels. California also approved regulations to reduce emissions from diesel auxiliary engines on certain ocean-going vessels while in California ports, including container ship fleets that make 25 or more annual visits to California ports. These federal and state requirements may increase our capital expenditures and operating costs while in applicable ports. As with other U.S. environmental laws, failure to comply with the Clean Air Act may subject us to enforcement action, including payment of civil or criminal penalties and citizen suits.

Canada

Canada has established a complex regulatory enforcement system under the jurisdiction of various ministries and departments for preventing and responding to a marine pollution incident. The principal statutes of this system prescribe measures to prevent pollution, mandate remediation of marine pollution, and create civil, administrative and quasi-criminal liabilities for those responsible for a marine pollution incident.

Canada Shipping Act, 2001

The Canada Shipping Act, 2001, or CSA 2001, is Canada’s primary legislation governing marine transport, pollution and safety. CSA 2001 applies to all vessels operating in Canadian waters and in the Exclusive Economic Zone of Canada. CSA 2001 requires ship-owners to have in place an arrangement with an approved pollution response organization. Vessels must carry a declaration, which identifies the vessel’s insurer and confirms that an arrangement with a response organization is in place. CSA 2001 also makes it a strict liability offense to discharge from a vessel a pollutant, including, among other things, oil. Vessels must have a shipboard oil pollution plan and implement the same in respect of an oil pollution incident. CSA 2001 provides the authorities with broad discretionary powers to enforce its requirements, and violations of CSA 2001 requirements can result in significant administrative and quasi-criminal penalties. CSA 2001 authorizes the detention of a vessel where there are reasonable grounds for believing that the vessel caused marine pollution or that an offense has been committed. Canada’s Department of Transport has also enacted regulations on ballast water management under CSA 2001. These regulations require the use of management practices, including mid-ocean ballast water exchange. Each of our vessels is currently CSA 2001 compliant.

Canadian Environmental Protection Act, 1999

The Canadian Environmental Protection Act, or CEPA, regulates water pollution, including disposal at sea and the management of hazardous waste. CEPA prohibits the disposal or incineration of substances at sea except with a permit issued under CEPA, the importation or exportation of a substance for disposal at sea without a permit, and the loading on a ship of a substance for disposal at sea without a permit. Contravention of CEPA can result in administrative and quasi-criminal penalties, which may be increased if damage to the environment results and the person acted intentionally or recklessly. A vessel also may be seized or detained for contravention of CEPA’s prohibitions. Costs and expenses of measures taken to remedy a condition or mitigate damage resulting from an offense are also recoverable. CEPA establishes liability to the Canadian government authorities that incur costs related to restoration of the environment, or to the prevention or remedying of environmental damage, or an environmental emergency. Limited defenses are provided but generally do not cover violations arising from ordinary vessel operations.

Marine Liability Act

The Marine Liability Act, or MLA, is the principal legislation dealing with liability of ship-owners and operators in relation to passengers, cargo, pollution and property damage. The MLA implements various international maritime conventions and creates strict liability for a vessel owner for damages from oil pollution from a ship, as well as for the costs and expenses incurred for clean-up and preventive measures. Both governments and private parties can pursue vessel owners for damages sustained or incurred as a result of such an incident. Although the act does provide some limited defenses, they are generally not available for spills or pollution incidents arising out of the routine operation of a vessel. The act limits the overall liability of a vessel owner to amounts that are determined by the tonnage of the containership. The MLA also provides for the creation of a maritime lien over foreign vessels for unpaid invoices to ship suppliers operating in Canada.

Wildlife Protection

The Migratory Birds Convention Act, or MBCA, implements Canada’s obligations under a bilateral treaty between the United States and Great Britain (on behalf of Canada) designed to protect migrating birds that cross North American land and water areas. The MBCA prohibits the deposit of any substance that is harmful to migratory birds in any waters or area frequented by migratory birds. A foreign vessel involved in a violation may be detained within Canada’s Exclusive Economic Zone with the consent of the attorney general. The Fisheries Act prohibits the destruction of fish habitat or the deposit of a deleterious substance in waters frequented by fish. The owner of a deleterious substance, the person having control of the substance and the person causing the spill must report the spill and must take all reasonable measures to prevent or remedy adverse effects resulting from a spill. The Species at Risk Act protects endangered aquatic species and migratory birds and their designated critical habitat. Violations of these Acts can be committed by a person or a vessel and may result in significant administrative and quasi-criminal penalties.

British Columbia’s Environmental Management Act

British Columbia’s Environmental Management Act, or EMA, governs spills or releases of waste into the environment within the province in a manner or quantity that causes pollution. EMA imposes absolute, retroactive, joint and separate liability for remediation of a contaminated site. Provincial government authorities have powers to order remediation of contamination and any person, including, among others, the government, who incurs costs remediating contamination caused by others has a civil cause of action for cost recovery against the polluters. Significant administrative and quasi-criminal penalties can also be imposed under EMA if a person causes damage to the aquatic, ambient or terrestrial environment.

China

Pursuant to new regulations that became effective January 1, 2012, prior to our vessels entering any ports in the People’s Republic of China, or the PRC, we are required to enter into pollution clean-up agreements with pollution response companies approved by the PRC. Through a local agency arrangement, we have contracted with approved companies. These pollution clean-up agreements are not required if the vessel is only passing through PRC waters.

European Union Requirements

In waters of the European Union, or the EU, our vessels are subject to regulation EU-level directives implemented by the various nations through laws and regulations of these requirements. These laws and regulations prescribe measures, among others, to prevent pollution, protect the environment and support maritime safety. For instance, the EU has adopted directives that require member states to refuse access to their ports to certain sub-standard vessels, according to various factors, such as the vessel’s condition, flag, and number of previous detentions. Member states must, among other things, inspect minimum percentages of vessels using their ports annually (based on an inspection “share” of the relevant member state of the total number of inspections to be carried out within the EU and the Paris Memorandum of Understanding on Port State Control region), inspect all vessels which are due for a mandatory inspection (based, among other things, on their type, age, risk profile and the time of their last inspection) and carry out more frequent inspections of vessels with a high risk profile. If deficiencies are found that are clearly hazardous to safety, health or the environment, the state is required to detain the vessel or stop loading or unloading until the deficiencies are addressed. Member states are also required to implement their own separate systems of proportionate penalties for breaches of these standards.

Our vessels are also subject to inspection by appropriate classification societies. Classification societies typically establish and maintain standards for the construction and classification of vessels, supervise that construction is according to these standards, and carry out regular surveys of ships in service to ensure compliance with the standards. The EU has adopted directives that provide member states with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of classification societies that are negligent in their duties. The EU requires member states to monitor these organizations’ compliance with EU inspection requirements and to suspend any organization whose safety and pollution prevention performance becomes unsatisfactory.

The EU’s directive on the sulfur content of fuels restricts the maximum sulfur content of marine fuels used in vessels operating in EU member states’ territorial seas, exclusive economic zones and pollution control zones. The directive provides for more stringent rules on maximum sulfur content of marine fuels applicable in specific Sulfur Emission Control Areas, or SECAs, such as the Baltic Sea and the North Sea, including the English Channel. Further sea areas may be designated as SECAs in the future by the IMO in accordance with Annex VI of MARPOL. Under this directive, we may be required to make expenditures to comply with the sulfur fuel content limits in the marine fuel our vessels use in order to avoid delays or other obstructions to their operations, as well as any enforcement measures which may be imposed by the relevant member states for non-compliance with the provisions of the directive. We also may need to make other expenditures (such as expenditures related to washing or filtering exhaust gases) to comply with relevant sulfur oxide emissions levels. Recently, a new directive of the European Parliament and the European Council entered into force, which amends the existing one to bring the above requirements in line with Annex VI of MARPOL. It also makes certain of these requirements more stringent. These and other related requirements may require additional capital expenditures and increase our operating costs.

Another EU directive requires member states to cooperate to detect pollution discharges and impose criminal sanctions for certain pollution discharges committed intentionally, recklessly or by serious negligence and to initiate proceedings against ships at their next port of call following the discharge. Penalties may include fines and civil and criminal penalties.

The EU also authorizes member states to adopt the IMO’s Bunker Convention, discussed above, that imposes strict liability on shipowners for pollution damage caused by spills of oil carried as fuel in vessels’ bunkers and requires vessels of a certain size to maintain financial security to cover any liability for such damage. Most EU member states have ratified the Bunker Convention.

The EU has recently adopted a regulation which sets forth rules relating to vessel recycling and management of hazardous materials on vessels. The new regulation contains requirements for the recycling of vessels at approved recycling facilities that must meet certain requirements, so as to minimize the adverse effects of recycling on human health and the environment. The new regulation also contains rules for the control and proper management of hazardous materials on vessels and prohibits or restricts the installation or use of certain hazardous materials on vessels. The new regulation seeks to facilitate the ratification of the IMO Recycling Convention. The new regulation applies to vessels flying the flag of a member state and certain of its provisions apply to vessels flying the flag of a third country calling at a port or anchorage of a member state. For example, when calling at a port or anchorage of a member state, the vessels flying the flag of a third country will be required, among other things, to have on board an inventory of hazardous materials which complies with the requirements of the new regulation and the vessel must be able to submit to the relevant authorities of that member state a copy of a statement of compliance issued by the relevant authorities of the country of the vessel’s flag verifying the inventory. The new regulation is scheduled to come into effect not earlier than December 31, 2015 and not later than December 31, 2018, although certain of its provisions will begin to apply from December 31, 2014 and certain others from December 31, 2020.

The EU is currently considering other proposals to further regulate vessel operations. The EU has adopted an Integrated Maritime Policy for the purposes of achieving a more coherent approach to maritime issues. The EU Commission’s proposals included, in part, the development of environmentally sound end-of-life ship dismantling requirements, promotion of the use of shore-side electricity by ships at berth in EU ports to reduce air emissions, and consideration of options for EU legislation to reduce greenhouse gas emissions from maritime transport. The EU, any individual country or any other authority may adopt additional legislation or regulations applicable to us and our operations.

Other Greenhouse Gas Legislation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Kyoto Protocol, became effective. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of greenhouse gases. More than 27 nations, including the

United States, have entered into the Copenhagen Accord, which is non-binding but is intended to pave the way for a comprehensive, international treaty on climate change. The IMO, EU, Canada, the United States and other individual countries, states and provinces are evaluating various measures to reduce greenhouse gas emissions from international shipping, which may include some combination of market-based instruments, a carbon tax or other mandatory reduction measures. A system of monitoring, reporting and verification of greenhouse gas shipping emissions, or MRV System, has been published and being considered by the EU. The proposed MRV System may be the precursor to a market-based mechanism to be adopted in the future. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, Canada, the United States or other individual jurisdictions where we operate, that restrict emissions of greenhouse gases from vessels, could require us to make significant capital expenditures and may materially increase our operating costs.

Other Regions

We may be subject to environmental and other regulations that have been or may become adopted in other regions of the world that may impose obligations on our vessels and may increase our costs to own and operate them. Compliance with these requirements may require significant expenditures on our part and may materially increase our operating costs.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In November 2002, the Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, the United States Coast Guard has issued regulations requiring the implementation of certain security requirements aboard vessels operating in U.S. waters. Similarly, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security, which came into effect in July 2004. The new chapter imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures if such vessels have on board a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Our existing vessels have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Taxation of the Company

United States Taxation

The following is a discussion of the expected material U.S. federal income tax considerations applicable to us. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us. No ruling has been requested from the Internal Revenue Service, or IRS, regarding any matter affecting us. The statements made herein may not be sustained by a court if contested by the IRS.

Taxation of Operating Income

We expect that substantially all of our gross income will be attributable to the transportation of cargo. For this purpose, gross income attributable to transportation, or Transportation Income, includes income from the use (or hiring or leasing for use) of a vessel to transport cargo and the performance of services directly related to the use of any vessel to transport cargo and, thus, includes time charter and bareboat charter income.

Fifty percent (50%) of Transportation Income attributable to transportation that either begins or ends, but that does not both begin and end, in the United States, or U.S. Source International Transportation Income, is considered to be derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States, or U.S. Source Domestic Transportation Income, is considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

We believe that we have not earned any U.S. Source Domestic Transportation Income, and we expect that we will not earn any such income in future years. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of our U.S. Source International Transportation Income. Unless the exemption from tax under Section 883 of the Code, or the Section 883 Exemption, applies, our U.S. Source International Transportation Income generally will be subject to U.S. federal income taxation under either the net basis tax and the branch profits tax or the 4% gross basis tax, all of which are discussed below.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, or the Section 883 Regulations, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it (i) is organized in a jurisdiction outside the United States that grants an exemption from tax to U.S. corporations on international Transportation Income, or an Equivalent Exemption, (ii) satisfies one of three ownership tests, or Ownership Test, described in the Section 883 Regulations and (iii) meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. We also believe that we will be able to satisfy all substantiation, reporting and other requirements necessary to qualify for the Section 883 Exemption. Consequently, our U.S. Source International Transportation Income will be exempt from U.S. federal income taxation provided we satisfy the Ownership Test and provided we file a U.S. federal income tax return to claim the Section 883 Exemption. We believe that we currently should satisfy the Ownership Test because our Class A common shares, our Series C preferred shares, our Series D preferred shares and our Series E Preferred Shares are primarily and regularly traded on an established securities market in the United States (and are not treated as closely held) within the meaning of the Section 883 Regulations. We can give no assurance, however, that changes affecting the trading, ownership or value of our Class A common shares, our Series C preferred shares, our Series D preferred shares or our Series E preferred shares subsequent to the date of this offering will permit us to continue to qualify for the Section 883 Exemption.

The Net Basis Tax and Branch Profits Tax

If the Section 883 Exemption does not apply, our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States, or Effectively Connected Income, if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States.

We believe that we do not have a fixed place of business in the United States. As a result, we believe that none of our U.S. Source International Transportation Income would be treated as Effectively Connected Income. While we do not expect to acquire a fixed place of business in the United States, there is no assurance that we will not have, or will not be treated as having, a fixed place of business in the United States in the future, which may, depending on the nature of our future operations, result in our U.S. Source International Transportation Income being treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate currently is 35%) and a 30% branch profits tax imposed under Section 884 of the Code. In addition, a 30% branch interest tax could be imposed on certain interest paid, or deemed paid, by us.

If we were to sell a vessel that has produced Effectively Connected Income, we generally would be subject to the net basis and branch profits taxes with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is not considered to occur in the United States under U.S. federal income tax principles.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and we are not subject to the net basis and branch profits taxes described above, we generally will be subject to a 4% U.S. federal income tax on our U.S. Source International Transportation Income without the benefit of deductions.

Canadian Taxation

Under the Income Tax Act (Canada), or the Canada Tax Act, a corporation that is resident in Canada is subject to tax in Canada on its worldwide income.

Our place of residence, under Canadian law, would generally be determined on the basis of where our central management and control are, in fact, exercised. It is not our current intention that our central management and control be exercised in Canada but, even if it were, there is a specific statutory exemption under the Canada Tax Act that provides that a corporation incorporated, or otherwise formed, under the laws of a country other than Canada will not be resident in Canada in a taxation year if its principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of its gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and it was not granted articles of continuance in Canada before the end of the year (the International Shipping Residence Exception).

Based on our operations, we do not believe that we are, nor do we expect to be, resident in Canada for purposes of the Canada Tax Act, and we intend that our affairs will be conducted and operated in a manner such that we do not become a resident of Canada under the Canada Tax Act. However, if we were or become resident in Canada, we would be or become subject under the Canada Tax Act to Canadian income tax on our worldwide income and our non-Canadian resident shareholders would be or become subject to Canadian withholding tax on dividends paid in respect of our shares. Generally, a corporation that is not resident in Canada will be taxable in Canada on income it earns from carrying on a business in Canada and on gains from the disposition of property used in a business carried on in Canada. However, there are specific statutory exemptions under the Canada Tax Act that provide that income earned in Canada by a non-resident corporation from the operation of a ship in international traffic, and gains realized from the disposition of ships used principally in international traffic, are not included in a non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident (the International Shipping Income Exclusion). A Canadian resident corporation that carries on an international shipping business, as described in the previous sentence, in the Republic of the Marshall Islands is exempt from income tax under the current laws of the Republic of the Marshall Islands.

We expect that we will qualify for these statutory exemptions under the Canada Tax Act. Based on our operations, we do not believe that we are, nor do we expect to be, carrying on a business in Canada for purposes of the Canada Tax Act other than a business that would provide us with these statutory exemptions from Canadian income tax. However, these statutory exemptions are contingent upon reciprocal treatment being provided under the laws of the Republic of the Marshall Islands. If in the future as a non-resident of Canada, we are carrying on a business in Canada that is not exempt from Canadian income tax, or these statutory exemptions are not accessible due to changes in the laws of the Republic of the Marshall Islands or otherwise, we would be subject to Canadian income tax on our non-exempt income earned in Canada which could reduce our earnings available for distribution to shareholders.

Draft legislation was introduced by the Canadian Minister of Finance on July 12, 2013 (the Draft Proposals) that would, if such Draft Proposals become law in the form currently proposed, amend the Canada Tax Act to, generally, (a) limit the foregoing International Shipping Residence Exception to corporations whose principle business is, and who generate substantially all of their gross revenue from, “international shipping,” (b) limit the foregoing International Shipping Income Exclusion to income earned from “international shipping” and (c) define “international shipping” as excluding leasing a ship by a lessor to a lessee that has complete possession, control and command of the ship, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee. The Draft Proposals are proposed to apply to taxation years of corporations which begin after July 12, 2013.

Based on our operations, we do not believe that the Draft Proposals would, if enacted into law in the form currently proposed, result in us becoming resident in Canada for purposes of the Canada Tax Act, nor result in our business income becoming subject to Canadian income tax.

Certain subsidiaries are residents of Canada for purposes of the Canada Tax Act. These subsidiaries are subject to Canadian tax on their worldwide income, and we will be subject to Canadian withholding tax on dividends we will receive from those subsidiaries. Based on the nature and extent of the operations of these subsidiaries, we do not expect the amount of Canadian income and withholding tax to be significant in relation to our earnings.

MANAGEMENT

Directors and Officers

The following table provides information about our directors, executive officers and key employees.

NAME	AGE	POSITION
Kyle R. Washington	44	Co-Chairman of the board of directors and Co-Founder
Gerry Wang	51	Chief Executive Officer, Co-Chairman of the board of directors and Co-Founder
Peter Curtis	55	Chief Operating Officer
Sai W. Chu	47	Chief Financial Officer
Mark Chu	46	General Counsel and Director, Corporate Finance
Rob Grool	56	President, Fleet Management of Seaspan Ship Management Limited (SSML)
John C. Hsu	50	Director
George H. Juetten	66	Director
Harald H. Ludwig	59	Director
David Lyall	57	Director
Nicholas Pitts-Tucker	63	Director
Graham Porter	43	Director and Co-Founder
Peter S. Shaerf	59	Deputy Chair of the board of directors

Kyle R. Washington. Kyle R. Washington was appointed as chairman of the board of directors in May 2005 and in February 2011 became co-chairman with Gerry Wang. From 2005 to 2011 he served as chairman of our Manager and certain of our Manager’s operating subsidiaries. From 1998 to 2006, Mr. Washington was a director and executive chairman of the Seaspan ULC (formerly Washington Marine Group), a marine transportation company that is involved in shipdocking, barging and shipyard enterprises. From 2007 to 2010, Mr. Washington was a general partner in CopperLion Capital, a private equity fund. In 2009, Mr. Washington returned as a director and executive chairman of Seaspan ULC and was appointed as a director of Envirocon, Inc., Modern Machinery Co., Inc., Montana Rail Link, Inc., Montana Resources, Inc. and Southern Railway of British Columbia, Ltd., all of which are within the Washington Companies. Mr. Washington was an ambassador to the 2010 Winter Olympics in Vancouver and is an active supporter of many charitable organizations. He is a graduate of the University of Montana with a degree in business administration.

Gerry Wang. Gerry Wang was appointed as our chief executive officer and elected as a director in May 2005, and as co-chairman of our board of directors in February 2011. Mr. Wang joined the Offshore Division of Seaspan Marine Corporation in early 1990. Mr. Wang was elected as a director of our Manager in August 2005 and also serves as a director and officer of certain of our Manager’s operating subsidiaries. In 2011, he was elected as lead director of MagIndustries Corp. and as the chairman of the board of managers of GCI. From 1986 to 1989, Mr. Wang was the business manager for China Merchants Group in Hong Kong. He graduated from Shanghai Maritime University with a Bachelor’s degree in Navigation, and he earned a Master’s degree in International Economics under the sponsorship program of the United Nations Economic and Social Council Asia Pacific. He also obtained his Master of Science in Business Administration degree from the University of British Columbia in Vancouver, B.C., Canada.

Peter Curtis. Peter Curtis was appointed as our chief operating officer in February 2012. He is responsible for ship building programs, overall operations and commercial management of the vessels managed by our Manager, including our vessels. From 2001 to 2012, Mr. Curtis was vice president of SSML. From 1981 to 1989, Mr. Curtis served in the South African Navy, where he attained the rank of Lt. Commander in charge of the submarine maintenance facility and design office. From 1989 to 1991, he was an associate with a firm of engineering consultants in Cape Town, working on offshore and naval architectural projects, such as offshore oil and gas as well as other marine projects. From 1991 to 1999, Mr. Curtis was with Safmarine Container Lines, where he was responsible for the operations of a mixed fleet of containerships, handy-size and cape-size bulkcarriers and also oversaw a number of new building programs. Prior to joining SSML in 2001, Mr. Curtis was based in Cyprus for two years with Columbia Ship Management as technical director. He obtained a B.Sc. Mechanical Engineering degree at Natal University in Durban, South Africa. Mr. Curtis also obtained his Master’s degree in Naval Architecture from University College in London, England and his B.Sc. in business from Stellenbosch University in South Africa.

Sai W. Chu. Sai W. Chu was appointed as our chief financial officer in June 2007 and as our corporate secretary in January 2011. Mr. Chu was appointed chief financial officer of Seaspan Container Lines Limited, or SCLL, in May 2005 and has served as a director or executive officer of certain of our Manager’s operating subsidiaries since May 2005, after joining SSML as corporate controller in September 2004 and the Washington Marine Group as corporate controller in April 2004. From 1995 to 1998, he was the assistant corporate controller with Imperial Parking Limited, an integrated parking management company with operations in Asia and North America. From 1998 to 1999, Mr. Chu was manager, financial reporting, of BC Gas Inc. (now Terasen Inc.), a natural gas and oil transmission and distribution utility. From 2000 to April 2004, he was controller of Datawest Solutions Inc., a technology provider of banking and payment solutions. All of Mr. Chu’s previous employers subsequent to 1995 and prior to joining us were companies listed on the Toronto Stock Exchange. Mr. Chu qualified as a chartered accountant in 1992 having articled with KPMG LLP’s Vancouver office and also qualified as a certified management accountant in 1990.

Mark Chu. Mark Chu was appointed as our general counsel and director, corporate finance in March 2012 and secretary in July 2013. From 2009 to 2012, Mr. Chu was a partner in the law firm Farris, Vaughan, Wills & Murphy LLP. From 2004 to 2009 he was a tax partner at KPMG LLP. His practice encompassed all areas of Canadian taxation, including mergers and acquisitions, financings, initial public offerings, corporate reorganizations and dispute resolution. Mr. Chu is both a chartered accountant, admitted as a member of the Institute of Chartered Accountants of British Columbia and the Canadian Institute of Chartered Accountants in 1993, and a barrister and solicitor, called to the British Columbia bar in 1997. Mr. Chu obtained his business and law degrees from the University of British Columbia.

Rob Grool. Rob Grool was appointed president, fleet management of SSML in February 2012. Mr. Grool started his career with shipowners Vroon in Breskens, Holland, and built, operated and chartered livestock carriers for Saudi Livestock Transport & Trading in Saudi Arabia between 1982 and 1987. He was subsequently appointed fleet manager at Van Nievelt Goudriaan & Co in Rotterdam. In 1991, Mr. Grool joined third-party ship manager and managing owners Hanseatic Shipping Co. (part of the Schulte Group) in Cyprus as the technical director, and was later appointed a joint managing director. In 2002, he joined the Wallem Group Ltd. in Hong Kong, where he was group managing director until December 2011, overseeing a fleet of approximately 350 ships, including tankers, bulkers, containerships, car carriers and reefer ships. Mr. Grool obtained a Master’s degree in marine engineering and maritime economy from Delft University of Technology in Holland.

John Hsu. John Hsu was appointed director in April 2008 and is co-chair of the compensation and governance committee. Mr. Hsu’s family has been in the business of owning and operating bulkers, tankers and specialized ships for generations through entities such as Sincere Navigation Corp. (Taiwan listed) and Oak Maritime, Inc., for which he is currently a director. Since 1993, Mr. Hsu has been responsible for managing the Hsu family’s investment portfolio, consisting of publicly listed securities, hedge funds, and private equity investments with their family office, OSS Capital. Also, he is currently director of Deltec Capital, which manages direct investments in Asian private equity. From 2008 to 2012, he was chairman of a Taiwanese private company, TSSI Inc. (a surveillance integrated circuit solutions provider). From 2003 to 2010, Mr. Hsu was a partner of Ajia Partners, one of Asia’s largest privately-owned alternative investment firms. From 1998 to 2002, he was chief investment officer of Matrix Global Investments, a hedge fund in U.S.-listed technology companies. Mr. Hsu received his Bachelor of Arts degree from Colgate University and his Master of Business Administration degree from Columbia University, and is fluent in Japanese and Mandarin.

George H. Juetten. George H. Juetten was elected by our Series A preferred shareholders as a director on July 25, 2009 and has served as chair of our audit committee since September 19, 2009. On January 30, 2014, on the conversion of all of the Series A preferred shares into our common shares, the board of directors appointed Mr. Juetten as a Class I director to serve until the 2015 annual meeting of shareholders. Prior to his election, Mr. Juetten was Executive Vice President and Chief Financial Officer of Washington Group International (URS Corporation) from 2001 to 2008. Washington Group International was an integrated engineering, construction and management services company that was listed on NYSE. Prior to that, Mr. Juetten was with Dresser Industries, Inc. (Halliburton Company), a NYSE company that provided technology, products and services for developing energy and natural resources. He served as Vice President Controller from 1993 to 1996 and as Executive Vice President and Chief Financial Officer from 1996 to 1999. Mr. Juetten was with Price Waterhouse from 1969 to 1993 becoming an audit partner in 1980, serving in several jurisdictions including a three-year tour of duty in The Hague. He is a trustee of St. Alphonsus Regional Medical Centre and a director of Boise State University Foundation. Mr. Juetten received a Bachelor of Science degree in Accounting from Marquette University, Milwaukee, Wisconsin and is a member of the American Institute of Certified Public Accountants.

Harald H. Ludwig. Harald H. Ludwig has served as a director since August 2012 and is a member of the Conflicts Committee. Mr. Ludwig has over 30 years of extensive business and investment experience, including as president of Macluan Capital Corporation (a diversified private equity investment company), as a director and former co-chairman of Lions Gate Entertainment Corp., and as a director of West Fraser Timber Co. Ltd. Mr. Ludwig is also a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles. He is a member of the Advisory Board of Tennenbaum Capital Partners, LLC and a governor of the British Columbia Children’s Hospital Foundation. Mr. Ludwig graduated from Simon Fraser University and holds an L.L.B. from Osgoode Hall Law School.

David Lyall. David Lyall has served as a director since May 2012. On January 30, 2014, the date of the conversion of the Series A preferred shares, Mr. Lyall resigned as a Class I director, became a Class III director and will serve as a director until the 2014 annual meeting of shareholders. Mr. Lyall has more than 30 years of experience in the financial services industry and is currently a member of the board of directors and head of institutional sales at Haywood Securities Inc. Mr. Lyall began his career in 1979 as an investment advisor in Vancouver, British Columbia. From 1983 to 1998, he was vice-president and director in the institutional sales department at First Marathon Securities in Vancouver and was part of a team that developed First Marathon’s institutional sales department for Canada and the United States. In 1998, Mr. Lyall joined Haywood Securities Inc., a 100% employee-owned investment dealer with more than 300 employees in its Canadian offices in Vancouver, Calgary and Toronto, Canada, as well as in London, England. Haywood Securities Inc. is a member of the Toronto Stock Exchange, the TSX Venture Exchange, the Montreal Exchange, the Canadian National Stock Exchange, the Canadian Investor Protection Fund, and the Investment Industry Regulatory Organization of Canada. Haywood Securities has over $5 billion in assets under administration. Mr. Lyall graduated with a Bachelor of Arts degree from the University of British Columbia.

Nicholas Pitts-Tucker. Nicholas Pitts-Tucker was appointed as a director in April 2010 and is co-chair of the compensation and governance committee. Mr. Pitts-Tucker joined Sumitomo Mitsui Banking Corporation in 1997, following 14 years at Deutsche Morgan Grenfell and over 10 years at Grindlays Bank Limited in Asia. At Sumitomo Mitsui Banking Corporation, Mr. Pitts-Tucker served for 13 years with particular emphasis on project shipping and aviation finance in Asia, Europe and the Middle East. He also served on the board as an executive director of SMBC Europe and of Sumitomo Mitsui Banking Corporation in Japan, or SMBC Japan. He retired from SMBC Europe and SMBC Japan in April 2010, and also retired as a non-executive director and as a member of the audit committee of SMBC Europe in April 2011. In December 2010, Mr. Pitts-Tucker was appointed as a director of Black Rock Frontier Investment Trust PLC, which is listed on the London Stock Exchange, and is a member of the audit committee. In 2010, Mr. Pitts-Tucker was appointed to the Executive Council of the Royal Society for Asian Affairs, which was founded in 1901 to promote greater knowledge and understanding of Central Asia and countries from the Middle East to Japan. In August 2013, Mr. Pitts-Tucker was appointed as Governor of the University of Northampton, a leading university in the United Kingdom for

Social Enterprise. Mr. Pitts-Tucker has a Master of Arts degree from Christchurch, Oxford University and a Master of Business Administration from Cranfield University.

Graham Porter. Graham Porter was elected as a director in April 2010. Mr. Porter has also served as a director of our Manager and certain of its operating subsidiaries since August 2005, and served as an executive officer of such entities prior to our acquisition of our Manager in January 2012. In 2000, Mr. Porter was part of the senior management and equity team to form Seaspan Container Lines Ltd., established to own and operate deep-sea container vessels. Mr. Porter is chairman of Tiger Group, an investment firm based in Hong Kong which, through its affiliated companies, holds shares in us and in other shipping ventures. He graduated with a degree in business, major in transportation and logistics and minor in accounting, from the University of British Columbia in Vancouver, British Columbia.

Peter S. Shaerf. Peter S. Shaerf was elected as a director in August 2005 and is chair of the conflicts committee and during 2010 was chair of the compensation committee. Mr. Shaerf resigned as chair of the compensation committee upon his appointment as Deputy Chair of our board of directors in February 2011. Since 2002, Mr. Shaerf has been a Managing Director and partner at AMA Capital Partners, an investment bank and private equity firm specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community. From 1980 to 2002, he was a partner of The Commonwealth Group, a brokerage and consulting company that specialized in the dry cargo and container markets. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. He has served as a director of four publicly listed shipping companies. Mr. Shaerf is a director of Interlink Maritime Corp., a Bermuda based owner of handysize bulkcarriers. He is past Chairman of New York Maritime Inc. (NYMAR), a leading global trade association that promotes New York as a maritime center. Mr. Shaerf is a member of the American Bureau of Shipping and a member of the finance subcommittee of the U.S. government sponsored Marine National Advisory Council. Mr. Shaerf holds a B.A. degree in international business law from the London Metropolitan University.

Board Practices

General

Our board of directors currently consists of nine members. The board of directors is divided into the following three classes, with members of each class elected to hold office for a term of three years in accordance with the classification indicated below and until his successor is elected and qualified:

•	our Class I directors are Kyle R. Washington, George H. Juetten and Nicholas Pitts-Tucker and their term expires in 2015;

•	our Class II directors are Gerry Wang, Harald H. Ludwig and Graham Porter and their term expires in 2016; and

•	our Class III directors are Peter S. Shaerf, John Hsu and David Lyall and their term expires in 2014.

Gerry Wang, our co-chairman and chief executive officer, has entered into an amended and restated employment agreement with us which provides for certain severance benefits. For additional information regarding this arrangement with Mr. Wang, please read “Certain Relationships and Related Party Transactions—Employment Agreement and Other Related Agreements with Gerry Wang.”

Our board of directors has determined that each of the current members of the board of directors, other than Kyle R. Washington, Gerry Wang and Graham Porter, has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, and is, therefore, independent from management.

Committees

The board of directors has the following three committees: audit committee, compensation and governance committee, and conflicts committee. The membership of these committees and the function of each of the committees are described below. Each of our committees operates under a written charter adopted by our board of directors. All of the committee charters are available under “Corporate Governance” in the Investor Relations section of our website at www.seaspancorp.com.

Our audit committee is composed entirely of directors who currently satisfy applicable NYSE and SEC audit committee independence standards. Our audit committee members are George H. Juetten (chair), John C. Hsu and Nicholas Pitts-Tucker. All members of the committee are financially literate, and the board of directors has determined that George H. Juetten qualifies as a financial expert. The audit committee assists the board of directors in fulfilling its responsibilities for general oversight of: the integrity of our consolidated financial statements; our compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors.

Our compensation and governance committee is composed entirely of directors who satisfy applicable NYSE independence standards. Our compensation and governance committee members are John C. Hsu (co-chair), Nicholas Pitts-Tucker (co-chair), George H. Juetten and Peter S. Shaerf. The compensation and governance committee: (a) reviews, evaluates and approves our agreements, plans, policies and programs to compensate our officers and directors; (b) produces a report on executive compensation which is included in our proxy statement; (c) otherwise discharges the board of directors’ responsibilities relating to the compensation of our officers and directors; (d) assists the board of directors with corporate governance practices, evaluating director independence and periodic performance evaluations of the members of the board of directors and each committee; and (e) performs such other functions as the board of directors may assign to the committee from time to time.

Our conflicts committee is composed entirely of directors who satisfy applicable NYSE independence standards. Our conflicts committee members are Peter S. Shaerf (chair), Harald H. Ludwig, David Lyall and Nicholas Pitts- Tucker. The conflicts committee reviews and approves transactions between us and our directors, our officers and other related parties for potential conflicts of interest on an ongoing basis.

Exemptions from NYSE Corporate Governance Rules

As a “foreign private issuer,” we are exempt from certain corporate governance rules that apply to U.S. domestic companies under NYSE listing standards. The significant way in which our corporate governance practices differ from those followed by U.S. domestic companies is that in lieu of obtaining shareholder approval prior to the adoption of equity compensation plans, the board of directors approves such adoption.

U.S. domestic companies are required to have a compensation committee and a nominating and corporate governance committee, each comprised entirely of independent directors. Although these rules do not apply to us as a foreign private issuer, we have a compensation and governance committee that consists of four directors, all of whom currently satisfy NYSE standards for independence. The board of directors does not have an independent nominating committee, but instead performs the nominating function itself.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From time to time we have entered into agreements and have consummated transactions with certain related parties. These related party agreements include agreements relating to: the provision of services by our executive officers; the sale and purchase of our common and preferred equity securities; the management of the vessels in our fleet by our Manager; our acquisition of our Manager in January 2012; and our investment in GCI. We may enter into related party transactions from time to time in the future. We have a conflicts committee, comprised entirely of independent directors, which must approve all proposed material related party transactions.

Certain Relationships and Transactions

Gerry Wang, our chief executive officer, co-founder and co-chairman of our board of directors, also provides services to GCI, GC Industrial (which is owned by affiliates of The Carlyle Group and the Tiger Member), and the Tiger Member. Until we acquired it in January 2012, Mr. Wang had an ownership interest in our Manager, together with affiliated entities of Graham Porter, Kyle R. Washington and his brother Kevin L. Washington. Please read “—Management Agreements” and “—Acquisition of Seaspan Management Services Limited.” In addition, Mr. Wang serves as chairman of the board of managers of GCI and is a voting member of the Transaction Committee of GCI. Please read “—Our Investment in Carlyle Containership-Focused Investment Vehicle.” Prior to March 2011, Mr. Wang was an employee of SSML, our indirect subsidiary, and his compensation (other than any awards under our long-term incentive plan) was set and paid by such subsidiary. In March 2011, Mr. Wang entered into an amended and restated employment agreement with SSML and a new employment agreement with us, which became effective January 1, 2011. In December 2012 we amended and restated Mr. Wang’s employment agreement with us and his employment agreement with SSML terminated.

Kyle R. Washington, co-founder and co-chairman of our board of directors, is the son of Dennis R. Washington, who controls entities that together represent our largest shareholder. Affiliated entities of Kyle R. Washington and of his brother Kevin L. Washington had ownership interests in our Manager prior to our acquisition of it in January 2012. The Washington Member has an interest in GCI and an indirect economic interest in certain incentive distributions received by GC Industrial from GCI, and GCI has granted the Washington Member a right of first refusal on containership investment opportunities, which applies to a smaller percentage of vessels and is subordinate to our right of first refusal. Please read “—Our Investment in Carlyle Containership-Focused Investment Vehicle—Rights of First Refusal and First Offer.” Mr. Washington serves on the board of GCI as the representative of the Washington Member and is a non-voting member of the Transaction Committee of GCI.

Graham Porter is one of our directors. In March 2011, we entered into an agreement with Mr. Porter, Seaspan Advisory Services Limited and SSML that terminated a restrictive covenant agreement dated August 8, 2005, including the remainder of Mr. Porter’s post-employment two-year non-competition restriction. An affiliated entity of Mr. Porter had ownership interests in our Manager until our acquisition of our Manager in January 2012, and an affiliated entity of Mr. Porter is a co-owner of the Tiger Member, which provides certain commercial management services with respect to the vessel investments made by GCI. Please read “—Our Investment in Carlyle Containership-Focused Investment Vehicle—Services Agreements.” Mr. Porter has an indirect economic interest in certain incentive distributions received by GC Industrial from GCI. Please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle—Distributions” in our Annual Report on Form 20-F for the year ended December 31, 2013. Mr. Porter also serves on the board of managers of GCI and is a voting member of the Transaction Committee of GCI. In addition, Mr. Porter and his affiliates control Tiger Group Investments, or Tiger Group, and Tiger Ventures Limited, which have provided certain financial services to us. Please read “—Arrangements and Fees with Tiger Group Entities.”

Major Shareholder

As of December 31, 2013, entities controlled by or affiliated with Dennis R. Washington or his sons Kyle R. Washington and Kevin L. Washington beneficially owned in the aggregate approximately 49.7% of our outstanding Class A common shares, giving pro forma effect to the conversion of our outstanding Series A preferred shares into our Class A common shares that occurred on January 30, 2014. As of December 31, 2013, other shareholders unaffiliated with the Washingtons also individually beneficially owned securities representing over 5% of our total voting power (on a fully diluted basis).

Acquisition of Seaspan Management Services Limited

In January 2012, we acquired our Manager, and we acquired and cancelled all of the issued and outstanding shares of our Class C common shares, which were owned by a subsidiary of our Manager. Prior to the acquisition, our Manager was owned 50.05% by trusts established for sons of Dennis R. Washington, including Kyle R. Washington, our co-chairman, and 49.95% by an entity indirectly owned by Graham Porter, one of our directors, and Gerry Wang, our co-chairman, co-founder and chief executive officer.

The purchase price for the acquisition included a base purchase price of $54 million and adjustments for settlement of intercompany balances, plus additional payments, each a Fleet Growth Payment, as described below, for each newbuilding or existing containership ordered or acquired or leased (for a period of at least five years) after December 12, 2011 and prior to August 15, 2014 by us, GCI or the Washington Member, or by affiliates of any such parties, and which containerships are to be managed by our Manager or one of our controlled affiliates after the acquisition. For accounting purposes, under U.S. GAAP, the purchase price is required to be valued at the acquisition date. Therefore, the closing share price on the day prior to acquisition of $15.85 per share was used to value the Class A common shares at $66.9 million.

The base purchase price was paid and any Fleet Growth Payments are paid in shares of our Class A common shares, in each case valued on a per share basis equal to $12.794, being the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding the closing date of the acquisition, or the Per Share Value. For each qualifying containership ordered, acquired or leased, the related Fleet Growth Payment includes the issuance of 39,081 shares (equal to the quotient of $0.5 million divided by the Per Share Value). Fleet Growth Payments are paid quarterly, based on newbuilding orders or existing vessel acquisitions that occur during a quarter.

Class A common shares issued to the owners of our Manager in payment for the base purchase price are subject to graduated four-year lock-up agreements. Shares issued in connection with Fleet Growth Payments are not subject to lock–up agreements. Under the lock–up agreements, the owners and certain of their affiliates are restricted from transferring 100% of these shares for one year, 75% of such shares for two years, 50% of such shares for three years, and 25% of such shares for four years from our acquisition of our Manager. The owners of our Manager are permitted to transfer all shares from the acquisition among themselves and to Deep Water Holdings, LLC, or Deep Water, which is our largest shareholder and is controlled by Dennis R. Washington.

The conflicts committee of our board of directors, which committee is composed of independent directors, with the assistance of financial and legal advisors, reviewed and approved the acquisition of our Manager on the terms described above.

Management Agreements

Substantially all of the management services for our vessels are provided by our Manager and its subsidiaries. The Manager was owned, prior to our acquisition of it in January 2012, by affiliates of Kyle R. Washington, Gerry Wang and Graham Porter. Prior to the acquisition, we incurred the following aggregate costs under our management agreements with our Manager and its subsidiaries:

	January 1-27, 2012	Year Ended December 31, (in thousands of dollars)
		2011	2010
Technical services	$9,700	$135,381	$108,046
Dry-dock activities included in technical services	421	5,855	4,673
Administrative and strategic services	5	72	72
Reimbursed expenses	305	4,074	3,087
Newbuilding construction supervision (under fixed fee arrangements of $250,000 to $350,000 per vessel)	100	2,056	1,864

Our Investment in Carlyle Containership-Focused Investment Vehicle

Formed in March 2011, GCI invests primarily in newbuilding and secondhand maritime containership assets that are primarily strategic to Greater China. The members of GCI are (a) Seaspan Investment I Ltd., a subsidiary of us, or the Seaspan Member, (b) the Washington Member, (c) the Tiger Member and (d) GC Industrial. As of March 20, 2014, GCI had entered into contracts to acquire 13 newbuilding vessels and two existing vessels, which are scheduled for delivery through 2016. The newbuilding vessels are subject to long-term time-charter contracts with Hanjin, MOL and Yang Ming Marine and the existing vessels are subject to short- term time-charter contracts with MOL.

As of December 31, 2013, we had an ownership interest in GCI of approximately 10% and have agreed to invest up to a total of $100 million in GCI. As of December 31, 2013, our investment in GCI totaled approximately $4.3 million.

Services Agreements

We, the Tiger Member and Carlyle have each agreed to provide certain services to GC Intermodal Operating Company, a subsidiary of GCI. Pursuant to a management agreement, we will provide technical and commercial management services with respect to the vessel investments made by GCI for a daily fee of $750 per vessel once a vessel begins operation, as well as construction supervision fees ranging from $550,000 to $650,000 per newbuilding vessel, depending on the size of the vessel. The Tiger Member provides GCI with financial and strategic advisory services pursuant to a management agreement. The Tiger Member generally is entitled to (a) charter fees equal to 1.0% of the monthly gross charter revenue from GCI vessels, (b) transaction fees equal to 0.80% of the purchase or sales price of vessel or newbuilding contracts, payable upon delivery of the vessel and (c) financing fees equal to 0.40% of the aggregate amount of debt or lease financing provided by non-Greater China banks or financial institutions and 0.80% for debt or financing provided by Greater China banks or financial institutions. Carlyle is entitled to transaction, financing and management fees pursuant to a consulting agreement.

Rights of First Refusal and First Offer

We believe that all of GCI’s containership investment opportunities, or Container Investment Opportunities, identified by Gerry Wang, our chief executive officer and the chairman of the board of managers of GCI, will be subject to our right of first refusal agreement with GCI. We may exercise this right until March 31, 2015, unless it is terminated earlier as the result of certain triggering events, including if we exercise this right for more than 50% of the aggregate vessels subject to the right prior to specified dates. Please read “—Termination of Right of First Refusal.” The Washington Member also has a right of first refusal on Container Investment Opportunities.

This right applies to a smaller percentage of vessels and is subordinate to our right of first refusal. Container Investment Opportunities that are not acquired by us or the Washington Member may be acquired by GCI. In addition, we have rights of first offer relating to certain containerships that GCI and the Washington Member may propose to sell or dispose of. Please read “—Rights of First Offer.” These rights of first refusal and first offer provide potential opportunities for us to increase the size of our fleet through selective vessel acquisitions.

Prior to August 15, 2014, we may exercise our right of first refusal with respect to 100% of the vessels comprising Container Investment Opportunities, and on or after August 15, 2014 with respect to a number of vessels (not to exceed 100% of the vessels comprising such Container Investment Opportunity) equal to the sum of:

•	50% of the vessels comprising a Container Investment Opportunity plus

•	a number of vessels equal to:

•	(a) the total number of vessels with respect to which we previously exercised our right of first refusal, but which vessels were not purchased by us due to the refusal or failure of the other party or parties to negotiated vessel contracts and, if applicable, time-charter contracts to execute the contracts (or in cases where such contracts are in the form of a letter of intent that contemplates definitive agreements, the other party’s refusal or failure to execute definitive agreements that have the same material terms as the letter of intent and the right of first refusal notice), minus

•	(b) the excess of:

•	(i) the total number of vessels with respect to which we previously exercised our right of first refusal on or after August 15, 2014 and subsequently purchased, over

•	(ii) 50% of the aggregate number of all vessels comprising all previous Container Investment Opportunities on or after August 15, 2014.

We have a similar right of first refusal with respect to the acquisition of companies that own containerships which comprise more than 50% of such company’s assets.

Termination of Right of First Refusal

Our right of first refusal will terminate upon the earliest to occur of:

•	March 31, 2015;

•	the date on which GCI is dissolved or liquidated;

•	GCI’s election to terminate, given in writing to us and the Washington Member at any time after any of August 15, 2011, 2012, 2013 or 2014, if we have exercised our right of first refusal with respect to greater than 50% of the vessels comprising all Container Investment Opportunities prior to such date (or if we have provided notice to GCI of such event, GCI must notify us whether it elects to terminate the right of first refusal within 90 days after receipt of our notice), subject to certain exceptions; and

•	consummation of an initial public offering of any equity securities of GCI or any of its subsidiaries; provided that with respect to an initial public offering of a subsidiary, the right of first refusal will remain in effect with respect to GCI and its subsidiaries, but terminate with respect to the subsidiary that consummated the initial public offering and its subsidiaries; and generally, upon consummation of a sale to a third party of more than 50% of the outstanding interests of GCI or of assets representing at least 75% of the consolidated net asset value of GCI and its subsidiaries.

Rights of First Offer

We have certain rights of first offer if GCI intends to sell or otherwise dispose of one or more containerships (other than in connection with an initial public offering or a sale of GCI). If GCI rejects our offer, it may only sell the vessels to a third party, generally within 180 days of its notice to us, and only for consideration greater than that offered by us. This right of first offer terminates upon the termination of our right of first refusal described above.

Our right of first offer on Washington Member vessels is generally similar to our right of first offer on Vehicle vessels, and applies to certain transfers or sales of any containerships acquired by the Washington Member pursuant to its right of first refusal from GCI. The Washington Member right of first offer terminates after 10 years.

For more information about GCI, our rights of first refusal and first offer, and other agreements that we entered into in connection with our investment in GCI, please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle” in our Annual Report on Form 20-F for the year ended December 31, 2013.

Employment Agreement and Other Related Agreements with Gerry Wang

Mr. Wang serves as our chief executive officer and previously served as the chief executive officer of SSML. We entered into amended and restated employment and transaction services agreements with Mr. Wang in December 2012, which agreements supersede our previous employment and transaction services agreements with him. Mr. Wang’s employment agreement with SSML was also terminated.

The term of Mr. Wang’s employment with us continues until the termination of our right of first refusal with GCI, which is scheduled to expire on March 31, 2015, unless earlier terminated. The amended transaction services agreement becomes effective following any termination of Mr. Wang’s employment with us and also expires upon termination of our right of first refusal with GCI. Please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Our Investment in Carlyle Containership- Focused Investment Vehicle—Rights of First Refusal and First Offer” in our Annual Report on Form 20-F for the year ended December 31, 2013 for more information.

Mr. Wang’s amended employment agreement with us provides that he receives an annual base salary of $1.25 million, an annual housing allowance of $0.25 million and an annual target performance bonus of $1.2 million, with the bonus payable 50% in cash and 50% in our common shares. In addition, Mr. Wang receives transaction fees equal to 1.25% of the aggregate consideration under any binding agreement that we enter into to construct, sell or acquire a vessel, whether or not the transaction was proposed by Mr. Wang. The transaction fees are paid to Mr. Wang either in cash or, at our discretion, a combination of cash and up to 50% in our common shares. During the years ended December 31, 2011, December 31, 2012 and December 31, 2013, Mr. Wang received transaction fees of approximately $0.4 million, $0.1 million and $3.5 million, respectively.

In connection with the amended employment agreement, we granted to Mr. Wang an award of stock appreciation rights, or SARs, which vest and become exercisable in three tranches when and if the fair market value of the common shares equals or exceeds the applicable base price for such tranche for any 20 consecutive trading days on or before the expiration date for such tranche. Please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Employment Agreement and Other Related Agreements with Gerry Wang” in our Annual Report on Form 20-F for the year ended December 31, 2013 for more information.

Mr. Wang devotes the amount of his time to us that is reasonably necessary to perform his duties, with the understanding that he also provides services to GCI, GC Industrial and the Tiger Member. Pursuant to the employment agreement, we have reduced Mr. Wang’s fiduciary duties in relation to certain containership vessel and business opportunities to the extent such opportunities are subject to our right of first refusal with GCI and (a) the conflicts committee of our board of directors has decided to reject such opportunity or we have failed to exercise our right of first refusal to pursue such opportunity, (b) we have exercised such right but failed to pursue such opportunity or (c) we do not have the right under our right of first refusal to pursue such opportunity.

Either party may terminate Mr. Wang’s employment agreement at any time, with or without cause. If during the period of Mr. Wang’s employment, the right of first refusal granted to us by GCI is terminated, Mr. Wang has agreed to resign from our board of directors at our request. Under the agreement that Mr. Wang entered into in March 2011 with us, the restrictive covenant agreement, dated August 8, 2005, among SSML, us and Mr. Wang, was terminated, including a post-employment two-year non-competition restriction.

Upon any termination of Mr. Wang’s employment agreement with us before termination of our right of first refusal with GCI, he will continue to provide certain strategic services pursuant to the amended transaction services agreement. These continued services include identifying and negotiating transactions involving the construction, acquisition or disposition of vessels. In exchange for these services, Mr. Wang will receive fees equal to 1.25% of the aggregate consideration payable to us under any agreement that we enter into to build, acquire or sell a vessel, whether or not the transaction was proposed by Mr. Wang. The transaction fees will be payable in a combination of cash and our common shares. Mr. Wang may engage in business activities unrelated to us and, subject to our omnibus agreement (which contains exceptions for the provision of services to GCI and GC Industrial, among other entities), he may also compete with us. The transaction services agreement will expire upon the termination of the right of first refusal granted to us by GCI, which is scheduled to expire on March 31, 2015, unless earlier terminated.

A total of 1,397,190 of our common shares owned by Mr. Wang and certain of his family members and affiliates are subject to a four-year lock-up agreement entered into in March 2011 in connection with our investment in GCI. Under this lock-up agreement, Mr. Wang and such other parties agreed to restrict the transfer of 50% of their then existing shares for three years, and 25% of such shares for a fourth year, in each case commencing March 14, 2011. Please read “—Acquisition of Seaspan Management Services Limited” for a description of the lock-up agreement entered into by Mr. Wang in connection with the acquisition of our Manager. In addition, Mr. Wang has agreed to retain ownership of 50% of the net after-tax number of common shares received upon exercise of the SARs until the later of March 31, 2015 and 120 days after the exercise date with respect to such common shares.

We have agreed to register the shares Mr. Wang earns under his employment agreement and the transaction services agreement with the SEC. Please read “—Registration Rights Agreements.”

Arrangements and Fees with Tiger Group Entities

In connection with certain financial transactions involving us, Tiger Group and Tiger Ventures Limited have received fees for consulting services and certain other services rendered in connection with the arrangement, structuring and negotiation of the transactions. Tiger Group and Tiger Ventures Limited are controlled by Graham Porter, one of our directors. During the years ended December 31, 2011, 2012 and 2013, we paid aggregate consulting and arrangement fees of $1.9 million, $1.8 million and $6.6 million, respectively, to Tiger Group and Tiger Ventures Limited.

Change of Control Plan

We established a change of control severance plan, or the Change of Control Plan, for certain employees of SSML, effective as of January 1, 2009. The purpose of the Change of Control Plan is to allow SSML to recruit qualified employees and limit the loss or distraction of such qualified employees that may result from the possibility of a change of control. For more information on the Change of Control Plan, please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Change of Control Plan” in our Annual Report on Form 20-F for the year ended December 31, 2013.

Registration Rights Agreements

In connection with our IPO, we agreed to register for resale on a shelf registration statement under the Securities Act of 1933, as amended, or the Securities Act, and applicable state securities laws, any subordinated shares proposed to be sold by the holders of the subordinated shares (or the underlying common shares upon their conversion) upon expiration of a certain holding period if an exemption from the registration requirements is not otherwise available or advisable. These holders also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere or impede with our offering. We are obligated to pay substantially all expenses incidental to the registration, excluding underwriting discounts and commissions.

In connection with the Series A preferred share offering described below, we entered into a registration rights agreement pursuant to which, in certain circumstances, we will be obligated to file a registration statement covering the potential sale by a holder of the Class A common shares that are issuable upon the conversion of the Series A preferred shares unless the sum of the Class A common shares held by such holder as a result of the conversion can be sold in a single transaction under Rule 144 of the Securities Act. These holders also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. Under this agreement, we are obligated to pay substantially all expenses incidental to the registration, excluding underwriting discounts or commissions.

In March 2011, in connection with our investment in GCI, we also entered a transaction services agreement with Gerry Wang and a financial services agreement with Tiger Ventures Limited, pursuant to which we entered into registration rights agreements with each of Mr. Wang and Tiger Ventures Limited. In December 2012, we amended and restated Mr. Wang’s transaction services agreement. Please read “—Employment Agreement and Other Related Agreements with Gerry Wang” and “—Arrangement and Fees with Tiger Group Entities” for more information. Under these registration rights agreements, in certain circumstances we will be obligated to file a registration statement covering the potential sale by Mr. Wang or Tiger Ventures Limited of the common shares earned pursuant to the transaction services agreement or financial services agreement, as applicable. Mr. Wang and Tiger Ventures Limited also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. Under these agreements, we are obligated to pay substantially all expenses incidental to the registration, excluding underwriting discounts or commissions. We intend to grant similar registration rights to Mr. Wang in connection with our grant to him of SARs.

In January 2012, in connection with the acquisition of our Manager, we entered into a registration rights agreement pursuant to which we are obligated to register for resale under the Securities Act all shares of our common stock issued to the former owners of the Manager in connection with the acquisition, including any shares issued as Fleet Growth Payments. Please read “—Acquisition of Seaspan Management Services Limited.”

Series A Preferred Share Offering

In 2009, we entered into various documents and agreements in connection with the issuance and sale of $200 million of our Series A preferred shares to certain investors, including entities affiliated with Kyle R. Washington, the co-chairman of our board of directors, Graham Porter, one of our directors, and Dennis R. Washington, who controls our largest shareholder. On January 30, 2014, as a result of the average closing price of our Class A common shares for the preceding 30 trading days exceeding $15.00 per share, our 200,000 outstanding Series A preferred shares automatically converted into a total of 23,177,175 of our Class A common shares.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Seaspan Corporation, the issuer of the Notes, and not to any of its subsidiaries.

The following description of the particular terms of the Notes offered hereby supplements the “Description of Securities” set forth in the accompanying prospectus.

General

The Notes will be issued under an indenture to be dated as of April    , 2014 (the “Base Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of April    , 2014, between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be a separate series of our “debt securities” (as that term is used in the accompanying prospectus).

The Notes will initially be limited to $          million in aggregate principal amount (or $         million if the underwriters exercise their option to purchase additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes. No such additional debt securities may be issued if an event of default has occurred and is continuing with respect to the Notes.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business, our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on April     , 2019 and will bear interest at an annual rate of     % per year.

Interest on the Notes will accrue from April     , 2014. We will make interest payments on the Notes quarterly on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2014, to holders of record at the close of business on the January 15, April 15, July 15 or October 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the Notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness.

The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.

The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. Assuming we had completed this offering on December 31, 2013, after giving effect to the issuance of our Notes and the application of the estimated net proceeds of the offering, we and our subsidiaries would have had an aggregate of approximately $         billion of debt outstanding. Of such amount, $3.7 billion was secured debt. See “Risk Factors—Risks of Investing in our Notes.” Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt and secured debt of our subsidiaries.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. Accordingly, the Notes will effectively rank junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to us). We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Risks of Investing in our Notes.”

Listing

We intend to apply to list the Notes on the New York Stock Exchange under the symbol “            .” We expect trading in the Notes to begin within 30 days after April    , 2014, the original issue date of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Optional Redemption

Except as described under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to maturity.

We or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes. the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1) any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4) any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5) any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6) any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7) any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8) any combination of items (1) through (7) above.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than two business days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obliged to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to the applicable redemption date and all Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1) a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. Before the Company publishes, mails or delivers notice of redemption of the Notes as described above, the Company will deliver to the Trustee and paying agent (a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Total Borrowings to equal or exceed 75% of Total Assets.

(b) Limitation on Minimum Net Worth. The Company shall ensure that Net Worth always exceeds four hundred and fifty million dollars (US$450,000,000).

(c) Reports. During the period that any Cross Default (as defined under “—Certain Definitions and Interpretations”) exists, at the request of any holder of the Notes, the Company shall provide, to the extent that it is not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such holder must agree not to disclose such report or information to any third party or to purchase or sell any of the Company’s securities on the basis of any material, nonpublic information included in such report or other information.

(d) Restricted Payments. The Company will not, nor will the Company permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may make Restricted Payments payable solely in equity interests issued by the Company and not in cash, (b) a subsidiary of the Company may make Restricted Payments in cash to the Company and (c) the Company may make any other Restricted Payments in cash in accordance with applicable law so long as after giving effect thereto no default has occurred and is continuing and no default will result therefrom.

Compliance with the foregoing covenants is measured on the last day of each of our fiscal quarters, commencing June 30, 2014. Within 60 days after the end of the first three fiscal quarters each fiscal year and within 120 days after the end of each fiscal year, the Company is required to deliver to the Trustee an officer’s certificate confirming compliance with each of the covenants described above. Each such certificate will be made available to the holders of the Notes upon request to the Trustee. The Company shall mail, within 10 Business Days of the discovery thereof, to all holders of the Notes and Trustee, notice of any default in compliance with the covenants described above.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with U.S. GAAP.

“Credit Facility” means, with respect to Seaspan Corporation or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Cross Default” means, a default by the Company under any Credit Facility if such default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”); or

(b) results in the acceleration of such indebtedness prior to its maturity;

and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25 million or more.

“Intangible Assets” means, in respect of Seaspan Corporation as of a given date, the intangible assets of Seaspan Corporation of the types, if any, presented in Seaspan Corporation’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

(b) Intangible Assets, less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Non-Recourse Liabilities” means, in respect of Seaspan Corporation or any subsidiary thereof as of a given date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings and of the types, if any, presented in Seaspan Corporation’s consolidated financial statements and disclosure.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of or other ownership interests in the Company or any subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Company or any subsidiary or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Company or any subsidiary.

“Total Assets” means, in respect of Seaspan Corporation on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) all of the assets of Seaspan Corporation of the types presented on its consolidated balance sheet; less

(b) Cash and Cash Equivalents; less

(c) Non-Recourse Liabilities; and less

(d) assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Seaspan Corporation is required to record on its books under U.S. GAAP even though Seaspan Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of Seaspan Corporation on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Seaspan Corporation to the extent that such guaranteed indebtedness is determined and given a value in respect of Seaspan Corporation on a consolidated basis in accordance with US GAAP; less

(i) Cash and Cash Equivalents; less

(j) Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a) indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(b) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Seaspan Corporation is required to record on its books under U.S. GAAP even though Seaspan Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with U.S. GAAP in effect as of December 31, 2013.

Change of Control Permits Holders to Require us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your Notes, or any portion of the principal amount thereof, that is equal to $25 or multiple of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; or

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of our board of directors.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

“Permitted Holders” means any of (a) Kyle Washington, Kevin Washington, Gerry Wang, Graham Porter, Dennis Washington or any of their estates, spouses, and/or descendants; (b) any trust for the benefit of the persons listed in (a) above; or (c) an affiliate of any of the persons listed in (a) or (b) above.

On or before the 20th day after the occurrence of a Change of Control, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control;

•	the date of the Change of Control;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price;

•	the Change of Control Purchase Date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the Change of Control purchase right, you must deliver, on or before the business day immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Change of Control Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your Notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the Change of Control Purchase Date. You will receive payment of the Change of Control Purchase Price on the later of the Change of Control Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Change of Control Purchase Price).

In connection with any purchase offer pursuant to a Change of Control purchase notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No Notes may be purchased at the option of holders upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

•	The purchase rights of the holders could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to purchase the Notes upon a Change of Control, and our existing and future debt may contain limitations on our ability to repurchase the Notes.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer, lease our properties and assets as an entirety or substantially as an entirety to any person, unless:

•	the successor person is a corporation organized and existing under the laws of the Marshall Islands, the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the Notes and the Indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the Indenture are met.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under this Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)	failure to provide notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes;”

(5)	failure to perform any of our other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)	any debt of ourself is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $25.0 million;

(7)	any judgment or decree for the payment of money in excess of $25.0 million is entered against us and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default, other than an event of default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. If an event of default described in clause (8) above occurs, the principal amount of the Notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an event of default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual and quarterly reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the Indenture, applicable law and the Trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture unless:

•	the holder has previously given the Trustee written notice of a continuing event of default;

•	the holders of not less than 25% in aggregate principal amount of the Notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any Note on or after the applicable due date in accordance with the Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any Note when due;

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 90 days after the Trustee receives written notice of a default, the Trustee shall transmit by mail to all holders, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders. In addition, we are required to deliver to the Trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

its Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes;

•	reduce the principal amount of or interest on the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Change of Control Permits Holders to Require us to Purchase Notes” in a manner adverse to holders of Notes;

•	change the ranking of the Notes;

•	change our obligation to pay Additional Amounts on any Note; or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

We and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

•	provide for the assumption by a successor corporation of our obligations under the Indenture;

•	secure the Notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us; or

•	make any change that does not adversely affect the rights of any holder.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness all of the outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

If we satisfy and discharge our obligations under the Indenture, the Company will be released from its obligations in the provisions described under “Change of Control Permits Holders to Require us to Purchase Notes.”

Defeasance

We may terminate at any time all our obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. We may also terminate at any time our obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” and the operation of certain events of default, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	we irrevocably deposit in trust with the Trustee cash or U.S. Government obligations or a combination thereof for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding us,

(3)	no default or event of default has occurred and is continuing on the date of such deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the Trustee an opinion of counsel stating that:

(a)	we have received from the IRS a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred,

(5)	in the case of the covenant defeasance option, we deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	we deliver to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

If we defease our obligations under the Indenture, the Company will be released from its obligations in the provisions described under “Change of Control Permits Holders to Require us to Purchase Notes.”

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase except for any portion of that note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent;

•	appoint additional paying agents; or

•	approve any change in the office through which any security registrar or any paying agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information to the extent required of us to be contained in Forms 20-F, 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Bank of New York Mellon will be the Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

The following table summarizes our credit facilities and lease obligations as of December 31, 2013.

	Amount Outstanding(1)	Amount Committed	Amount Available
	(in millions)	(in millions)	(in millions)
Credit Facilities
Revolving credit facilities(2)(3)(4)	$2,268.8	$2,463.3	$119.5
Term loan credit facilities(5)	972.8	1,739.5	426.7

Total Credit Facilities(4)	3,241.6	4,202.8	546.2

Lease Facilities
Leases for five 4500 TEU vessels (limited recourse to Seaspan Corporation)	383.3	383.3	—
COSCO Faith—13100 TEU vessel (non-recourse to Seaspan Corporation)	98.4	98.4	—
COSCO Pride—13100 TEU vessel (non-recourse to Seaspan Corporation)	129.9	129.9	—

Total Lease Facilities	611.6	611.6	—

Total Credit and Lease Facilities(6)	$3,853.2	$4,814.4	$546.2

(1)	Includes amounts owed by wholly-owned subsidiaries of Seaspan Corporation, which are non-recourse to Seaspan Corporation.
(2)	For one of our revolving credit facilities, we have removed one of the two vessels under this facility and are now only able to borrow up to the greater of $75.0 million and 65% of the vessel delivered costs. The amount available does not include this $75.0 million.
(3)	Includes a $14.7 million line of credit which was undrawn as at December 31, 2013.
(4)	Excludes the effect of an agreement entered into on December 23, 2013 to extend and refinance the Facility. Under the terms of the amended Facility, which became effective on January 31, 2014, the maturity date was extended from May 2015 to May 2019, and the outstanding amount of the Facility was reduced to approximately $433.8 million and now bears interest at market rates. In January 2014, we funded this reduction in principal by drawing $340.0 million under existing credit facilities, one of which is secured by certain vessels that were pledged as collateral under the Facility, and approximately $260.0 million of cash on hand.
(5)	For one of our term loan credit facilities, we will not be able to draw on the committed amount of $340.0 million until the related seven vessels are registered as collateral for the loan. The amount available does not include this $340.0 million. In January 2014, we drew the $340.0 million as described above.
(6)	At December 31, 2013, our operating borrowings were $3.5 billion (December 31, 2012—$3.0 billion). The remaining amount of our borrowings relate to the construction of newbuilding vessels.

Our Credit Facilities

We primarily use our credit facilities to finance the construction and acquisition of vessels. Our credit facilities are, or will be upon vessel delivery, secured by first-priority mortgages granted on 69 of our vessels, together with other related security, such as assignments of shipbuilding contracts and refund guarantees for the vessels, assignments of time charters and earnings for the vessels, assignments of insurances for the vessels and assignments of management agreements for the vessels.

As of December 31, 2013, our revolving credit facilities and term loans provided for borrowings of up to approximately $4.2 billion, of which approximately $3.2 billion was outstanding and $546.2 million was available to be drawn by us, subject to certain conditions. Interest payments on the revolving credit facilities are based on the London Interbank Offered Rate, or LIBOR, plus margins, which ranged between 0.5% and 0.9% as of December 31, 2013. We may prepay certain loans under our revolving credit facilities without penalty, other than breakage costs and opportunity costs in certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, such as the sale or loss of a vessel where we do not substitute another appropriate vessel. Amounts prepaid in accordance with these provisions may be reborrowed, subject to certain conditions.

Interest payments on our term loans, excluding six term loans totaling $149.0 million, are based on either LIBOR plus margins, which ranged between 0.4% and 4.8% as of December 31, 2013 or, for a portion of one of our term loans, the commercial interest reference rate of the Export-Import Bank of Korea, or KEXIM, plus a margin, which was 0.7% as of December 31, 2013. We may prepay all term loans without penalty, other than breakage costs in certain circumstances and in one case a prepayment fee under certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, such as the sale or loss of a vessel where we do not substitute another appropriate vessel. Amounts prepaid in accordance with these provisions may not be reborrowed.

Our Lease Facilities

We use our lease facilities to finance the construction and acquisition of vessels. Our lease facilities are provided by bank financial leasing owners who own our eight leased vessels, including one operating lease. These banks are also granted other related security, such as assignments of time charters and earnings for the vessels, assignments of insurances for the vessels and assignments of management agreements for the vessels. We do not include our operating lease as part of our lease facilities.

As at December 31, 2013, we had lease obligations of approximately $0.6 billion. Under our lease agreements, subject to payment of a termination fee in certain circumstances, we may voluntarily terminate a lease agreement. We are also required to prepay rental amounts, broken funding costs and other costs to the lessor in certain circumstances.

One of our subsidiaries is a party, as lessee, to lease agreements for a lease facility used to finance the acquisition of five 4500 TEU vessels. The lessor has retained title to the vessels and remains our subsidiary’s counterparty but has transferred its entire leasing business to its parent company. All of those vessels have been delivered and have commenced operations under 12-year fixed-rate time charters with K-Line. Our subsidiary is a party to each of the time charters with K-Line and we have guaranteed the performance of its obligations to K-Line. Our subsidiary’s obligations under this facility are secured by a general assignment of earnings (including under the time charters for the vessels), insurances and requisition hire for each vessel, and a corporate guarantee issued by us that is limited to a fixed amount of the obligations. In connection with this guarantee, we have placed $60.0 million of restricted cash in a deposit account over which the lessor has a first priority interest.

For additional information about our credit and lease facilities, including, among other things, a description of certain related covenants, please read “Item 5. Operating and Financial Review and Prospects—C. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the year ended December 31, 2013.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain material terms of our Articles of Incorporation. For additional information, we refer you to our Articles of Incorporation, which are incorporated by reference into this prospectus.

Under our Articles of Incorporation, our authorized shares consist of 200,000,000 Class A common shares, par value $0.01 per share, 25,000,000 Class B common shares, par value $0.01 per share, 100 Class C common shares, par value $0.01 per share, and 150,000,000 shares of preferred shares, par value $0.01 per share. As of March 20, 2014, no Series A preferred shares, no Series B preferred shares, 13,665,531 Series C preferred shares, 5,105,000 Series D preferred shares, 5,400,000 Series E preferred shares, no Series R preferred shares, 93,433,717 Class A common shares, no Class B common shares and no Class C common shares were issued and outstanding.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including, among other things:

•	the designation of the series;

•	the number of shares in the series;

•	the dividend terms and conditions of the series;

•	any redemption rights of, or sinking fund for, the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into any other security of our company or any other corporation, and, if so, the terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Series A Preferred Shares

On January 30, 2014, our outstanding Series A preferred shares automatically converted into 23,177,175 of our Class A common shares. For a description of our Series A preferred shares, please read “Item 7.B—Related Party Transactions—Series A Preferred Share Offering” of our Annual Report on Form 20-F for the year ended December 31, 2013.

Series B Preferred Shares

In May 2010, we issued 260,000 Cumulative Series B preferred shares to Jaccar Holdings Limited, an investor related to shipbuilder Zhejiang Shipbuilding Co. Ltd, for $26.0 million. In November 2011, we repurchased all of our outstanding Series B preferred shares.

Series C Preferred Shares

In January 2011, we issued 10,000,000 of our 9.50% Series C Cumulative Redeemable Perpetual Preferred Shares. In May 2011, we issued an additional 4,000,000 Series C preferred shares. In September 2013, we repurchased 320,000 of our Series C preferred shares at $26.50 per share for a total of approximately $8.5 million and our board of directors also authorized a repurchase plan of up to an additional $25 million of our Series C preferred shares through July 2014. Under this plan, 14,469 Series C preferred shares have been repurchased as of March 20, 2014.

The initial liquidation preference of the Series C preferred shares is $25 per share, subject to adjustment. The shares are redeemable by us at any time on or after January 30, 2016. The shares carry an annual dividend rate of 9.5% per $25 of liquidation preference per share, subject to increase if (a) we fail to comply with certain covenants, (b) we experience certain defaults under any of our credit facilities, (c) four quarterly dividends payable on the Series C preferred shares are in arrears or (d) the Series C preferred shares are not redeemed in whole by January 30, 2017. The Series C preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D and Series E preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D and Series E preferred shares. Upon any liquidation or dissolution of us, holders of the Series C preferred shares will generally be entitled to receive the cash value of the liquidation preference of the Series C preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series C preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series D Preferred Shares

In December 2012, we issued 3,105,000 of our 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares. In November 2013, we issued an additional 2,000,000 Series D preferred shares. The liquidation preference of the Series D preferred shares is $25 per share. The shares are redeemable by us at any time on or after January 30, 2018. The shares carry an annual dividend rate of 7.95% per $25 of liquidation preference per share. The Series D preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series C and Series E preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series C and Series E preferred shares. Upon any liquidation or dissolution of us, holders of the Series D preferred shares will generally be entitled to receive the cash value of the liquidation preference of the Series D preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series D preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series E Preferred Shares

In February 2014, we issued 5,400,000 of our 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares. The liquidation preference of the Series E preferred shares is $25 per share. The shares are redeemable by us at any time on or after February 13, 2019. The shares carry an annual dividend rate of 8.25% per $25 of liquidation preference per share. The Series E preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series C and Series D preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series E preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series C and Series D preferred shares. Upon any liquidation or dissolution of us, holders of the Series E preferred shares will generally be entitled to receive the cash value of the liquidation preference of the Series E preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series E preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series R Preferred Shares

Pursuant to our shareholders rights agreement and as an anti-takeover measure, we have issued preferred share purchase rights that are presently attached to, and transferable only with, our Class A common shares. Prior to the occurrence of specified events, the preferred share purchase rights will not be exercisable or evidenced separately from our Class A common shares. Upon exercise, if any, of these rights, the holders of such rights who are entitled to exercise them would receive 1/1000th of a share of our Series R Participating Preferred Stock for each right exercised. We have authorized 1,000,000 Series R preferred shares with a par value of $0.01 per share. Each Series R preferred share entitles the holder to 1,000 votes on all matters submitted to a vote of our shareholders. The Series R preferred shares rank junior to all other series of our preferred shares.

Common Stock

Our Class A common shares are our only outstanding class of common shares.

Dividends

Under our Articles of Incorporation, our Class A common shareholders may receive quarterly dividends. Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend.

In February 2011, our board of directors adopted a progressive dividend policy aimed at increasing our dividends in a manner that preserves our long-term financial strength and our ability to expand our fleet. This policy is intended to increase dividends paid to holders of our Class A common shares, while continuing to permit us to pursue our growth strategy. It is our goal to increase our dividend through accretive acquisitions of additional vessels; however, there can be no assurance that we will be successful in meeting our goal.

Voting

The Class A common shares each have one vote. A majority of the Class A common shares constitutes a quorum at meetings of the shareholders.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our Articles of Incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Accordingly, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to certain shareholders’ rights.

SHAREHOLDER MEETINGS
MARSHALL ISLANDS	DELAWARE
• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside the Marshall Islands	• May be held within or outside Delaware

• Notice:	• Notice:

•     Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•     Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

SHAREHOLDERS’ VOTING RIGHTS
MARSHALL ISLANDS	DELAWARE
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting

• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•     Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

•     For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

DIRECTORS
MARSHALL ISLANDS	DELAWARE
• Board must consist of at least one member	• Board must consist of at least one member

• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board

•     Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

• Removal:	• Removal:

•     Any or all of the directors may be removed for cause by vote of the shareholders

•     If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders

•     Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

DISSENTERS’ RIGHTS OF APPRAISAL
MARSHALL ISLANDS	DELAWARE
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their share	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions

•     A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•     The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

• Alters or abolishes any preferential right of any outstanding shares having preference;

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares;

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

SHAREHOLDERS’ DERIVATIVE ACTIONS
MARSHALL ISLANDS	DELAWARE

•     An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•     In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

• Attorney’s fees may be awarded if the action is successful

•     Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their issue price as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the IRS regarding any matter affecting us, holders of our Notes, or our shareholders.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

Circular 230 Disclosure

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE CODE, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE NOTES AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest on our Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in our Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for our Notes. Your adjusted tax basis in our Notes generally will equal the amount you paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Tax on Unearned Income

Certain U.S. Holders who are individuals, estates or trusts, or U.S. Individual Holders, are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of our Notes. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on our Notes

In general, a non-U.S. Holder is not be subject to U.S. federal income tax or withholding tax on interest (including Additional Amounts, if any) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder.

Disposition of Notes

The U.S. federal income taxation of any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition by a non-U.S. Holder of our Notes generally will be the same as described above regarding interest on our Notes. However, if you are an individual present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met, you may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by U.S. source capital losses.

U.S. Estate Tax Considerations

For purposes of U.S. federal estate tax, our Notes will be treated as situated outside the United States and will not be includible in the gross estate of a non-U.S. Holder at the time of death.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Canadian Federal Income Tax Considerations

The following is a discussion of the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of our Notes acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada- United States Tax Convention 1980 (the Canada-U.S. Treaty), resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). Holders that are United States limited liability companies should consult their own tax advisors.

Subject to the assumptions below, under the Canada Tax Act no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our Notes. This opinion is based upon the assumptions that we are not a resident of Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which our Notes pertain and, in addition, do not use or hold and are not deemed or considered to use or hold our Notes in the course of carrying on a business in Canada. Based on the Canada Tax Act as currently enacted, we will not be resident in Canada in a particular taxation year if our principal business in that year is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for that year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of that year (the International Shipping Residence Exception).

Draft legislation was introduced by the Canadian Minister of Finance on July 12, 2013 (the Draft Proposals) that would, if such Draft Proposals become law in the form currently proposed, amend the Canada Tax Act to, generally, (a) limit the foregoing International Shipping Residence Exception to corporations whose principle business is, and who generate substantially all of their gross revenue from, “international shipping” and (b) define “international shipping” as excluding leasing a ship by a lessor to a lessee that has complete possession, control and command of the ship, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee. The Draft Proposals are proposed to apply to taxation years of corporations which begin after July 12, 2013.

Based on our operations, we do not believe that the Draft Proposals would, if enacted into law in the form currently proposed, result in us becoming resident in Canada for purposes of the Canada Tax Act.

Please read “Business—Taxation of the Company—Canadian Taxation” for a further discussion, separate from this opinion, of the tax consequences of us becoming a resident of Canada.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Notes, other than underwriting discounts and commissions, as follows:

Printing Expenses	$50,000
Legal Fees and Expenses	100,000
Accountants’ Fees and Expenses	50,000
Trustee Fees and Expenses	6,500
Miscellaneous Costs	18,500

Total	$225,000

UNDERWRITING

Sterne, Agee & Leach, Inc. is acting as sole book-running manager and structuring agent of this offering and as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount
Sterne, Agee & Leach, Inc.	$
BB&T Capital Markets, a division of BB&T Securities, LLC
DNB Markets, Inc.
Incapital LLC
Janney Montgomery Scott LLC
Ladenburg Thalmann & Co. Inc.
Wunderlich Securities Inc.
Maxim Group LLC
National Securities Corporation
Santander Investment Securities Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the underwriters’ option to purchase additional notes described below) if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to retail investors may be sold at a discount from the initial public offering price not to exceed $         per note ($         per note in the case of institutional investors). If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Subject to certain exceptions, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $         million additional principal amount of notes at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

We have agreed to pay Sterne, Agee & Leach, Inc. a structuring fee of $         in connection with the offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Paid by Us
	No Exercise	Full Exercise
Per note	$(1)	$(1)
Total	$	$

(1)	For sales to retail investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. For sales to institutional investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note.

We estimate that our total expenses for this offering will be approximately $225,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional notes, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater principal amount of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the principal amount of notes represented by the underwriters’ option to purchase additional notes.

•	“Naked” short sales are sales of notes in an amount in excess of the principal amount of notes represented by the underwriters’ option to purchase additional notes.

•	Covering transactions involve purchases of notes either pursuant to the underwriters’ option to purchase additional notes or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase notes in the open market or must exercise the option to purchase additional notes. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the underwriters’ option to purchase additional notes.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the Notes and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, and by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia. Farris, Vaughan, Wills & Murphy LLP and Perkins Coie LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The section in this prospectus supplement entitled “The International Containership Industry” has been included in reliance upon CRSL’s authority as an expert on such matters. CRSL has confirmed to us that such section accurately describes the international containership market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus supplement, as indicated in the consent of CRSL filed as an exhibit to our Report on Form 6-K filed on the date of this prospectus supplement and incorporated by reference into the registration statement of which this prospectus supplement is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file and furnish annual and other reports with the SEC. You may read and copy any document that we file or furnish with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies of documents at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus supplement the documents listed below:

•	Report on Form 6-K, dated March 13, 2014; and

•	Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 11, 2014.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the base prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

Attention: Chief Financial Officer

Information Provided by the Company

We will furnish, on request, to holders of our Notes Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Marshall Islands or Hong Kong may not (a) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (b) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual Survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Bareboat Charter. A charter of a vessel under which the shipowner is usually paid a fixed amount for a certain period of time during which the charterer is responsible for the vessel operating expenses, including crewing, and voyage expenses of the vessel and for the management of the vessel. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel and diesel oil used to power a vessel’s engines.

Charter. The hire of a vessel for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.

Charterer. The party that charters a vessel.

Classification Society. An independent organization that certifies that a vessel has been built and maintained according to the organization’s rules for that type of vessel and complies with the applicable rules and regulations of the flag state and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being “in-class.”

Dry-Docking. The removal of a vessel from the water for inspection and, if needed, repair of those parts of a vessel that are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Dry-dockings for containerships are generally required once every five years, one of which must be a “special survey.”

Flag State. The country of a vessel’s registry.

Hire Rate. The payment to the shipowner from the charterer for the use of the vessel.

Hull. Shell or body of a vessel.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate Survey. The inspection of a vessel by a classification society surveyor that takes place 24 to 36 months after each “special survey.”

Newbuilding. A new vessel under construction or just completed.

Off-Charter. The period in which a vessel is not in service under a time charter and, accordingly, we do not receive hire.

Off-Hire. The period in which a vessel is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, dry- docking and surveys, whether or not scheduled.

Protection and Indemnity (or P&I) Insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping. The sale of a vessel as scrap metal.

Special Survey. The inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by a classification society.

Spot Market. The market for immediate chartering of a vessel, usually for single voyages.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.

Time Charter. A charter under which the shipowner hires out a vessel for a specified period of time. The shipowner is responsible for providing the crew and paying vessel operating expenses, while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid the hire rate, which accrues on a daily basis.

Vessel Operating Expenses. The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair and maintenance costs.

PROSPECTUS

Common Shares

Preferred Shares

Convertible Preferred Shares

Debt Securities

Convertible Debt Securities

Seaspan Corporation

We may, from time to time, offer to sell common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities. We refer to our common shares, preferred shares, convertible preferred shares, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “SSW.” On August 16, 2013, the last reported sale price of our Class A common shares on the New York Stock Exchange was $21.44 per share. Our Series C preferred shares are listed on the New York Stock Exchange under the symbol “SSW PR C.” On August 16, 2013, the last reported sale price of our Series C preferred shares on the New York Stock Exchange was $26.19 per share. Our Series D preferred shares are listed on the New York Stock Exchange under the symbol “SSW PR D.” On August 16, 2013, the last reported sale price of our Series D preferred shares on the New York Stock Exchange was $25.05 per share.

Investing in our securities involves a high degree of risk. Please read the sections entitled “Forward-Looking Information” and “Risk Factors” contained on pages 3 and 4 of this prospectus and in the applicable prospectus supplement, as well as documents which are incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2013.

You should rely only on the information contained in this prospectus, any prospectus supplement or incorporated by reference herein or therein. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we and certain securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or selling securityholders sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering and of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. No limit exists on the aggregate amount of the securities we or selling securityholders may sell pursuant to the registration statement of which this prospectus is a part. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

1

ABOUT SEASPAN CORPORATION

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. As of August 15, 2013, we operated a fleet of 71 containerships (including eight vessels under long-term leases) and we have entered into contracts for the purchase of an additional 13 newbuilding containerships, which have scheduled delivery dates through 2015. Each of our 13 newbuilding containerships will commence operation under long-term, fixed-rate charters upon delivery. Five of these 13 newbuilding containerships remain subject to allocation in relation to the right of first refusal agreement with Greater China Intermodal Investments LLC, an investment vehicle established by an affiliate of The Carlyle Group. The average age of the 71 vessels in our operating fleet was approximately seven years as of August 15, 2013.

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein when making a decision whether to investment in our securities.

2

FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. They often include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “projects,” “forecasts,” “potential,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “seek,” “should” or “will,” or the negative of those terms, or comparable terminology. These forward-looking statements are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual reports on Form 20-F and any reports on Form 6-K incorporated herein by reference.

Any or all of our forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 20-F and any reports on Form 6-K that we incorporate herein by reference, as well as in any prospectus supplement relating to this prospectus and other public filings with the Commission.

3

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our annual report on Form 20-F for the year ended December 31, 2012, filed on March 19, 2013, and subsequent filings, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

4

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual and other reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the U.S. Securities Act of 1933, as amended, or the Securities Act. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form F-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

5

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act on or after the date of this prospectus (other than information “furnished” to the Commission, unless otherwise stated) until the termination of the registration statement of which this prospectus is a part:

•	Current Reports on Form 6-K, dated March 19, 2013, May 3, 2013 and August 1, 2013;

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 19, 2013; and

•	The descriptions of our Class A common shares, our Series C preferred shares, our Series D preferred shares and our Series R preferred shares as set forth in our registration statements on Form 8-A filed on August 2, 2005, January 28, 2011, December 13, 2012 and April 19, 2011, respectively, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

You may obtain a copy of the above mentioned filings or any subsequent filing we incorporated by reference into this prospectus or any prospectus supplement through the Commission or the Commission’s website as described above. You may also obtain copies of these documents free of charge by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre 141

Connaught Road West

Hong Kong China

(852) 2540-1686

6

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by this prospectus. Unless we specify otherwise in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

7

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES

AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preference dividends for the periods presented:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011		2010		2009	2008
Ratio of earnings to fixed charges(1)	5.6	2.4	—	(2)	—	(2)	2.6	—	(2)
Ratio of earnings to fixed charges and preference dividends(1)	3.8	1.7	—	(2)	—	(2)	2.6	—	(2)
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—	—	94,380		120,707		—	261,229
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	—	—	117,558		121,484		—	261,229

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preference dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preference dividends are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to our credit and lease facilities and preferred shares and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges or to fixed charges and preference dividends for this period was less than 1.0X.

8

DESCRIPTION OF SECURITIES

We may offer common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities. We will set forth in an accompanying prospectus supplement a description of the common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, including the public offering price and any net proceeds to us, will be contained in the accompanying prospectus supplement and other offering material relating to such offering.

9

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the Commission under the Exchange Act that are incorporated by reference.

10

PLAN OF DISTRIBUTION

We or any selling securityholder may sell our common shares, preferred shares, convertible preferred shares, debt securities and convertible debt securities from time to time on a continuous or delayed basis (a) to or through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or other persons or entities, (d) through a combination of these methods or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in a prospectus supplement or other appropriate filing.

11

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares in this offering, other than underwriting discounts and commissions, as follows:

Commission Registration Fee		$ *
Printing Expenses		**
Legal Fees and Expenses		**
Accountants’ Fees and Expenses		**
NYSE Listing Fee		**
FINRA Filing Fee		**
Blue Sky Fees and Expenses		**
Transfer Agent’s Fees and Expenses		**
Miscellaneous Costs		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act, we are deferring payment of the registration fee for the securities offered.
**	To be provided by a prospectus supplement or as an exhibit to a filing with the Commission pursuant to the Exchange Act that is incorporated by reference into this prospectus.

12

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson, P.C. Unless otherwise stated in any applicable prospectus supplement, the legality of the debt securities and certain other legal matters will be passed upon for us by Perkins Coie LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2012 and 2011 and for each of the three years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financing reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our principal executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Marshall Islands or Hong Kong may not (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

13

$

Seaspan Corporation

    % Notes due 2019

PROSPECTUS SUPPLEMENT

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Sterne Agee

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March    , 2014